As filed with the U.S. Securities and Exchange Commission on April 30, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Yoshiharu Global Co.

(Exact name of registrant as specified in its charter)

Delaware	5812	87-3941448
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

596 Apollo St.

Brea, CA 90821

(714) 694-2403

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Chae

Chief Executive Officer

596 Apollo St.

Brea, CA 90821

(714) 694-2403

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Alexandria Kane, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

(212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED APRIL 30, 2025

YOSHIHARU GLOBAL CO.

3,005,600 Shares of Common Stock

We are registering for resale by certain selling securityholders named herein (the “Selling Securityholders”) up to:

(i) 780,000 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”) issued pursuant to subscription agreements, dated March 24, 2025 with (i) BS1 Fund (ii) James Chae and (iii) Golden Bridge pursuant to which such Selling Securityholders agreed to cancel indebtedness in an aggregate amount of $2,500,000 in exchange for the issuance of an aggregate of 780,000 warrants;

(ii) 480,000 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of the Class A Common Stock at an exercise price per share of $2.50 pursuant to the subscription agreements dated March 17, 2025 with (i) Global AI Focus 1 Fund, (ii) Haru 1st Fund, (iii) Econovation Fund (iv) and Sky Line Fund;

(iii) 285,600 shares of Class A Common Stock issued at price per share of $2.50 pursuant to the private placement subscription agreements dated March 12, 2025 with (i) Green Light Fund, (ii) Blue Ocean Fund, and (iii) Good Mood Studio.

(iv) 660,000 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of the Class A Common Stock at an exercise price per share of $2.50 pursuant to the subscription agreements dated March 25, 2025 with (i) Evergreen Fund, (ii) Good Mood Studio, (iii) Harang Co., (iv) Horizon Fund, (v) Long Beach Fund and (vi) Vertex Fund.

(v) 320,000 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of the Class A Common Stock at an exercise price per share of $2.50 pursuant to the subscription agreements dated April 2, 2025 with (i) Atlas Fund and (ii) Keystone Fund.

(vi) 80,000 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of the Class A Common Stock at an exercise price per share of $2.50 pursuant to the subscription agreements dated April 2, 2025 with (ii) Harang Co.

(vii) 400,000 shares of Class A Common Stock issuable pursuant to subscription agreements, dated April 9, 2025 with (i) Daeboreum Co. Ltd. and (ii) CSTCompany German GmbH Fund pursuant to which such Selling Securityholders agreed to cancel indebtedness in an aggregate amount of $1,000,000 in exchange for the issuance of an aggregate of 400,000 warrants;

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of their Common Stock. On [___], 2025, the last reported sales price of our Common Stock was $[___]. The exercise price per share of the Convertible Securities is $2.50. Cash proceeds associated with the exercises of the Convertible Securities are dependent on our stock price and given the recent price volatility of our Common Stock and relative lack of liquidity in our stock, we may not receive any cash proceeds in relation to such outstanding warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock. See “Plan of Distribution.”

Our Class A Common Stock is listed on The Nasdaq Capital Market under the symbol “YOSH”. On [___], 2025, the last reported sales price of our sales price of our Class A Common Stock was $[___].

The shares of Class A Common Stock being registered for resale in this prospectus will constitute a considerable percentage of our “public float” (defined as the number of our outstanding shares of Common Stock held by non-affiliates). In addition, a portion of the shares of Common Stock being registered for resale hereunder were purchased by the Selling Securityholders at prices below the current market price of our Common Stock.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2025.

No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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FREQUENTLY USED TERMS

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “our,” “us or similar terms refer to Yoshiharu Global Co., a Delaware corporation. In addition, in this prospectus:

●	“Board” refers to the board of directors of the Company.

●	“Code” refers to the Internal Revenue Code of 1986, as amended.

●	“Common Stock” refers to our common stock, par value $0.0001.

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

●	“Securities Act” refers to the Securities Act of 1933, as amended.

●	“US Dollars,” “$” and “USD$” refer to the legal currency of the United States.

●	“U.S. GAAP” refers to accounting principles generally accepted in the United States.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding the Company or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of the Company, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by the Company and the following:

●	changes in the competitive industries and markets in which the Company operates or plans to operate;

●	changes in applicable laws or regulations affecting the Company’s business;

●	the Company’s ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities;

●	risks related to the Company’s potential inability to achieve or maintain profitability and generate significant revenue;

●	current and future conditions in the global economy, including as a result of economic uncertainty, and its impact on the Company, its business and the markets in which it operates;

●	the Company’s potential inability to manage growth effectively;

●	the Company’s ability to recruit, train and retain qualified personnel;

●	estimates for the prospects and financial performance of the Company’s business may prove to be incorrect or materially different from actual results;

●	risks related to the Company’s marketing and growth strategies;

●	the effects of competition on the Company’s business;

●	expectations with respect to future operating and financial performance and growth, including when the Company will generate positive cash flow from operations; and

●	the Company’s ability to raise funding on reasonable terms as necessary to develop its products in the timeframe contemplated by its business plan.

In addition, there may be events that the Company’s management is not able to predict accurately or over which the Company has no control. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company proves incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “our,” “us” and other similar terms refer to Yoshiharu Global Co.

The Company

We are a fast-growing Japanese restaurant operator and were borne out of the idea of introducing the modernized Japanese dining experience to customers all over the world. Specializing in Japanese ramen, we gained recognition as a leading ramen restaurant in Southern California within six months of our 2016 debut and have continued to expand our top-notch restaurant service across Southern California, currently operating ten restaurants with an additional two new restaurant stores under construction/development. Further, we acquired three existing restaurants in Las Vegas in early second quarter 2024.

We take pride in our warm, hearty, smooth, and rich bone broth, which is slowly boiled for over twelve hours. Customers can taste and experience supreme quality and deep flavors. Combining the broth with the fresh, savory, and highest-quality ingredients, we serve the perfect, ideal ramen, as well as offer customers a wide variety of sushi rolls, bento menu and other favorite Japanese cuisine. Our acclaimed signature Tonkotsu Black Ramen has become a customer favorite with its slow cooked pork bone broth and freshly made, tender chashu (braised pork belly).

Our mission is to bring our Japanese ramen and cuisine to the mainstream, by providing a meal that customers find comforting. Since the inception of the business, we have been making our own ramen broth and other key ingredients such as pork chashu and flavored eggs from scratch, whereby upholding the quality and taste of our foods, including the signature texture and deep, rich flavor of our handcrafted broth. Moreover, we believe that slowly cooking the bone broth makes it high in collagen and rich in nutrients. We also strive to present food that is not only healthy, but also affordable. We feed, entertain and delight our customers, with our active kitchens and bustling dining rooms providing happy hours, student and senior discounts, and special holiday events. As a result of our vision, customers can comfortably enjoy our food in a friendly and welcoming atmosphere.

In September 2022, we consummated our initial public offering (the “IPO”) of 2,940,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”) at a public offering price of $4.00 per share, generating gross proceeds of $11,760,000. Net proceeds from the IPO were approximately $10.3 million after deducting underwriting discounts and commissions and other offering expenses of approximately $1.5 million.

We granted the underwriters a 45-day option to purchase up to 441,000 additional shares (equal to 15% of the shares of Class A Common Stock sold in the IPO) to cover over-allotments, if any, which the underwriters did not exercise. In addition, we issued to the representative of the underwriters warrants to purchase a number of shares of Class A Common Stock equal to 5.0% of the aggregate number of shares of Class A Common Stock sold in the IPO (including shares of Class A Common Stock sold upon exercise of the over-allotment option). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months from the date of commencement of the sales of the shares of Class A Common Stock in connection with the IPO, at an initial exercise price per share of $5.00 (equal to 125% of the initial public offering price per share of Class A Common Stock). No representative’s warrants have been exercised.

On September 9, 2022, our Class A Common Stock began trading on the Nasdaq Capital Market under the symbol “YOSH.”

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On November 22, 2023, we filed a Certificate of Amendment (the “Certificate of Amendment”) to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Class A Common Stock and Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A common Stock, “Common Stock”), in the ratio of 1-for-10 (the “Reverse Stock Split”) effective at 11:59 p.m. eastern on November 27, 2023. The Class A Common Stock began trading on a split-adjusted basis at the market open on Tuesday, November 28, 2023.

No fractional shares were issued as a result of the Reverse Stock Split. Instead, any fractional shares that would have resulted from the Reverse Stock Split were rounded up to the next whole number. As a result, a total of 34,846 shares of Class A Common Stock were issued and total of 1,230,246 shares of Class A Common Stock were outstanding as of December 31, 2023. The Reverse Stock Split affects all stockholders uniformly and did not alter any stockholder’s percentage interest in our outstanding Common Stock, except for adjustments that may result from the treatment of fractional shares. The number of authorized shares of Common Stock and number of authorized, issued, and outstanding shares of the preferred stock were not changed.

Private Placements

On March 12, 2025, we entered into a private placement securities subscription agreements with Good Mood Studio, Inc., Blue Ocean Fund, and Green Light pursuant to which we sold $7140,000 worth of the Company’s shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at a price per share of $2.50 per share, or 285,600 shares of Class A Common Stock.

On March 17, 2025, Yoshiharu Global Co., a Delaware corporation (the “Company”) entered into securities subscription agreements (the “March 17 Subscription Agreements”) with Global AI Focus 1 Fund, Haru 1st Fund, Econovation Fund and Sky Line Fund, pursuant to which the investors purchased an aggregate of 480,000 warrants for a purchase price of $1,200,000.

On March 24, 2025, the Company entered into subscription agreements (i) with BS1 Fund, (ii) James Chae, and (iii) Golden Bridge (each, the “BS1 Subscription Agreement” and together with the March 17 Subscription Agreements, the “Additional Subscription Agreements”) pursuant to which BS1 Fund, James Chae and Golden Bridge agreed to cancel indebtedness in an aggregate amount of $2,500,000 in exchange for the issuance of an aggregate of 1,000,000 warrants.

Pursuant to the Additional Subscription Agreements, the Company will issue up to an aggregate of 780,000 Shares of the Company’s Class A Common Stock to BS1 Fund, James Chae and Golden Bridge, pursuant to the terms of the respective Additional Subscription Agreements, whereby BS1 Fund, James Chae and Golden Bridge agreed to cancel indebtedness in an aggregate amount of $2,500,000 in exchange for the issuance of an aggregate of 1,000,00 warrants. Among the 1,000,000 warrants, 220,000 warrants are to issue 220,000 Shares of the Company’s Class B common stock, par value $0.0001 par value per share (“Class B Common Stock”) to BS1 Fund, which will result in a change of control under Nasdaq Listing Rule 5635(b).

On March 25, 2025, the Company entered into subscription agreements with certain investors pursuant to which the investors agreed to pay $1,650,000 in aggregate to purchase an aggregate of 660,000 warrants (“March 25 Subscription Agreements”).

On April 2, 2025, the Company entered into subscription agreements with certain investors pursuant to which the investors agreed to pay $1,000,000 in aggregate to purchase an aggregate of 400,000 warrants (“April 2 Subscription Agreements”).

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 On April 9, the Company entered into subscription agreements with certain investors pursuant to which the investors agreed to cancel indebtedness in an aggregate amount of $1,000,000 in exchange for the issuance of an aggregate of 400,000 warrants (“April 9 Subscription Agreements” and together with the Additional Subscription Agreements, March 25 Subscription Agreements and April 2 Subscription Agreements, the “Subscription Agreements”).

The Subscription Agreements contain customary representations, warranties, and indemnification provisions and were entered into in reliance on self-certification as an accredited investor pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Each warrant is exercisable for one share of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at an exercise price of $0.01 (the “Shares”) pursuant to the terms of (i) warrant agreements dated as of March 17, 2025, (ii) warrant agreements dated as of March 24, 2025, (iii) warrant agreements dated as of March 25, (iv) warrant agreements dated as of April 2, 2025, and (v) warrant agreements dated as of April 9, 2025 (the “Warrant Agreements”).

Notwithstanding the foregoing, the Subscription Agreement with BS1 Fund provides for warrants for both Class A Common Stock and Class B Common Stock to be issued. Pursuant to the terms of the Warrant Agreement, in the event that the Company has not obtained stockholder approval, the Company may not issue upon exercise of the Warrants a number of shares of Common Stock, which, when aggregated with any shares of Common Stock issued pursuant to the subscription agreements executed contemporaneously between the Company and other investors or holders of Warrants (whether for Common Stock or Warrants) would equal twenty (20%) percent or more of the Common Stock or twenty (20%) percent or more of the voting power of the Company outstanding before the issuance (the “Requisite Stockholder Approval”).

Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our securities. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment.

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THE OFFERING

Issuer	Yoshiharu Global Co.

Shares of Common Stock offered by the Selling Securityholders	We are registering for resale by the Selling Securityholders up to 2,720,000 shares of Common Stock issuable upon the exercise of Convertible Securities held by certain of the Selling Securityholders, and 285,600 share of Common Stock issued with private placement on March 12, 2025.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Common Stock registered under this prospectus for resale. See “Plan of Distribution.”

Shares outstanding prior to this offering	1,762,245

Shares outstanding after this offering	4,482,245 (assuming the conversion of the Convertible Securities into 2,720,000 of Common Stock).

Use of proceeds	We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Securityholders except with respect to amounts received by us due to the cash exercise of the Convertible Securities. On [___], 2025, the last reported sales price of our Common Stock was $[___]. Cash proceeds associated with the exercises of the Convertible Securities are dependent on our stock price and given the recent price volatility of our Common Stock and relative lack of liquidity in our stock, we may not receive any cash proceeds in relation to such outstanding warrants. We expect to use the proceeds received from the exercise of such warrants, if any, for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	You should carefully read the “Risk Factors” beginning on page 7 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Warrants.

Nasdaq ticker symbols	Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “YOSH”.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. The following discussion should be read in conjunction with Airship AI’s financial statements and notes thereto included herein. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to This Offering

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase shares of Class A Common Stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholders in this offering as a result of sales made by us in future transactions to the Selling Stockholders at prices lower than the prices they paid.

The issuance of Class A Common Stock to the Selling Stockholders may cause substantial dilution to our existing shareholders and the sale of such shares acquired by the Selling Stockholders could cause the price of our Class A Common Stock to decline.

We are registering for resale by the Selling Stockholders up to 3,005,600 shares of Class A Common Stock. Depending on a variety of factors, including market liquidity of our Class A Common Stock, the issuance of shares to the Selling Stockholders may cause the trading price of our Class A Common Stock to decline.

The sale of a substantial number of shares of our Class A Common Stock by the Selling Stockholders in this offering, or anticipation of such sales, could cause the trading price of our Class A Common Stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

Future sales and issuances of our Class A Common Stock or other securities might result in significant dilution and could cause the price of our Class A Common Stock to decline.

To raise capital, we may sell Class A Common Stock, convertible securities or other equity securities in one or more transactions, at prices and in a manner we determine from time to time. We may sell shares or other securities in another offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A Common Stock, or securities convertible or exchangeable into Class A Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We cannot predict what effect, if any, sales of shares of our Class A Common Stock in the public market or the availability of shares for sale will have on the market price of our Class A Common Stock. However, future sales of substantial amounts of our Class A Common Stock in the public market, including shares issued upon exercise of outstanding options, warrants and convertible preferred shares, or the perception that such sales may occur, could adversely affect the market price of our Class A Common Stock.

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Our management will have broad discretion over the use of the net proceeds from our sale of shares of Class A Common Stock to the Selling Stockholder, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion with respect to the use of proceeds from the sale of any shares of our Class A Common Stock to the Selling Stockholder, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” You will be relying on the judgment of our management regarding the application of the proceeds from the sale of any shares of our Class A Common Stock to the Selling Stockholder. The results and effectiveness of the use of proceeds are uncertain, and we could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our Class A Common Stock. Our failure to apply these funds effectively could harm our business, delay the development of our pipeline product candidates and cause the price of our Class A Common Stock to decline.

Risks Related to Our Business

We have incurred operating losses and may not be profitable in the future. Our plans to maintain and increase liquidity may not be successful.

We incurred a net loss of $2.7 million and $3.0 million for the years ended December 31, 2024 and 2023, respectively. We must raise capital through the sale of equity in order to continue to sustain our operations.

On January 5, 2024, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Alumni Capital LP, a Delaware limited partnership (“Alumni”) whereby we sold to Alumni 45,000 shares of Class A Common Stock in exchange for $118 thousand on November 20, 2024. This Purchase Agreement terminated on December 31, 2024.

On January 6, 2025, the Company issued and sold to Crom Structured Opportunities Fund I, LP, a Delaware limited partnership (“Crom”) a 10% OID promissory note in the aggregate principal amount of $1,100,000 (the “Note”) for a purchase price of $1,000,000. The Company repaid such Note on March 7, 2025 with the proceeds from a loan made to the Company on or about March 6, 2025. Also on January 6, 2025, we entered into an equity purchase agreement (the “Purchase Agreement”) with Crom (the “Investor”) pursuant to which the Company shall have the right, but not the obligation, to sell to the Investor up to $10,000,000 (the “ELOC Shares”) of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”). However, we have not yet been able to access capital under this agreement since we must first register shares issuable under the Purchase Agreement, which we may only do after the filing of this Annual Report on Form 10-K.

On March 12, 2025, we entered into private placements with three investors for the sale of Class A common stock at a price of $2.50 per share for gross proceeds of $714,000. However, we are obligated to register those shares and if we fail to do so in accordance with those agreements, we may be forced to repurchase those shares at the price we had sold them for. On March 17, 2025 we sold penny warrants at a price of $2.50 per share for gross proceeds of $1,200,000. We are obligated to register the shares underlying such warrants and if we fail to do so in accordance with those agreements, we may be forced to repurchase those warrants for the price we sold them for.

Furthermore, on August 21, 2024, we received a notification letter (the “Letter”) from the Nasdaq Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that its amount of stockholders’ equity has fallen below the $2,500,000 required minimum for continued listing set forth in Nasdaq Listing Rule 5550(b)(1). On February 18, 2025, we received another notification letter (the “2nd Letter”) from Nasdaq notifying the Company that it has scheduled the Company’s securities for delisting from The Nasdaq Capital Market. Pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 series, we appealed Nasdaq’s determination to a Hearings Panel (the “Panel”) and a hearing request has stayed the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision after a hearing scheduled for April 1, 2025. If we fail to remedy our stockholder deficiency prior to April 1, 2025, we will be required to convince Nasdaq that we have a viable plan to correct the deficiency. If Nasdaq rejects our plan, we may be delisted, which will make it more difficult for us to raise capital in order to sustain our operations.

Notwithstanding our current belief that our expected cash flow from operations, and the proceeds from the Purchase Agreement and from the private placements set forth above (including our belief that we will satisfy our registration requirements so that we are not forced to redeem the equity previously sold to such private placement investors) will be adequate to fund operating lease obligations, capital expenditures and working capital obligations for at least the next 12 months and thereafter, there are no assurances that we will be able to do so. If we fail to generate adequate capital, we may be forced to curb our operations or cease to continue our operations altogether.

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Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets.

One of the key means of achieving our growth strategies will be through opening and operating new restaurants on a profitable basis for the foreseeable future. We opened two new restaurants in 2023 and in 2024, respectively, we currently have two new locations under construction/development. We identify target markets where we can enter or expand, taking into account numerous factors such as the locations of our current restaurants, demographics, traffic patterns and information gathered from various sources. We may not be able to open our planned new restaurants within budget or on a timely basis, if at all, given the uncertainty of these factors, which could adversely affect our business, financial condition and results of operations. As we operate more restaurants, our rate of expansion relative to the size of our restaurant base will eventually decline.

The number and timing of new restaurants opened during any given period may be negatively impacted by a number of factors including, without limitation:

● identification and availability of locations with the appropriate size, traffic patterns, local retail and business attractions and infrastructure that will drive high levels of guest traffic and sales per unit;

● competition in existing and new markets, including competition for restaurant sites;

● the ability to negotiate suitable lease terms;

● the lack of development and overall decrease in commercial real estate due to a macroeconomic downturn;

● recruitment and training of qualified personnel in the local market;

● our ability to obtain all required governmental permits, including zonal approvals, on a timely basis;

● our ability to control construction and development costs of new restaurants;

● landlord delays;

● the proximity of potential sites to an existing restaurant, and the impact of cannibalization on future growth;

● anticipated commercial, residential and infrastructure development near our new restaurants; and

● the cost and availability of capital to fund construction costs and pre-opening costs.

Accordingly, we cannot assure you that we will be able to successfully expand as we may not correctly analyze the suitability of a location or anticipate all of the challenges imposed by expanding our operations. Our growth strategy, and the substantial investment associated with the development of each new restaurant, may cause our operating results to fluctuate and be unpredictable or adversely affect our business, financial condition or results of operations. If we are unable to expand in existing markets or penetrate new markets, our ability to increase our sales and profitability may be materially harmed or we may face losses.

Our restaurant base is geographically concentrated in California, and we could be negatively affected by conditions specific to California.

Adverse changes in demographic, unemployment, economic, regulatory or weather conditions in California have had, and may continue to have, material adverse effects on our business, financial condition or results of operations. As a result of our concentration in California, we have been, and in the future may be, disproportionately affected by adverse conditions in this specific market compared to other chain restaurants with a national footprint.

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Our expansion into new markets may present increased risks due in part to our unfamiliarity with the areas and may make our future results unpredictable.

We opened two new restaurants in 2023 and in 2024, respectively, and completed the acquisition of three existing restaurants in April 2024. We plan to continue to increase the number of our restaurants in the next several years as part of our expansion strategy and expect to open an additional two to four new restaurants in 2024. We may in the future open restaurants in markets where we have little or no operating experience. This growth strategy and the substantial investment associated with the development of each new restaurant may cause our operating results to fluctuate and be unpredictable or adversely affect our business, financial condition or results of operations. Restaurants we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than restaurants we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets and there may be little or no market awareness of our brand in these new markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We also may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and business culture. If we do not successfully execute our plans to enter new markets, our business, financial condition or results of operations could be materially adversely affected.

New restaurants, once opened, may not be profitable, and the increases in average restaurant sales and comparable restaurant sales that we have experienced in the past may not be indicative of future results.

New restaurants may not be profitable and their sales performance may not follow historical patterns. In addition, our average restaurant sales and comparable restaurant sales may not increase at the rates achieved over the past several years. Our ability to operate new restaurants profitably and increase average restaurant sales and comparable restaurant sales will depend on many factors, some of which are beyond our control, including:

● consumer awareness and understanding of our brand;

● general economic conditions, which can affect restaurant traffic, local labor costs and prices we pay for the food products and other supplies we use;

● changes in consumer preferences and discretionary spending;

● competition, either from our competitors in the restaurant industry or our own restaurants;

● temporary and permanent site characteristics of new restaurants; and

● changes in government regulation.

If our new restaurants do not perform as planned, our business and future prospects could be harmed. In addition, if we are unable to achieve our expected average restaurant sales, our business, financial condition or results of operations could be adversely affected.

Our sales and profit growth could be adversely affected if comparable restaurant sales are less than we expect.

The level of comparable restaurant sales growth, which represents the change in year-over-year sales for restaurants open for at least three months, could affect our sales growth. Our ability to increase comparable restaurant sales depends in part on our ability to successfully implement our initiatives to build sales. It is possible such initiatives will not be successful, that we will not achieve our target comparable restaurant sales growth or that the change in comparable restaurant sales could be negative, which may cause a decrease in our profitability and would materially adversely affect our business, financial condition or results of operations.

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Our failure to manage our growth effectively could harm our business and operating results.

Our growth plan includes opening new restaurants. Our existing restaurant management systems, financial and management controls and information systems may be inadequate to support our planned expansion. Managing our growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain managers and team members. We may not respond quickly enough to the changing demands that our expansion will impose on our management, restaurant teams and existing infrastructure which could harm our business, financial condition or results of operations.

Our limited number of restaurants, the significant expense associated with opening new restaurants, and the unit volumes of our new restaurants makes us susceptible to significant fluctuations in our results of operations.

As of December 31, 2023 and 2024, we operated ten and fifteen restaurants, respectively. We have opened two new restaurants in February and October 2024, respectively, and acquired three restaurants in April 2024. We currently have two new locations under construction/development. We also plan to open an additional two to four new restaurants in 2025. The capital resources required to develop each new restaurant are significant. On average, we estimate that our restaurants require a cash build-out cost of approximately $350,000-$550,000 per restaurant, net of landlord tenant improvement allowances and pre-opening costs and assuming that we do not purchase the underlying real estate. Actual costs may vary significantly depending upon a variety of factors, including the site and size of the restaurant and conditions in the local real estate and labor markets. The combination of our relatively small number of existing restaurants, the significant investment associated with each new restaurant, variance in the operating results in any one restaurant, or a delay or cancellation in the planned opening of a restaurant could materially affect our business, financial condition or results of operations.

A decline in visitors to any of the retail centers, shopping malls, lifestyle centers, or entertainment centers where our restaurants are located could negatively affect our restaurant sales.

Our restaurants are primarily located in high-activity areas such as retail centers, shopping malls, lifestyle centers, and entertainment centers. We depend on high visitor rates at these centers to attract guests to our restaurants. Factors that may result in declining visitor rates include economic or political conditions, anchor tenants closing in retail centers or shopping malls in which we operate, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending, increasing petroleum prices, or other factors, which may adversely affect our business, financial condition or results of operations.

Opening new restaurants in existing markets may negatively affect sales at our existing restaurants.

The consumer target area of our restaurants varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, the opening of a new restaurant in or near markets in which we already have restaurants could adversely affect the sales of these existing restaurants and thereby adversely affect our business, financial condition or results of operations. Existing restaurants could also make it more difficult to build our consumer base for a new restaurant in the same market. Our core business strategy does not entail opening new restaurants that we believe will materially affect sales at our existing restaurants, but we may selectively open new restaurants in and around areas of existing restaurants that are operating at or near capacity to effectively serve our guests. Sales cannibalization between our restaurants may become significant in the future as we continue to expand our operations and could affect our sales growth, which could, in turn, materially adversely affect our business, financial condition or results of operations.

Our operating results and growth strategies will be closely tied to the success of our future franchise partners and we will have limited control with respect to their operations. Additionally, our franchise partners’ interests may conflict or diverge with our interests in the future, which could have a negative impact on our business.

As we grow, we will depend on the financial success and cooperation of our future franchise partners for our success. Our franchise partners will be independent business operators and will not be our employees, and as such we have limited control over how our franchise partners will run their businesses, and their inability to operate successfully could adversely affect our operating results.

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We will receive royalties, franchise fees, contributions to our marketing development fund, and other fees from our franchise partners. Additionally, we will sell proprietary products to our franchise partners at a markup over our cost to produce. We expect to establish operational standards and guidelines for our franchise partners; however, we will have limited control over how our franchise partners’ businesses are run, including day to day operations. Even with these operation standards and guidelines, the quality of franchised stores may be diminished by any number of factors beyond our control. Consequently, our franchise partners may not successfully operate stores in a manner consistent with our standards and requirements, such as quality, service and cleanliness, or may not hire and train qualified store managers and other store personnel or may not implement marketing programs and major initiatives such as store remodels or equipment or technology upgrades, which may require financial investment. Even if such unsuccessful operations do not rise to the level of breaching the related franchise documents, they may be attributed by customers to our brand and could have a negative impact on our business.

Our franchise partners may not be able to secure adequate financing to open or continue operating their stores. If they incur too much debt or if economic or sales trends deteriorate such that they are unable to repay existing debt, our franchise partners could experience financial distress or even bankruptcy. If a significant number of our franchise partners were to become financially distressed, it could harm our operating results through reduced royalty revenue, marketing fees, and proprietary product sales and the impact on our profitability could be greater than the percentage decrease in these revenue streams.

While we are responsible for ensuring the success of our entire system of stores and for taking a longer term view with respect to system improvements, our franchise partners will have individual business strategies and objectives, which might conflict with our interests. Our future franchise partners may from time to time disagree with us and our strategies and objectives regarding the business or our interpretation of our respective rights and obligations under the franchise agreement and the terms and conditions of the franchise partner relationship. This may lead to disputes with our franchise partners and we expect such disputes to occur from time to time in the future. Such disputes may result in legal action against us. To the extent we have such disputes, the attention, time and financial resources of our management and our future franchise partners will be diverted from our stores, which could harm our business even if we have a successful outcome in the dispute.

Actions or omissions by our future franchise partners in violation of various laws may be attributed to us or result in negative publicity that affects our overall brand image, which may decrease consumer demand for our products. Franchise partners may engage in online activity via social media or activity in their personal lives that negatively impacts public perception of our franchise partners’ or our operations or our brand as a whole. This activity may negatively affect franchise partners’ sales and in turn impact our revenue.

In addition, various state and federal laws govern our relationship with our future franchise partners and our potential sale of a franchise. A future franchise partner and/or a government agency may bring legal action against us based on the franchisee/franchisor relationships that could result in the award of damages to a franchise partner and/or the imposition of fines or other penalties against us.

Operating results at our restaurants could be significantly affected by competition in the restaurant industry in general and, in particular, within the dining segments of the restaurant industry in which we compete.

We face significant competition from a variety of restaurants offering both Asian and non-Asian cuisine, as well as takeout offerings from grocery stores and other outlets where Asian food is sold. These segments are highly competitive with respect to, among other things, product quality, dining experience, ambience, location, convenience, value perception, and price. Our competition continues to intensify as competitors increase the breadth and depth of their product offerings and open new locations. These competitors may have, among other things, chefs who are widely known to the public that may generate more notoriety for those competitors as compared to our brand. We also compete with many restaurant and retail establishments for site locations and restaurant-level employees.

Several of our competitors offering Asian and related choices may look to compete with us on price, quality and service. Any of these competitive factors may materially adversely affect our business, financial condition or results of operations.

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We rely significantly on certain vendors and suppliers, which could adversely affect our business, financial condition or results of operations.

Our ability to maintain consistent price and quality throughout our restaurants depends in part upon our ability to acquire specified food products and supplies in sufficient quantities from third-party vendors and suppliers at a reasonable cost. We do not control the businesses of our vendors and suppliers and our efforts to specify and monitor the standards under which they perform may not be successful. Furthermore, certain food items are perishable, and we have limited control over whether these items will be delivered to us in appropriate condition for use in our restaurants. If any of our vendors or other suppliers are unable to fulfill their obligations to our standards, or if we are unable to find replacement providers in the event of a supply or service disruption, we could encounter supply shortages and incur higher costs to secure adequate supplies, which could materially adversely affect our business, financial condition or results of operations.

In addition, we use various third-party vendors to provide, support and maintain most of our management information systems. We also outsource certain accounting, payroll and human resource functions to business process service providers. The failure of such vendors to fulfill their obligations could disrupt our operations. Additionally, any changes we may make to the services we obtain from our vendors, or new vendors we employ, may disrupt our operations. These disruptions could materially adversely affect our business, financial condition or results of operations.

Continued supply chain disruptions and other forces beyond our control, and resulting changes in food and supply costs have and could continue to adversely affect our business, financial condition or results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs, especially in light of recent supply chain disruptions. We believe we have experienced higher costs due to increased commodity prices and challenges sourcing our supplies due in part to global supply chain disruptions. For example, we believe that the cost of certain essential supplies (i.e. gloves and canola oil) has increased as a result of lower supply attributable to supply chain disruptions. Shortages or interruptions in the availability of certain supplies caused by unanticipated demand, problems in production or distribution, food contamination, inclement weather or other conditions beyond our control could also adversely affect the availability, quality and cost of our ingredients, which could harm our operations. Although historically and as of December 31, 2024, global supply chain disruptions have not materially adversely affected our business, a substantial increase in the cost of, or inability to procure, the food products most critical to our menu, such as canola oil, rice, meats, fish and other seafood, as well as fresh vegetables, could materially and adversely affect our business, financial condition or results from operations. Although we try to manage the impact that these fluctuations have on our operating results by, for example, diversifying our suppliers, we remain susceptible to continued increases in food and other essential supply costs as a result of factors beyond our control, such as the current supply chain interruptions, general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, generalized infectious diseases, product recalls and government regulations.

If any of our distributors or suppliers performs inadequately, or our distribution or supply relationships are disrupted for any reason, our business, financial condition, results of operations or cash flows could be adversely affected. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause shortages of food and other items at our restaurants, which could cause a restaurant to remove items from its menu. If that were to happen, affected restaurants could experience significant reductions in sales during the shortage or thereafter, if guests change their dining habits as a result. In addition, because we provide moderately priced food, we may choose not to, or may be unable to, pass along commodity price increases to consumers. These potential changes in food and supply costs could materially adversely affect our business, financial condition or results of operations.

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Our operations may be subject to the effects of a rising rate of inflation which may adversely impact our financial condition and results of operations.

Supply chain risk could increase our costs and limit the availability of ingredients and supplies that are critical to our restaurant operations. The markets for some of our ingredients, such as beef and produce, are particularly volatile due to factors beyond our control such as limited sources, seasonal shifts, climate conditions, recent inflationary trends, military and geopolitical conflicts and industry demand, including as a result of animal disease outbreaks, international commodity markets, food safety concerns, product recalls and government regulation. In addition, for certain of our ingredients and other materials, we have a limited number of suppliers and distributors. We remain in regular contact with our major suppliers and to date we have not experienced significant disruptions in our supply chain; however, in 2022 costs for certain supplies and ingredients, such as produce, packaging, dairy, beef and chicken increased materially and rapidly, and inflationary pressures could continue and/or spread to more categories as inflation increases continue across the global supply chain. Our efforts to mitigate future price risk through forward contracts, strong partnerships with key suppliers, careful planning and other activities may not fully insulate us from increases in commodity costs, which could have an adverse impact on our profitability.

Any increase in the prices of the ingredients most critical to our menu, such as chicken, beef, dairy, wheat, produce, rice, and pork, would have a particularly adverse effect on our operating results. If the cost of one or more ingredients significantly increases, we may choose to temporarily suspend serving menu items that use those ingredients, or one of our proteins, rather than pay the increased cost. Any such changes to our available menu may negatively impact our restaurant traffic and could adversely impact our sales and brand.

Changes in economic conditions could materially affect our ability to maintain or increase sales at our restaurants or open new restaurants.

The restaurant industry depends on consumer discretionary spending. The United States in general or the specific markets in which we operate may suffer from depressed economic activity, recessionary economic cycles, higher fuel or energy costs, low consumer confidence, high levels of unemployment, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies, reduced access to credit or other economic factors that may affect consumers’ discretionary spending. Sales in our restaurants could decline if consumers choose to dine out less frequently or reduce the amount they spend on meals while dining out. Negative economic conditions might cause consumers to make long-term changes to their discretionary spending behavior, including dining out less frequently on a permanent basis. If restaurant sales decrease, our profitability could decline as we spread fixed costs across a lower level of sales. Reductions in staff levels, asset impairment charges and potential restaurant closures could result from prolonged negative restaurant sales, which could materially adversely affect our business, financial condition or results of operations.

We may need capital in the future, and we may not be able to raise that capital on favorable terms.

Developing our business will require significant capital in the future. To meet our capital needs, we expect to rely on equipment financing and facility improvements, cash flows from operations, the proceeds from the IPO, future offerings and other third-party financing. Third-party financing in the future may not, however, be available on terms favorable to us, or at all. Our ability to obtain additional funding will be subject to various factors, including market conditions, our operating performance, lender sentiment. These factors may make the timing, amount, or terms and conditions of additional financings unattractive. Our inability to raise capital could impede our growth and could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Brand

Negative publicity relating to one of our restaurants could reduce sales at some or all of our other restaurants.

Our success is dependent in part upon our ability to maintain and enhance the value of our brand and consumers’ connection to our brand. We may, from time to time, be faced with negative publicity relating to food quality, restaurant facilities, guest complaints or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing, employee relationships or other matters, regardless of whether the allegations are valid or whether we are held to be responsible. The negative impact of adverse publicity relating to one restaurant may extend far beyond the restaurant involved to affect some or all of our other restaurants, thereby causing an adverse effect on our business, financial condition or results of operations. A similar risk exists with respect to unrelated food service businesses, if consumers associate those businesses with our own operations.

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The considerable expansion in the use of social media over recent years can further amplify any negative publicity that could be generated by such incidents. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms may be adverse to our interests and/or may be inaccurate. The dissemination of inaccurate or irresponsible information online could harm our business, reputation, prospects, financial condition, or results of operations, regardless of the information’s accuracy. The damage may be immediate without affording us an opportunity for redress or correction.

Additionally, employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, financial condition or results of operations. Consumer demand for our restaurants and our brand’s value could diminish significantly if any such incidents or other matters create negative publicity or otherwise erode consumer confidence in us or our restaurants, which would likely result in lower sales and could materially adversely affect our business, financial condition or results of operations.

Food safety and foodborne illness concerns could have an adverse effect on our business, financial condition or results of operations.

We cannot guarantee that our internal controls and training will be fully effective in preventing all food safety issues at our restaurants, including any occurrences of foodborne illnesses such as salmonella, E. coli and hepatitis A. In addition, there is no guarantee that our restaurant locations will maintain the high levels of internal controls and training we require at our restaurants. Furthermore, we rely on third-party vendors, making it difficult to monitor food safety compliance and increasing the risk that foodborne illness would affect multiple locations rather than a single restaurant. Some foodborne illness incidents could be caused by third-party vendors and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of foodborne illness in any of our restaurants or markets or related to food products we sell could negatively affect our restaurant sales nationwide if highly publicized on national media outlets or through social media. This risk exists even if it were later determined that the illness was wrongly attributed to us or one of our restaurants. A number of other restaurant chains have experienced incidents related to foodborne illnesses that have had a material adverse effect on their operations. The occurrence of a similar incident at one or more of our restaurants, or negative publicity or public speculation about an incident, could materially adversely affect our business, financial condition or results of operations.

We have, from time to time, received borrowings from a related party controlled by James Chae, our Chairman and Chief Executive Officer, which may become repayable on demand. Any unexpected calls for repayment of a significant amount of such borrowings may adversely affect our business.

We have, from time to time, received unsecured borrowings from our Chairman and Chief Executive Officer, James Chae and his affiliate APIIS Financial, Inc., a company 100% owned and controlled by Mr. Chae, which is unsecured, non-interest bearing, and is repayable on demand. As of December 31, 2024 and December 31, 2023, the balance was $732,710 and $24,176, respectively. If James Chae or his affiliate APIIS Financial, Inc. chooses to call for repayment of a significant of such borrowings, we may need to use the net proceeds from the IPO, which may adversely impact our operations. Any failure to service such indebtedness or comply with any such obligations may also cause us to incur legal fees if lender brings an action for breach of contract, or otherwise adversely affect our business, financial condition, results of operation and prospects.

We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases.

We do not own any real property. Payments under our operating leases account for a significant portion of our operating expenses and we expect the new restaurants we open in the future will similarly be leased. The majority of our operating leases have lease terms of 10 years, inclusive of customary extensions which are at the option of our company. Most of our leases require a fixed annual rent which generally increases each year, and some require the payment of additional rent if restaurant sales exceed a negotiated amount. Generally, our leases are “net” leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of our leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close restaurants in desirable locations. If we fail to negotiate renewals, we may have to dispose of assets at such restaurant locations and incur closure costs as well as impairment of property and equipment. Furthermore, if we fail to negotiate renewals, we may incur additional costs associated with moving transferable furniture, fixtures and equipment. These potential increased occupancy and moving costs, as well as closures of restaurants, could materially adversely affect our business, financial condition or results of operations.

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Macroeconomic conditions, including economic downturns, may cause landlords of our leases to be unable to obtain financing or remain in good standing under their existing financing arrangements, resulting in failures to pay required tenant improvement allowances or satisfy other lease covenants to us. In addition, tenants at shopping centers in which we are located or have executed leases, or to which our locations are near, may fail to open or may cease operations. Decreases in total tenant occupancy in shopping centers in which we are located, or to which our locations are near, may affect traffic at our restaurants. All of these factors could have a material adverse impact on our business, financial condition or results of operations.

Failure to receive frequent deliveries of fresh food ingredients and other supplies could harm our business, financial condition or results of operations.

Our ability to maintain our menu depends in part on our ability to acquire ingredients that meet our specifications from reliable suppliers. To date, notwithstanding the current supply chain disruptions which we believe have attributed to increased costs, deliveries have been consistent and not a source of material disruption to our business. However, shortages or interruptions in the supply of ingredients caused by unanticipated demand, problems in production or distribution, food contamination, inclement weather or other conditions could adversely affect the availability and quality of our ingredients in the future, which could harm our business, financial condition or results of operations. If any of our distributors or suppliers performs inadequately, or our distribution or supply relationships are materially disrupted for any reason, our business, financial condition or results of operations could be adversely affected. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause shortages of food and other items at our restaurants, which could cause a restaurant to remove items from its menu. If that were to happen, affected restaurants could experience significant reductions in sales during the shortage or thereafter, if guests change their dining habits as a result. This reduction in sales could materially adversely affect our business, financial condition or results of operations.

In addition, our approach to competing in the restaurant industry depends in large part on our continued ability to provide authentic and traditional Japanese cuisine that is free from artificial ingredients. As we increase our use of these ingredients, the ability of our suppliers to expand output or otherwise increase their supplies to meet our needs may be constrained. We could face difficulties to obtain a sufficient and consistent supply of these ingredients on a cost-effective basis.

New information or attitudes regarding diet and health could result in changes in regulations and consumer consumption habits that could adversely affect our business, financial condition or results of operations.

Changes in attitudes regarding diet and health or new information regarding the adverse health effects of consuming certain foods could result in changes in government regulation and consumer eating habits that may impact our business, financial condition or results of operations. These changes have resulted in, and may continue to result in, laws and regulations requiring us to disclose the nutritional content of our food offerings, and they have resulted in, and may continue to result in, laws and regulations affecting permissible ingredients and menu offerings. For example, a number of jurisdictions have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information, or have enacted legislation restricting the use of certain types of ingredients in restaurants. These requirements may be different or inconsistent with requirements we are subject to under the ACA which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the ACA requires chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The ACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request. Unfavorable publicity about, or guests’ reactions to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our offerings, thereby adversely affecting our business, financial condition or results of operations.

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Compliance with current and future laws and regulations regarding the ingredients and nutritional content of our menu items may be costly and time-consuming. Additionally, if consumer health regulations or consumer eating habits change significantly, we may be required to modify or discontinue certain menu items, and we may experience higher costs associated with the implementation of those changes, as well as adversely affect the attractiveness of our restaurants to new or returning guests. We cannot predict the impact of any new nutrition labeling requirements. The risks and costs associated with nutritional disclosures on our menus could also impact our operations, particularly given differences among applicable legal requirements and practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of nutritional information obtained from third-party suppliers.

We may not be able to effectively respond to changes in consumer health perceptions or successfully implement the nutrient content disclosure requirements and to adapt our menu offerings to trends in eating habits. The imposition of menu labeling laws and an inability to keep up with consumer eating habits could materially adversely affect our business, financial condition or results of operations, as well as our position within the restaurant industry in general.

We rely significantly on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

We rely significantly on information systems, including point-of-sale processing in our restaurants for management of our supply chain, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Failures of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in security of these systems could result in delays in customer service and reduce efficiency in our operations. Remediation of such problems could result in significant, unplanned capital investments.

Our marketing programs may not be successful, and our new menu items, advertising campaigns and restaurant designs and remodels may not generate increased sales or profits.

We incur costs and expend other resources in our marketing efforts on new menu items, advertising campaigns and restaurant designs and remodels to raise brand awareness and attract and retain guests. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher sales. Additionally, some of our competitors have greater financial resources, which enable them to spend significantly more on marketing and advertising and other initiatives than we are able to. Should our competitors increase spending on marketing and advertising and other initiatives or our marketing funds decrease for any reason, or should our advertising, promotions, new menu items and restaurant designs and remodels be less effective than our competitors, there could be a material adverse effect on our business, financial condition or results of operations.

Our inability or failure to recognize, respond to and effectively manage the accelerated impact of social media could materially adversely impact our business, financial condition or results of operations.

Our marketing efforts rely heavily on the use of social media. In recent years, there has been a marked increase in the use of social media platforms, including weblogs (blogs), mini-blogs, chat platforms, social media websites, and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Many of our competitors are expanding their use of social media, and new social media platforms are rapidly being developed, potentially making more traditional social media platforms obsolete. As a result, we need to continuously innovate and develop our social media strategies in order to maintain broad appeal with guests and brand relevance. We also continue to invest in other digital marketing initiatives that allow us to reach our guests across multiple digital channels and build their awareness of, engagement with, and loyalty to our brand. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher sales or increased brand recognition.

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Risks Related to Our People and Culture

We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition or results of operations.

Our success depends largely upon the continued services of our key executives, including James Chae. We also rely on our leadership team in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities, arranging necessary financing, and for general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss or replacement of one or more of our executive officers or other key employees could have a serious adverse effect on our business, financial condition or results of operations.

To continue to execute our growth strategy, we also must identify, hire and retain highly skilled personnel. We might not be successful in continuing to attract and retain qualified personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition or results of operations.

Labor disputes may disrupt our operations and affect our profitability, thereby causing a material adverse effect on our business, financial condition or results of operations.

As an employer, we are presently, and may in the future be, subject to various employment-related claims, such as individual or class actions or government enforcement actions relating to alleged employment discrimination, employee classification and related withholding, wage-hour, labor standards or healthcare and benefit issues. Any future actions if brought against us and successful in whole or in part, may affect our ability to compete or could materially adversely affect our business, financial condition or results of operations.

The minimum wage, particularly in California, continues to increase and is subject to factors outside of our control.

We have a substantial number of hourly employees who are paid wage rates based on the applicable federal or state minimum wage. Since January 1, 2024, the State of California has a minimum wage of $16.00 per hour. Moreover, municipalities may set minimum wages above the applicable state standards, including in the municipalities in which we operate.

The federal minimum wage has been $7.25 per hour since July 24, 2009. Any of federally-mandated, state-mandated or municipality-mandated minimum wages may be raised in the future which could have a materially adverse effect on our business, financial condition or results of operations. If menu prices are increased by us to cover increased labor costs, the higher prices could adversely affect sales and thereby reduce our margins and adversely affect our business, financial condition or results of operations.

Changes in employment laws may adversely affect our business, financial condition, results of operations or cash flow.

Various federal and state labor laws govern the relationship with our employees and affect operating costs. These laws include employee classification as exempt/non-exempt for overtime and other purposes, minimum wage requirements, tips and gratuity payments, unemployment tax rates, workers’ compensation rates, immigration status and other wage and benefit requirements. Significant additional government-imposed increases in the following areas could materially affect our business, financial condition, operating results or cash flow:

● minimum wages;

● tips and gratuities;

● mandatory health benefits;

● vacation accruals;

● paid leaves of absence, including paid sick leave; and

● tax reporting.

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If we face labor shortages, increased labor costs or unionization activities, our growth, business, financial condition and operating results could be adversely affected.

Labor is a primary component in the cost of operating our restaurants. We are currently experiencing labor shortages which is a risk that we share with our competitors. The availability of qualified employees is scarce. Additionally, labor costs have increased due to recent minimum wage increases in California and the fact that we employ fewer employees who are working extended hours and therefore we are experiencing an increase of overtime payable to such employees, If we continue to face labor shortages or increased labor costs because of these factors or as a result of increased competition for employees, higher employee turnover rates, additional increases in federal, state or local minimum wage rates or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase and our growth could be adversely affected. In addition, our success depends in part upon our ability to attract, motivate and retain a sufficient number of well-qualified restaurant operators and management personnel, as well as a sufficient number of other qualified employees, to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in some geographic areas. In addition, restaurants have traditionally experienced relatively high employee turnover rates. We are experiencing problems in recruiting and retaining employees, and our ability to recruit and retain such individuals may delay the planned openings of new restaurants or result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business, financial condition or results of operations.

If we are unable to recruit and retain sufficiently qualified individuals, our business and our growth could be adversely affected, thereby adversely affecting or business, financial condition or results of operations. Competition for these employees could require us to pay higher wages, which could result in higher labor costs. In addition, additional increases in the minimum wage would increase our labor costs. Additionally, costs associated with workers’ compensation are rising, and these costs may continue to rise in the future. We may be unable to increase our menu prices in order to pass these increased labor costs on to consumers, in which case our margins would be negatively affected, which could materially adversely affect our business, financial condition or results of operations.

Although none of our employees are currently covered under collective bargaining agreements, our employees may elect to be represented by labor unions in the future. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition or results of operations.

Our business could be adversely affected by a failure to obtain visas or work permits or to properly verify the employment eligibility of our employees.

Although we require all workers to provide us with government-specified documentation evidencing their employment eligibility, some of our employees may, without our knowledge, be unauthorized workers. Unauthorized workers are subject to deportation and may subject us to fines or penalties, and if any of our workers are found to be unauthorized, we could experience adverse publicity that may negatively impact our brand and may make it more difficult to hire and keep qualified employees. Termination of a significant number of employees who are unauthorized employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in adverse publicity. We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. These factors could materially adversely affect our business, financial condition or results of operations.

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Risks Related to Regulation and Litigation

Failure to comply with antibribery or anticorruption laws could adversely affect our reputation, business, financial condition or results of operations.

The U.S. Foreign Corrupt Practices Act and other similar applicable laws prohibiting bribery of government officials and other corrupt practices are the subject of increasing emphasis and enforcement around the world. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors, agents, or other third parties will not take actions in violation of our policies or applicable law. Any such violations or suspected violations could subject us to civil or criminal penalties, including substantial fines and significant investigation costs, and could also materially damage our reputation, brands, international expansion efforts and growth prospects, business, financial condition and results of operations. Publicity relating to any noncompliance or alleged noncompliance could also harm our reputation and adversely affect our business, financial condition or results of operations.

Delays In Obtaining Construction Permits Can Have A Material Adverse Effect on Our Business.

We typically are able to negotiate approximately 6 months to complete a construction/development of our stores before we have to make our first lease payment. Construction/development of a new restaurant takes approximately three - six months once construction permits (e.g., Health and City) are issued. Prior to the COVID-19 pandemic, permits took approximately two months to obtain. During the pandemic and as of December 31, 2024, construction permits have been significantly delayed, causing us to incur lease payments prior to the opening of such locations, which means prior to the generation of any revenues from such stores. A delay in construction permits has had a direct impact on our ability to open our three stores currently under construction/development. We are also making lease payments on all three of such stores. There can be no assurance that construction permits will be timely obtained on future stores, or that they will ever be obtained (including with respect to the two restaurants under construction/development). There is also no assurance that we can successfully negotiate an abatement on any of our existing non-cancelable leases to alleviate such costs, or that we will have the leverage to negotiate longer periods before the first rental payment is required to be made on future leases. A significant increase in lease payments prior to opening our stores could have a material adverse effect on our profitability and growth potential, since increased lease costs could cause us to divert cash away from opening new stores. If we are unable to open new stores, we could be forced to cease operations.

We may become involved in lawsuits involving Yoshiharu Holdings Co. as the owner of intellectual property, or us as a licensee of intellectual property from Yoshiharu Holdings Co., to protect or enforce intellectual property rights, which could be expensive, time consuming, and unsuccessful.

Third parties may sue Yoshiharu Holdings Co., our wholly owned subsidiary, or us for alleged infringement of their proprietary rights. The party claiming infringement might have greater resources than we do to pursue its claims, and we could be forced to incur substantial costs and devote significant management resources to defend against such litigation, even if the claims are meritless and even if we ultimately prevail. If the party claiming infringement were to prevail, we could be forced to pay significant damages, or enter into expensive royalty or licensing arrangements with the prevailing party. In addition, any payments we are required to make, and any injunction we are required to comply with as a result of such infringement, could harm our reputation and our business, financial condition or results of operations.

Infringements on Yoshiharu Holdings Co.’s intellectual property rights, including Yoshiharu Holdings Co.’s service marks and trade secrets, could result in additional expense and could devalue our brand equity, as well as substantially affect our business, financial condition or results of operations.

Other parties may infringe on our intellectual property rights, including those which we develop or otherwise license to use, and may thereby dilute our brand in the marketplace. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise.

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Our business prospects depend in part on our ability to develop favorable consumer recognition of the Yoshiharu name. Although the “YOSHIHARU RAMEN” word and design marks are federally registered marks owned by Yoshiharu Holdings Co., such marks could be imitated in ways that we or Yoshiharu Holdings Co. cannot prevent. Alternatively, third parties may attempt to cause us to change our name or not operate in a certain geographic region if our name is confusingly similar to their name. In addition, we rely on trade secrets, proprietary know-how, concepts, and recipes, some of which we license from Yoshiharu Holdings Co. Our methods or Yoshiharu Holdings Co.’s methods of protecting this information may not be adequate. Moreover, we or Yoshiharu Holdings Co. may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future, and may result in a judgment or monetary damages. We do not maintain confidentiality and non-competition agreements with all of our executives, key personnel, or suppliers. If competitors independently develop or otherwise obtain access to the trade secrets, proprietary know-how, concepts, or recipes we rely upon to operate our restaurants, some of which we license from Yoshiharu Holdings Co., the appeal of our restaurants could be significantly reduced and our business, financial condition or results of operations could be adversely affected.

Governmental regulation may adversely affect our ability to open new restaurants or otherwise adversely affect our business, financial condition or results of operations.

We are subject to various federal, state and local regulations. Our restaurants are subject to state and local licensing and regulation by health, alcoholic beverage, sanitation, food and occupational safety and other agencies. We may experience material difficulties or failures in obtaining the necessary licenses, approvals or permits for our restaurants, which could delay planned restaurant openings or affect the operations at our existing restaurants. In addition, stringent and varied requirements of local regulators with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations.

We are subject to the U.S. Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, including our restaurants. We may in the future have to modify restaurants, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. The expenses associated with these modifications could be material.

Our operations are also subject to the U.S. Occupational Safety and Health Act, which governs worker health and safety, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages and overtime, and a variety of similar federal, state and local laws that govern these and other employment law matters. In addition, federal, state and local proposals related to paid sick leave or similar matters could, if implemented, materially adversely affect our business, financial condition or results of operations.

Compliance with environmental laws may negatively affect our business.

We are subject to federal, state and local laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances. These environmental laws provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous or toxic substances at, on or from our restaurants. Environmental conditions relating to releases of hazardous substances at prior, existing or future restaurant sites could materially adversely affect our business, financial condition or results of operations. Further, environmental laws, and the administration, interpretation and enforcement thereof, are subject to change and may become more stringent in the future, each of which could materially adversely affect our business, financial condition or results of operations.

A breach of security of confidential consumer information related to our electronic processing of credit and debit card transactions, as well as a breach of security of our employee information, could substantially affect our reputation, business, financial condition of results of operations.

The majority of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information has been stolen. We may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. We may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our business, financial condition or results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on us and could substantially affect our reputation and business, financial condition or results of operations.

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In addition, our business requires the collection, transmission and retention of large volumes of guest and employee data, including personally identifiable information, in various information technology systems that we maintain and in those maintained by third parties with whom we contract to provide services. The collection and use of such information is regulated at the federal and state levels, as well as at the international level, in which regulatory requirements have been increasing. As our environment continues to evolve in the digital age and reliance upon new technologies becomes more prevalent, it is imperative we secure the privacy and sensitive information we collect. Failure to do so, whether through fault of our own information systems or those of outsourced third-party providers, could not only cause us to fail to comply with these laws and regulations, but also could cause us to face litigation and penalties that could adversely affect our business, financial condition or results of operations. Our brand’s reputation and image as an employer could also be harmed by these types of security breaches or regulatory violations.

We could be party to litigation that could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

Our guests may file complaints or lawsuits against us alleging we caused an illness or injury they suffered at or after a visit to our restaurants, or that we have problems with food quality or operations. We may also be subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, equal opportunity, discrimination and similar matters, and we are presently subject to class action and other lawsuits with regard to certain of these matters and could become subject to additional class action or other lawsuits related to these or different matters in the future. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment in excess of our insurance coverage for any claims could materially and adversely affect our business, financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could materially adversely affect our business, financial condition or results of operations.

We are subject to state and local “dram shop” statutes, which may subject us to uninsured liabilities. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Because a plaintiff may seek punitive damages, which may not be fully covered by insurance, this type of action could have an adverse impact on our business, financial condition or results of operations. A judgment in such an action significantly in excess of, or not covered by, our insurance coverage could adversely affect our business, financial condition or results of operations. Further, adverse publicity resulting from any such allegations may adversely affect our business, financial condition or results of operations.

Our current insurance may not provide adequate levels of coverage against claims.

There are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business, financial condition or results of operations. In addition, our current insurance policies may not be adequate to protect us from liabilities that we incur in our business in areas such as workers’ compensation, general liability, auto and property. In the future, our insurance premiums may increase, and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any substantial inadequacy of, or inability to obtain, insurance coverage could materially adversely affect our business, financial condition and results of operations. As a public company, we intend to obtain directors’ and officers’ insurance. While we expect to obtain such coverage, we may not be able to obtain such coverage at all or at a reasonable cost now or in the future. Failure to obtain and maintain adequate directors’ and officers’ insurance would likely adversely affect our ability to attract and retain qualified officers and directors.

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Failure to obtain and maintain required licenses and permits or to comply with alcoholic beverage or food control regulations could lead to the loss of our liquor and food service licenses and, thereby, harm our business, financial condition or results of operations.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. Such regulations are subject to change from time to time. The failure to obtain and maintain licenses, permits and approvals relating to such regulations could adversely affect our business, financial condition or results of operations. Typically, licenses must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses and approvals could adversely affect our existing restaurants and delay or result in our decision to cancel the opening of new restaurants, which would adversely affect our business, financial condition or results of operations.

Alcoholic beverage control regulations generally require our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. Any future failure to comply with these regulations and obtain or retain liquor licenses could adversely affect our business, financial condition or results of operations.

Risks Related to Our Organizational Structure & Ownership of Our Common Stock

If we fail to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in our company.

If material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our common stock to decline.

We have not performed an evaluation of our internal control over financial reporting, such as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements.

Changes to accounting rules or regulations may adversely affect our business, financial condition or results of operations.

Changes to existing accounting rules or regulations may impact our business, financial condition or results of operations. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, accounting regulatory authorities have recently issued new accounting rules which require lessees to capitalize operating leases in their financial statements in the next few years. When adopted, such change would require us to record significant operating lease obligations on our balance sheet and make other changes to our financial statements. This and other future changes to accounting rules or regulations could materially adversely affect our business, financial condition or results of operations.

We will incur increased costs as a result of being a public company.

As a public company, we expect to incur significant legal, accounting and other expenses that we did not incur as a private company, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act and the JOBS Act, have created uncertainty for public companies and increased costs and time that boards of directors and management must devote to complying with these rules and regulations. The Sarbanes-Oxley Act and related rules of the SEC and the Nasdaq Stock Market regulate corporate governance practices of public companies. We expect compliance with these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from sales-generating activities. For example, we will be required to adopt new internal controls and disclosure controls and procedures. In addition, we will incur additional expenses associated with our SEC reporting requirements and increased compensation for our management team. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

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We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exceptions provide for, but are not limited to, relief from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, less extensive disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved and an extended transition period for complying with new or revised accounting standards. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year in which we have $1.07 billion or more in annual gross revenues; (ii) the date on which we become a “large accelerated filer” (which means the year-end at which the total market value of our common equity securities held by non-affiliates is $700 million or more as of the last business day of our most recently completed second fiscal quarter); (iii) the date on which we have issued more than $1 billion of non-convertible debt securities over a three-year period; and (iv) the last day of the fiscal year following the fifth anniversary of our initial public offering. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile.

Our management does not have experience managing a U.S. public company and our current resources may not be sufficient to fulfill our public company obligations.

Following the closing of the IPO, we are subject to various regulatory requirements, including those of the SEC and Nasdaq Stock Market. These requirements include recordkeeping, financial reporting and corporate governance rules and regulations. Our management team does not have experience in managing a U.S. public company and, historically, has not had the resources typically found in a public company. Our internal infrastructure may not be adequate to support our increased reporting obligations and we may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or employees. Our business, financial condition or results of operations could be adversely affected if our internal infrastructure is inadequate, including if we are unable to engage outside consultants or are otherwise unable to fulfill our public company obligations.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC as a public company, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We will be an “emerging growth company” until the earliest of: (i) the last day of the fiscal year in which we have $1.07 billion or more in annual gross revenues; (ii) the date on which we become a “large accelerated filer” (which means the year-end at which the total market value of our common equity securities held by non-affiliates is $700 million or more as of the last business day of our most recently completed second fiscal quarter); (iii) the date on which we have issued more than $1 billion of non-convertible debt securities over a three-year period; and (iv) the last day of the fiscal year following the fifth anniversary of our initial public offering.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

If our stockholders’ equity fails to comply with the continued listing requirements of the Nasdaq Capital Market, we would face possible delisting, which would result in a limited public market for our Class A Common Stock and make obtaining future debt or equity financing more difficult for us.

Companies listed on Nasdaq are subject to delisting for, among other things, failure to maintain stockholders’ equity of at least $2,500,000 for continued listing, or to meet the alternatives of market value of listed securities or net income from continuing operations. On February 18, 2025, we received a letter from Nasdaq indicating that Nasdaq has scheduled our securities for delisting from The Nasdaq Capital Market for failure to comply with the stockholders’ equity requirement pursuant to pursuant to Nasdaq Listing Rule 5550(b)(1).

This letter was sent pursuant to an earlier notification letter warning us that we were out of compliance with Listing Rule 5550(b)(1). We were provided an opportunity to provide Nasdaq with a specific plan to achieve and sustain compliance with all Nasdaq listing requirements, which Nasdaq accepted such plan for compliance provided that we achieved compliance by February 17, 2025. We had not regained compliance within the applicable timeframe and were not eligible for a further period to regain compliance.

Pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 series, we may appeal Nasdaq’s determination to a Hearings Panel (the “Panel”), which we did on March 20, 2025 by submitting a request for hearing. A hearing request stayed the suspension of our securities and the filing of the Form 25-NSE pending the Panel’s decision. Upon paying the non-refundable $20,000 fee, we have an opportunity to present a plan to regain compliance to the Panel on April 1, 2025. There can be no assurance that Nasdaq will grant our request for approval of our compliance plan, or otherwise reverse its determination that our securities ought to be delisted.

With the serious capital increase in March 2025, Nasdaq notified the Company on March 27, 2025 that it had regained compliance with Rule 5550(b)(1). As a result, the hearing scheduled for April 1, 2025 has been cancelled and the Company’s securities will continue to be listed and traded on The Nasdaq Stock Market. If we cannot comply with the Nasdaq Listing Rules in the future, our Class A Common Stock would be subject to delisting and would likely trade on the over-the-counter market. If our Class A Common Stock were to trade on the over-the-counter market, selling shares of our Class A Common Stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in shares of our Class A Common Stock, further limiting the liquidity of our Class A Common Stock. As a result, the market price of our Class A Common Stock may be depressed, and you may find it more difficult to sell shares of our Class A Common Stock. Such delisting from the Nasdaq and continued or further declines in our stock price could also greatly impair our ability to raise additional necessary capital through equity or debt financing.

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USE OF PROCEEDS

This prospectus relates to shares of Class A Common Stock that may be offered and sold from time to time by the Selling Stockholder. We will not receive any proceeds from the resale of shares of Class A Common Stock by the Selling Stockholder.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

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MARKET INFORMATION OF OUR SECURITIES

Market Information and Number of Stockholders

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “YOSH.” The last reported closing price for our Common Stock on Nasdaq on [______], 2025 was $[______] per share.

On [______], 2025, there were [______] holders of record of the shares of our Class A Common Stock and one holder of Class B Common Stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of shares of Common Stock whose shares are held in the names of various securities brokers, dealers, and registered clearing agencies.

Dividend Policy

[We have never declared or paid any cash dividends on shares of our Class A Common Stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of their Class A Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.]

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion and analysis together with our audited financial statements, the notes to such statements and the other financial information included in this Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the section entitled “Risk Factors” and elsewhere in this Prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview of Yoshiharu

We are a fast-growing Japanese restaurant operator and was borne out of the idea of introducing the modernized Japanese dining experience to customers all over the world. Specializing in Japanese ramen, we gained recognition as a leading ramen restaurant in Southern California within six months of our 2016 debut and have continued to expand our top-notch restaurant service across Southern California, currently owning and operating ten restaurant stores. We have opened two new restaurants in February and October 2024 and currently have two new locations under construction/development. We also consummated the acquisition of three existing restaurants in Las Vegas in June 2024.

We take pride in our warm, hearty, smooth, and rich bone broth, which is slowly boiled for over twelve hours. Customers can taste and experience supreme quality and deep flavors. Combining the broth with the fresh, savory, and highest-quality ingredients, we serve the perfect, ideal ramen, as well as offers customers a wide variety of sushi rolls, bento menu and other favorite Japanese cuisine. Our acclaimed signature Tonkotsu Black Ramen has become a customer favorite with its slow cooked pork bone broth and freshly made, tender chashu (braised pork belly).

Our mission is to bring our Japanese ramen and cuisine to the mainstream, by providing a meal that customers find comforting. Since the inception of the business, we have been making our own ramen broth and other key ingredients such as pork chashu and flavored eggs from scratch, whereby upholding the quality and taste of our foods, including the signature texture and deep, rich flavor of our handcrafted broth. Moreover, we believe that slowly cooking the bone broth makes it high in collagen and rich in nutrients. We also strive to present food that is not only healthy, but also affordable. We feed, entertain and delight our customers, with our active kitchens and bustling dining rooms providing happy hours, student and senior discounts, and special holiday events. As a result of our vision, customers can comfortably enjoy our food in a friendly and welcoming atmosphere.

We operate in a large and rapidly growing market. We believe the consumer appetite for Asian cuisine is widespread across many demographics and have an opportunity to expand in both existing and new U.S. markets, as well as internationally.

Our Growth Strategies

Pursue New Restaurant Development.

We have pursued a disciplined new corporate owned growth strategy. Having expanded our concept and operating model across varying restaurant sizes and geographies, we plan to leverage our expertise by opening new restaurants to fill in existing markets and expand into new geographies. While we currently aim to achieve in excess of 100% annual unit growth rate over the next three to five years, we cannot predict the time period of which we can achieve any level of restaurant growth or whether we will achieve this level of growth at all. Our ability to achieve new restaurant growth is impacted by a number of risks and uncertainties beyond our control, including but not limited to landlord delays; competition in existing and new markets, including competition for restaurant sites; and the lack of development and overall decrease in commercial real estate due to macroeconomic decline. We believe there is a significant opportunity to employ this strategy to open additional restaurants in our existing markets and in new markets with similar demographics and retail environments.

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Deliver Consistent Comparable Restaurant Sales Growth.

We have achieved positive comparable restaurant sales growth in recent periods. We believe we will be able to generate future comparable restaurant sales growth by growing traffic through increased brand awareness, consistent delivery of a satisfying dining experience, new menu offerings, and restaurant renovations. We will continue to manage our menu and pricing as part of our overall strategy to drive traffic and increase average check. We are also exploring initiatives to grow sales of alcoholic beverages at our restaurants, including the potential of a larger format restaurant with a sake bar concept. In addition to the strategies stated above, we expect to initiate sales of franchises in late 2024 or early 2025.

Increase Profitability.

We have invested in our infrastructure and personnel, which we believe position us to continue to scale our business operations. As we continue to grow, we expect to drive higher profitability both at a restaurant-level and corporate-level by taking advantage of our increasing buying power with suppliers and leveraging our existing support infrastructure. Additionally, we believe we will be able to optimize labor costs at existing restaurants as our restaurant base matures and average revenues per restaurant increase. We believe that as our restaurant base grows, our general and administrative costs will increase at a slower rate than our sales.

Heighten Brand Awareness.

We intend to continue to pursue targeted local marketing efforts and plan to increase our investment in advertising. We also are exploring the development of instant ramen noodles which we would distribute through retail channels. We intend to explore partnerships with grocery retailers to provide for small-format Yoshiharu kiosks in stores to promote a limited selection of Yoshiharu cuisine.

Appointment of New Director.

On February 13, 2025, we accepted independent director Jay Kim’s formal resignation, effective immediately. Mr. Kim’s decision to resign was not due to any disagreement with the company on any matter relating to our operations, policies or practices (financial or otherwise).

On March 17, 2025, we appointed Mr. Sungjoon Chae to fill the vacancy on the Board created by the departure of Mr. Jay Kim. Mr. S. Chae will serve on the Board until the Company’s next annual stockholder meeting or until his successor has been duly appointed and qualified or until his earlier death, resignation, retirement, disqualification, removal from office or other cause. He will not serve on any of the committees of the Board.

Components of Our Results of Operations

Revenue. Revenue represents sales of food and beverages in restaurants. Restaurant sales in a given period are directly impacted by the number of restaurants we operate and comparable restaurant sales growth.

Food and beverage. Food and beverage costs are variable in nature, change with sales volume and are influenced by menu mix and subject to increases or decreases based on fluctuations in commodity costs. Other important factors causing fluctuations in food and beverage costs include seasonality and restaurant-level management of food waste. Food and beverage costs are a substantial expense and are expected to grow proportionally as our sales grow.

Labor. Labor includes all restaurant-level management and hourly labor costs, including wages, employee benefits and payroll taxes. Similar to the food and beverage costs that we incur, labor and related expenses are expected to grow proportionally as our sales increase. Factors that influence fluctuations in our labor and related expenses include minimum wage and payroll tax legislation, the frequency and severity of workers’ compensation claims, healthcare costs and the performance of our restaurants.

Rent and utilities. Rent and utilities include rent for all restaurant locations and related taxes.

Depreciation and amortization expenses. Depreciation and amortization expenses are periodic non-cash charges that consist of depreciation of fixed assets, including equipment and capitalized leasehold improvements. Depreciation is determined using the straight-line method over the assets’ estimated useful lives, ranging from three to ten years.

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Delivery and service fees. Our customers may order online through third party service providers such as Uber Eats, Door Dash, Grubhub and others. These third-party service providers charge delivery and order fees to the company.

General and administrative expenses. General and administrative expenses include expenses associated with corporate and regional supervision functions that support the operations of existing restaurants and development of new restaurants, including compensation and benefits, travel expenses, stock-based compensation expenses for corporate-level employees, legal and professional fees, marketing costs, information systems, corporate office rent and other related corporate costs. General and administrative expenses are expected to grow as our sales grows, including incremental legal, accounting, insurance and other expenses incurred as a public company.

Advertising and marketing expenses. Advertising and marketing expenses include expenses associated with marketing campaigns and periodic advertising. Advertising and marketing expenses are expected to grow leading up to planned openings of restaurant locations and is expected to stabilize as an average by location as our sales grows.

Interest expenses. Interest expenses include non-cash charges related to our capital lease obligations and bank notes payable.

Income tax provision (benefit). Provision for income taxes represents federal, state and local current and deferred income tax expenses.

Results of Operations

The following table presents selected comparative results of operations from our audited financial statements for the year ended December 31, 2024 compared to the year ended December 31, 2023. Our financial results for these periods are not necessarily indicative of the financial results that we will achieve in future periods. Certain totals for the table below may not sum to 100% due to rounding.

	Years ended December 31,		Increase / (Decrease)
	2024	2023		%

Revenue	$12,839,137	$9,214,779	$3,624,358	39.3%
Restaurant operating expenses:
Food, beverages and supplies	3,363,182	2,376,961	986,221	41.5%
Labor	4,838,325	4,234,905	603,420	14.2%
Rent and utilities	1,770,205	1,129,060	641,145	56.8%
Delivery and service fees	528,632	563,910	(35,278)	-6.3%
Depreciation	822,318	545,549	276,769	50.7%
Total restaurant operating expenses	11,322,662	8,850,385	2,472,277	27.9%
Net restaurant operating income	1,516,475	364,394	1,152,081	316.2%
General and administrative	3,831,676	3,419,036	412,640	12.1%
Compensation to related party	139,769	339,740	(199,971)	-58.9%
Advertising and marketing	100,059	120,872	(20,813)	-17.2%
Total operating expenses	4,071,504	3,879,648	191,856	4.9%
Loss from operations	(2,555,029)	(3,515,254)	960,225	-27.3%
Other income (expense):
RRF loan forgiveness	-	700,454	(700,454)	-100.0%
Gain on disposal of fixed asset	-	8,920	(8,920)	-100.0%
Other income	378,621	32,316	346,305	1,071.6%
Interest	(455,224)	(218,153)	(237,071)	108.7%
Loss before income taxes	(2,631,632)	(2,991,717)	360,085	-12.0%
Income tax provision	34,237	48,647	(14,410)	-29.6%
Net loss	$(2,665,869)	$(3,040,364)	$374,495	-12.3

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Revenues. Revenues were $12.9 million for the year ended December 31, 2024 compared to $9.2 million for the year ended December 31, 2023, representing an increase of approximately $3.6 million, or 39.3%. The increase in sales for the year was primarily driven by $3.5 million in sales from the acquisition of three restaurants in Las Vesgas, and another $1.0 million in sales from two new restaurants opened in February and October 2024, which were offset by a $0.8 million decrease in sales at other restaurants.

Food, beverage and supplies. Food, beverage and supplies costs were approximately $3.4 million for the year ended December 31, 2024 compared to $2.4 million for the year ended December 31, 2023, representing an increase of approximately $1.0 million, or 41.5%. The increase in costs for the year ended December 31, 2024 was primarily driven by increases in revenues from the acquisition of three restaurants in Las Vegas. As a percentage of sales, food, beverage and supply costs were comparable during the years ended December 31, 2024 and 2023.

Labor. Labor and related costs were approximately $4.8 million for the year ended December 31, 2024 compared to $4.2 million for the year ended December 31, 2023, representing an increase of approximately $0.6 million, or 14.2%. The increase in costs was largely driven by additional labor costs incurred with respect to the three acquired restaurants in Las Vegas and the two new restaurant opened in 2024. As a percentage of sales, labor and related costs decreased during the comparable years ended December 31, 2024 and 2023 due to comparatively lower labor costs in Las Vegas.

Rent and utilities. Rent and utilities expenses for the year ended December 31, 2024 increased compared to the year ended in December 31, 2023 by $0.6 million primarily due to the acquisition of three restaurants in Las Vegas. As a percentage of sales, rent and utilities expenses slightly increased to 13.7% in the year ended December 31, 2024, compared to 12.3% for the year ended December 31, 2023. The increase in costs as a percentage of sales was primarily driven by the opening of new restaurants towards the end of the year.

Delivery and service fees. Delivery and service fees incurred were approximately $529 thousand for the year ended December 31, 2024 compared to $564 thousand for the year ended December 31, 2023, representing a decrease of approximately $35 thousand or 6.3%, primarily due to a decrease in food sales via delivery during the comparable period due to the post COVID effect. As a percentage of sales, delivery and service fees ratio for the year ended December 31, 2024 decreased due to increase in sales percentage of the dining-in compared to take-out.

Depreciation and amortization expenses. Depreciation and amortization expenses incurred were approximately $822 thousand for the year ended December 31, 2024 compared to $546 thousand for the year ended December 31, 2023, representing an increase of approximately $277 thousand, or 50.7%. The increase was primarily due to the acquisition of three restaurants in Las Vegas together new two newly opened restaurants in 2024. The depreciation and amortization expenses as a percentage of sales was 6.4% for the year ended December 31, 2024 compared to 5.9% for year ended December 31, 2023.

General and administrative expenses. General and administrative expenses were approximately $3.8 million for the year ended December 31, 2024 compared to $3.4 million for the year ended December 31, 2023, representing an increase of approximately $0.4 million or 12.1%. This increase in general and administrative expenses was primarily due to the acquisition of three restaurants in Las Vegas, hiring of additional administrative employees, increases in professional services and corporate-level costs to support growth plans, and the construction/development of new restaurants. As a percentage of sales, general and administrative expenses decreased to 29.7% for the year ended December 31, 2024 from 37.1% for the year ended December 31, 2023, primarily due to the significant management efforts to control manageable expenses.

Related party compensation: Compensation to James Chae was approximately $140 thousand for the year ended December 31, 2024 compared to $340 thousand for the year ended December 31, 2023, representing a decrease of approximately $200 thousand. The decrease was primarily due to the management efforts to control expenses. As a percentage of sales, related party compensation was 1.1% for the year ended December 31, 2024 and 3.7% for the year ended December 31, 2023.

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Liquidity and Capital Resources

Our primary uses of cash are for operational expenditures and capital investments, including new restaurants, costs incurred for restaurant remodels and restaurant fixtures. Historically, our main sources of liquidity have been cash flows from operations, borrowings from banks, and sales of common shares.

On January 5, 2024, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Alumni Capital LP, a Delaware limited partnership (“Alumni”) whereby we sold to Alumni 45,000 shares of Class A Common Stock in exchange for $118 thousand on November 20, 2024. This Purchase Agreement terminated on December 31, 2024.

On January 6, 2025, the Company issued and sold to Crom Structured Opportunities Fund I, LP, a Delaware limited partnership (“Crom”) a 10% OID promissory note in the aggregate principal amount of $1,100,000 (the “Note”) for a purchase price of $1,000,000. The Company repaid such Note on March 7, 2025 with the proceeds from a loan made to the Company on or about March 6, 2025. Also on January 6, 2025, we entered into an equity purchase agreement (the “Purchase Agreement”) with Crom (the “Investor”) pursuant to which the Company shall have the right, but not the obligation, to sell to the Investor up to $10,000,000 (the “ELOC Shares”) of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”). However, we have not yet been able to access capital under this agreement since we must first register shares issuable under the Purchase Agreement, which we may only do after the filing of this Annual Report on Form 10-K.

On March 12, 2025, we entered into a private placement securities subscription agreements with Good Mood Studio, Inc., Blue Ocean Fund, and Green Light pursuant to which we sold $714,000 worth of the Company’s shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at a price per share of $2.50 per share, or 285,600 shares of Class A Common Stock.

On March 17, 2025, Yoshiharu Global Co., a Delaware corporation (the “Company”) entered into securities subscription agreements (the “March 17 Subscription Agreements”) with Global AI Focus 1 Fund, Haru 1st Fund, Econovation Fund and Sky Line Fund, pursuant to which the investors purchased an aggregate of 480,000 warrants for a purchase price of $1,200,000.

On March 24, 2025, the Company entered into subscription agreements (i) with BS1 Fund, (ii) James Chae, and (iii) Golden Bridge (each, the “BS1 Subscription Agreement” and together with the March 17 Subscription Agreements, the “Additional Subscription Agreements”) pursuant to which BS1 Fund, James Chae and Golden Bridge agreed to cancel indebtedness in an aggregate amount of $2,500,000 in exchange for the issuance of an aggregate of 1,000,000 warrants.

Pursuant to the Additional Subscription Agreements, the Company will issue up to an aggregate of 780,000 Shares of the Company’s Class A Common Stock to BS1 Fund, James Chae and Golden Bridge, pursuant to the terms of the respective Additional Subscription Agreements, whereby BS1 Fund, James Chae and Golden Bridge agreed to cancel indebtedness in an aggregate amount of $2,500,000 in exchange for the issuance of an aggregate of 1,000,00 warrants. Among the 1,000,000 warrants, 220,00 warrants are to issue 220,000 Shares of the Company’s Class B common stock, par value $0.0001 par value per share (“Class B Common Stock”) to BS1 Fund, which will result in a change of control under Nasdaq Listing Rule 5635(b).

On March 25, 2025, the Company entered into subscription agreements with certain investors pursuant to which the investors agreed to pay $1,650,000 in aggregate to purchase an aggregate of 660,000 warrants (“March 25 Subscription Agreements”).

On April 2, 2025, the Company entered into subscription agreements with certain investors pursuant to which the investors agreed to pay $1,000,000 in aggregate to purchase an aggregate of 400,000 warrants (“April 2 Subscription Agreements”).

On April 9, 2025, the Company entered into subscription agreements with certain investors pursuant to which the investors agreed to cancel indebtedness in an aggregate amount of $1,000,000 in exchange for the issuance of an aggregate of 400,000 warrants (“April 9 Subscription Agreements” and together with the Additional Subscription Agreements, March 25 Subscription Agreements and April 2 Subscription Agreements, the “Subscription Agreements”).

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The Subscription Agreements contain customary representations, warranties, and indemnification provisions and were entered into in reliance on self-certification as an accredited investor pursuant to Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Each warrant is exercisable for one share of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at an exercise price of $0.01 (the “Shares”) pursuant to the terms of (i) warrant agreements dated as of March 17, 2025, (ii) warrant agreements dated as of March 24, 2025, (iii) warrant agreements dated as of March 25, (iv) warrant agreements dated as of April 2, 2025, and (v) warrant agreements dated as of April 9, 2025 (the “Warrant Agreements”).

On August 21, 2024, we received a notification letter (the “Letter”) from the Nasdaq Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that its amount of stockholders’ equity has fallen below the $2,500,000 required minimum for continued listing set forth in Nasdaq Listing Rule 5550(b)(1). On February 18, 2025, we received another notification letter (the “2nd Letter”) from Nasdaq notifying the Company that it has scheduled the Company’s securities for delisting from The Nasdaq Capital Market. Pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 series, we appealed Nasdaq’s determination to a Hearings Panel (the “Panel”) and a hearing request has stayed the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision after a hearing scheduled for April 1, 2025. With the foregoing capital increase, Nasdaq notified the Company on March 27, 2025 that it had regained compliance with Rule 5550(b)(1). As a result, the hearing scheduled for April 1, 2025 has been cancelled and the Company’s securities will continue to be listed and traded on The Nasdaq Stock Market.

Notwithstanding our current belief that our expected cash flow from operations, and the proceeds from the Purchase Agreement and from the private placements set forth above (including our belief that we will satisfy our registration requirements so that we are not forced to redeem the equity previously sold to such private placement investors) will be adequate to fund operating lease obligations, capital expenditures and working capital obligations for at least the next 12 months and thereafter, there are no assurances that we will be able to do so. If we fail to generate adequate capital, we may be forced to curb our operations or cease to continue our operations altogether.

Summary of Cash Flows

The following table summarizes our cash flows for the periods presented:

	Years ended December 31,
	2024	2023

Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$875,224	$(4,591,656)
Net cash used in investing activities	(2,561,527)	(1,471,151)
Net cash provided by financing activities	1,465,013	1,386,347

Cash Flows Used in Operating Activities

Net cash provided by operating activities during the year ended December 31, 2024 was $875,224, which resulted from net loss of $2,665,869, a non-cash charge of $822,318 for depreciation and $39,828 for amortization which was offset by and net cash inflows of $2,678,947 from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily the result of decreases in other assets of $896,567, and increases in accounts payable and accrued expenses of $198,979, due to related party of $708,534 and other payables of $1,012,591, which was offset by an increase in accounts receivable of $84,110 and inventory of $53,614. The decrease in other assets of $896,567 primarily consists of the escrow deposit of $729,352 to acquire assets of three restaurants in Las Vegas in 2023 which was consummated in April 2024. The increase in other payable of $1,012,591 is primarily due to a deposit of $1,000,000 from an individual who wanted to participate in the acquisition of Korea BBQ restaurant.

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Net cash used in operating activities during the year ended December 31, 2023 was $4,591,656, which resulted from net loss of $3,040,364, a non-cash charge of $545,549 for depreciation and amortization which was offset by the forgiveness of Restaurant Revitalization Fund (“RRF”) of $700,454, a gain on disposal of fixed asset of $8,920 and net cash outflows of $1,387,467 from changes in operating assets and liabilities. The net cash outflows from changes in operating assets and liabilities were primarily the result of an increase in other assets of $1,252,669, decreases due to related party expenses of $148,544 and accounts payable and accrued expenses of $33,915, which was offset by an increase in other payables of $59,785. The increase in other assets of $1,252,669 primarily consists of a payment of $729,352 in escrow to acquire assets of three restaurants in Las Vegas, $294,276 in escrow to purchase a restaurant in Southern California and an investment of $300,000 in a financial company for a fixed interest income.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the years ended December 31, 2024 and 2023 was $2,561,527 and $1,471,151, respectively. For the acquisition of Las Vegas restaurants in total price of $3.6 million, the Company used total $1.8 million of cash with non-cash financing for $1.8 million. Excluding the acquisition of Las Vegas restaurants, expenditures in each period are primarily related to purchases of property and equipment in connection with current and future restaurant openings.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities during the year ended December 31, 2024 was $1,465,013 due to $2,130,980 cash received through bank borrowings, offset by $933,756 of repayment of bank borrowings and loan payable to financial institutions.

Net cash provided by financing activities during the year ended December 31, 2023 was $1,386,347, primarily due to $700,000 in advance from line of credit, refinanced and new bank borrowings of $812,000 and $595,400 in loan payable to financial institution, offset by $715,892 of repayment of bank borrowings and $61,161 repayment of loan payable to financial institutions.

Contractual Obligations

The following table presents our commitments and contractual obligations as of December 31, 2024, as well as our long-term obligations:

	Payments due by period as of December 31, 2024
	Total	2025-2026	2027-2028	2029	Thereafter
Capital lease payments	$10,134,277	$2,869,960	$2,786,646	$1,167,352	$3,310,319
Bank note payables	3,113,961	1,873,610	916,527	135,462	188,362
EIDL loan payables	415,414	22,265	23,997	12,689	356,463
Loans payable to financial institutions	34,282	34,282	-	-	-
Total contractual obligations	$13,697,934	$4,800,117	$3,727,170	$1,315,503	$3,855,144

Income Taxes

We file income tax returns in the U.S. federal and California state jurisdictions.

We are considered a U.S. corporation and a regarded entity for U.S. federal, state and local income taxes. Accordingly, a provision will be recorded for the anticipated tax consequences of our reported results of operations for U.S. federal, state and foreign income taxes.

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JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the JOBS Act, and may take advantage of certain exemptions from various public company reporting requirements for up to five years or until we are no longer an emerging growth company, whichever is earlier. The JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to use this extended transition period under the JOBS Act. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Off Balance Sheet Arrangements

As of December 31, 2024, we did not have any material off-balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires management to utilize estimates and make judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. These estimates are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. The estimates are evaluated by management on an ongoing basis, and the results of these evaluations form a basis for making decisions about the carrying value of assets and liabilities that are not readily apparent from other sources. Although actual results may differ from these estimates under different assumptions or conditions, management believes that the estimates used in the preparation of our financial statements are reasonable. The critical accounting policies affecting our financial reporting are summarized in Note 2 to the financial statements included elsewhere in this Annual Report.

Recent Accounting Pronouncements

We have determined that all other issued, but not yet effective accounting pronouncements are inapplicable or insignificant to us and once adopted are not expected to have a material impact on our financial position.

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DESCRIPTION OF BUSINESS

Overview of Yoshiharu

We are a fast-growing Japanese restaurant operator and was borne out of the idea of introducing the modernized Japanese dining experience to customers all over the world. Specializing in Japanese ramen, we gained recognition as a leading ramen restaurant in Southern California within six months of our 2016 debut and have continued to expand our top-notch restaurant service across Southern California, currently operating ten restaurants with an additional three new restaurant stores under construction/development. Further, we entered into a material definitive agreement to acquire three existing restaurants in Las Vegas and expect to complete the acquisition in early second quarter 2024.

We take pride in our warm, hearty, smooth, and rich bone broth, which is slowly boiled for over twelve hours. Customers can taste and experience supreme quality and deep flavors. Combining the broth with the fresh, savory, and highest-quality ingredients, we serve the perfect, ideal ramen, as well as offers customers a wide variety of sushi rolls, bento menu and other favorite Japanese cuisine. Our acclaimed signature Tonkotsu Black Ramen has become a customer favorite with its slow cooked pork bone broth and freshly made, tender chashu (braised pork belly).

Our mission is to bring our Japanese ramen and cuisine to the mainstream, by providing a meal that customers find comforting. Since the inception of the business, we have been making our own ramen broth and other key ingredients such as pork chashu and flavored eggs from scratch, whereby upholding the quality and taste of our foods, including the signature texture and deep, rich flavor of our handcrafted broth. Moreover, we believe that slowly cooking the bone broth makes it high in collagen and rich in nutrients. We also strive to present food that is not only healthy, but also affordable. We feed, entertain and delight our customers, with our active kitchens and bustling dining rooms providing happy hours, student and senior discounts, and special holiday events. As a result of our vision, customers can comfortably enjoy our food in a friendly and welcoming atmosphere.

In September 2022, we consummated our initial public offering (the “IPO”) of 2,940,000 shares of our Class A common stock (pre-Reverse Stock Split), par value $0.0001 per share (“Class A Common Stock”) at a public offering price of $4.00 per share, generating gross proceeds of $11,760,000. Net proceeds from the IPO were approximately $10.3 million after deducting underwriting discounts and commissions and other offering expenses of approximately $1.5 million.

We granted the underwriters a 45-day option to purchase up to 441,000 additional shares (equal to 15% of the shares of Class A Common Stock sold in the IPO) to cover over-allotments, if any, which the underwriters did not exercise. In addition, we issued to the representative of the underwriters warrants to purchase a number of shares of Class A Common Stock equal to 5.0% of the aggregate number of shares of Class A Common Stock sold in the IPO (including shares of Class A Common Stock sold upon exercise of the over-allotment option). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months from the date of commencement of the sales of the shares of Class A Common Stock in connection with the IPO, at an initial exercise price per share of $5.00 (equal to 125% of the initial public offering price per share of Class A Common Stock). No representative’s warrants have been exercised.

On September 9, 2022, the our Class A Common Stock began trading on the Nasdaq Capital Market under the symbol “YOSH.”

On November 22, 2023, we filed a Certificate of Amendment (the “Certificate of Amendment”) to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our Class A Common Stock and Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A common Stock, “Common Stock”), in the ratio of 1-for-10 (the “Reverse Stock Split”) effective at 11:59 p.m. eastern on November 27, 2023. The Class A Common Stock began trading on a split-adjusted basis at the market open on Tuesday, November 28, 2023.

No fractional shares were issued as a result of the Reverse Stock Split. Instead, any fractional shares that would have resulted from the Reverse Stock Split were rounded up to the next whole number. As a result, a total of 34,846 shares of Class A Common Stock were issued and total of 1,230,246 shares of Class A Common Stock were outstanding as of December 31, 2023. The Reverse Stock Split affects all stockholders uniformly and did not alter any stockholder’s percentage interest in our outstanding Common Stock, except for adjustments that may result from the treatment of fractional shares. The number of authorized shares of Common Stock and number of authorized shares of our Class B common stock were not changed.

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Supply Chain Disruption and Inflation

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs, especially in light of recent supply chain disruptions. We believe we have experienced higher costs due to increased commodity prices and challenges sourcing our supplies due in part to global supply chain disruptions. Although historically, and as of December 31, 2024, global supply chain disruptions have not materially adversely affected our business, a substantial increase in the cost of, or inability to procure, the food products most critical to our menu, such as canola oil, rice, meats, fish and other seafood, as well as fresh vegetables, could materially and adversely affect our business, financial condition or results from operations. Because we provide moderately priced food, we may choose not to, or may be unable to, pass along commodity price increases to consumers. These potential changes in supply costs could materially adversely affect our business, financial condition or results of operations.

Historically and as of the date hereof, inflation has not had a material effect on our results of operations. Severe increases in inflation, however, could affect the global and U.S. economies and could have a materially adverse impact on our business, financial condition or results of operations. Furthermore, future volatile, negative, or uncertain economic conditions and recessionary periods or periods of significant inflation may adversely impact consumer spending at our restaurants, which would materially adversely affect our business, financial condition and results of operations. Such effects can be especially pronounced during periods of economic contraction or slow economic growth. To the extent that we are unable to offset such cost inflation through increased menu prices or increased efficiencies in our operations and cost savings, there could be a negative impact on our business, sales and margin performance, net income, cash flows and the trading price of our common shares. We have been able to offset to some extent these inflationary and other cost pressures through actions such as increasing menu prices and supply chain initiatives, however, we expect these inflationary and other cost pressures to continue into and throughout the year 2025.

Our Strengths

Experienced Management Team Dedicated to Growth.

Our team is led by experienced and passionate senior management who are committed to our mission. We are led by our Chief Executive Officer, James Chae. Mr. Chae founded Yoshiharu in 2016 and has helped grow the business since that time. Mr. Chae leads a team of talented professionals with deep financial, operational, culinary, and real estate experience.

Compelling Value Proposition with Broad Appeal.

Guests can enjoy our signature ramen dishes or select from our variety of fresh sushi rolls, bento, and other Japanese cuisine. The high-quality dishes at affordable prices are the result of our efficient operations. In addition, we believe our commitment to high-quality and fresh ingredients in our food is at the forefront of current dining trends as customers continue to seek healthy food options.

Attractive Restaurant-Level Economics.

At Yoshiharu, we believe our rapid customer turnover, combined with our ability to deliver in 2 major day parts with lunch and dinner, allows for robust and efficient sales in each of our restaurants. Our average unit volume (“AUV”, as defined herein) was $1.1 million in 2023 and $1.0 million in 2024.

Quality of Food and Excellence in Customer Service.

We place a premium on serving high-quality, authentic Japanese cuisine. We believe in customer convenience and satisfaction and have created strong, loyal and repeat customers who help expand the Yoshiharu network to their friends, family and co-workers.

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Our Growth Strategies

Pursue New Restaurant Development.

We have pursued a disciplined new corporate owned growth strategy. Having expanded our concept and operating model across varying restaurant sizes and geographies, we plan to leverage our expertise opening new restaurants to fill in existing markets and expand into new geographies. While we currently aim to achieve in excess of 100% annual unit growth rate over the next three to five years, we cannot predict the time period of which we can achieve any level of restaurant growth or whether we will achieve this level of growth at all. Our ability to achieve new restaurant growth is impacted by a number of risks and uncertainties beyond our control, including those described under the caption “Risk Factors.” In particular, see “Risk Factors—Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets” for specific risks that could impede our ability to achieve new restaurant growth in the future. We believe there is a significant opportunity to employ this strategy to open additional restaurants in our existing markets and in new markets with similar demographics and retail environments.

Deliver Consistent Comparable Restaurant Sales Growth.

We have achieved positive comparable restaurant sales growth in recent periods. We believe we will be able to generate future comparable restaurant sales growth by growing traffic through increased brand awareness, consistent delivery of a satisfying dining experience, new menu offerings, and restaurant renovations. We will continue to manage our menu and pricing as part of our overall strategy to drive traffic and increase average check. We are also exploring initiatives to grow sales of alcoholic beverages at our restaurants, including the potential of a larger format restaurant with a sake bar concept. In addition to the strategies stated above, we expect to initiate sales of franchises in 2024.

Increase Profitability.

We have invested in our infrastructure and personnel, which we believe positions us to continue to scale our business operations. As we continue to grow, we expect to drive higher profitability both at a restaurant-level and corporate-level by taking advantage of our increasing buying power with suppliers and leveraging our existing support infrastructure. Additionally, we believe we will be able to optimize labor costs at existing restaurants as our restaurant base matures and AUVs increase. We believe that as our restaurant base grows, our general and administrative costs will increase at a slower rate than our sales.

Heighten Brand Awareness.

We intend to continue to pursue targeted local marketing efforts and plan to increase our investment in advertising. We also are exploring the development of instant ramen noodles which we would distribute through retail channels. We intend to explore partnerships with grocery retailers to provide for small-format Yoshiharu kiosks in stores to promote a limited selection of Yoshiharu cuisine.

Experienced Management Team Dedicated to Growth.

Our team is led by experienced and passionate senior management who are committed to our mission. We are led by our Chief Executive Officer, James Chae. Mr. Chae founded Yoshiharu in 2016 and leads a team of talented professionals with deep financial, operational, culinary, and real estate experience.

Properties

As of December 31, 2024, we operated twelve (12) restaurants in California and one location under construction. We also operated three restaurants in Las Vegas since April 2024. We operate a variety of restaurant formats, including in-line and end-cap restaurants located in retail centres of varying sizes. Our restaurants currently average approximately 1,578 square feet. We lease the property for our corporate offices and all of the properties on which we operate our restaurants.

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The table below shows the locations of our restaurants as of the date of this Report:

Store Location	Address	Year Launched
Orange	1891 N Tustin St, Orange, CA 92865	2016
Buena Park	6970 Beach Blvd, #F206 Buena Park, CA 90621	2017
Whittier	8426 Laurel Ave, STE A Whittier, CA 90605	2017
Chino	4004 Grand Ave STE C Chino, CA 91710	2019
Eastvale	4910 Hamner Ave STE 150, Eastvale, CA 91752	2020
Irvine	3935 Portola Pkwy, Irvine, CA 92602	2021
La Mirada	12806 La Mirada Blvd, La Mirada, CA 90638	2022
Cerritos	11533 South St, Cerritos, CA 90703	2022
Corona	440 N Mckinley St STE 101, Corona, CA 92879	2023
Garden Grove	9812 Chapman Avenue Garden Grove, CA 92841	2023
Laguna	32341 Golden Lantern, STE B, Laguna Niguel, CA 92677	1Q 2024*[1]
San Clemente	638 Camino de Los Mares STE 16, San Clemente, CA 92673	4Q 2024*[2]
Menifee	27311 Newport Road, Suite 320, Menifee, CA 92584	1Q 2025*[3]
Ontario	960 N Haven Ave, Suite 100, Ontario, CA 91764	1Q 2025*[3]
Las Vegas	6125 S. Fort Apache Road, Suite 200, Las Vegas, NV 89148	2Q 2024*[4]
Las Vegas	280 E Flamingo Road, Suite C, Las Vegas, NV 89169	2Q 2024*[4]
Las Vegas	6572 N Decatur Blvd., Las Vegas, NV 89131	2Q 2024*[4]

*1 Opened in February 2024.

*2 Opened in October 2024

*3 Under construction.

*4 Acquired in April 2024

We are obligated under non-cancelable leases for the majority of our restaurants, as well as our corporate offices. The majority of our restaurant leases have lease terms of 10 years, inclusive of customary extensions which are at the option of the company. Our restaurant leases generally require us to pay a proportionate share of real estate taxes, insurance, common area maintenance charges, and other operating costs. Some restaurant leases provide for contingent rental payments based on sales thresholds, although we generally do not expect to pay significant rent on these properties based on the thresholds in those leases. We do not own any real property.

We opened one restaurant in each year from 2019 through 2021, and we have opened two restaurants in 2022, 2023 and 2024, respectively. We also acquired three existing restaurants in Las Vegas by an Asset Purchase Agreement (“APA”) with Mr. Jihyuck Hwang (“Seller”) (see Note 9 Related Party Transactions) via the Company’s wholly owned subsidiary, Yoshiharu Las Vegas (“YLV”). The APA provided for the purchase of specific assets of the three restaurant businesses, including inventory, security deposits, fixed assets and lease assignment effective as of April 20, 2024.

We anticipate approximately $350,000 - $550,000 in costs per new location in development and has spent approximately $484,000 for the one location under construction/development as of December 31, 2024.

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Site Development and Expansion

Site Selection Process

We consider site selection to be instrumental to our success. As part of our strategic site selection process, we receive potential site locations from networks of local brokers, which are then reviewed by our Development Team. This examination consists of an analysis of the lease terms and conditions, a profitability evaluation, as well as multiple site visits during all times of the day, e.g., lunch, late afternoon, dinner, weekdays and weekends, to test for traffic. The Development Team holds regular meetings for site approval with other members of our senior management team in order to get a balanced perspective on a potential site.

Our current real estate strategy focuses on high-traffic retail centers in markets with a diverse population and above-average household income for the state. We believe we are attractive lessees for landlords given our ability to drive strong traffic comprised of above-average household income guests, and we imagine our bargaining power will become stronger as we accumulate more stores. In site selection, we also consider factors such as residential and commercial population density, restaurant visibility, traffic patterns, accessibility, availability of suitable parking, proximity to highways, universities, shopping areas and office parks, the degree of competition within the market area, and general availability of restaurant-level employees. We also invest in site analytics tools for demographic analysis and data collection for both existing and new market areas, which we believe allows us to further understand the market area and determine whether to open new restaurants in that location.

Our flexible physical footprint, which has allowed us to open restaurants in size ranging from 1,500 to 2,500 square feet, allows us to open in-line and end-cap restaurant formats at strip malls and shopping centers and penetrate markets in both suburban and urban areas. We believe we have the ability to open additional restaurants in our existing metropolitan areas. We also believe there is significant opportunity to employ the strategy in new markets with similar demographics across the U.S. and globally.

Expansion Strategy

We plan to pursue a multi-facet expansion strategy by opening new corporate restaurants or acquiring existing restaurants in both new and existing markets, as well as utilizing the franchise market. We believe this expansion will be crucial to executing our growth strategy and building awareness of Yoshiharu as a leading Japanese casual dining brand. Expansion into new markets occurs in parallel with ongoing evaluation of existing markets, with the goal of maintaining a pipeline of top-tier development opportunities. As described under the heading Site Selection Process above, we use a systematic approach to identify and review existing and new markets.

Upon selecting a new market, we typically build one restaurant to prove concept viability in that market. We have developed a remote management system whereby our senior operations team is able to monitor restaurants in real-time from our headquarters using approximately eight cameras installed in each restaurant. We utilize this remote management system to maintain operational quality while minimizing inefficiencies caused by a lack of economies of scale in new markets.

Due to our relatively small restaurant count, new restaurants have an outsized impact on our financial performance. In order to mitigate risk, we look to expand simultaneously in new and existing markets. We base our site selection on our most successful existing restaurants and frequently reevaluate our strategy, pacing and markets. We believe we are in the early stages of our growth story and that our restaurant model is designed to generate strong cash flow, attractive restaurant-level financial results and high returns on invested capital, which we believe provides us with a strong foundation for expansion.

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Restaurant Design

Restaurant design is handled by our Development Team in conjunction with outsourced vendor relationships, e.g., architects and general contractors. Our restaurant size currently averages approximately 1,500 square feet. Seating in our restaurant is comprised of a combination of table seating and bar seats with an average seating capacity of 40-50 guests.

We are developing two main restaurant layouts. The standard restaurants will be built using our current layout and design which we believe evokes a modern and on-trend Japanese dining atmosphere. The second layout is a larger floor plan where we will utilize a full service restaurant and bar. We believe our see-through kitchens reflecting the cooks preparing first hand meals, amplify the lively bustle provided by the great casual atmosphere, and serve to highlight the ambiance of getting great food in a modern Japanese style ambiance.

Construction

Construction of a new restaurant takes approximately 12 to 24 weeks once construction permits are issued. Our Development Team oversees the build-out process from engaging architects and contractors to design and build out the restaurant. The capital resources required to develop each new restaurant are significant. On average, we estimate our restaurant build-outs to cost approximately $350,000 - $550,000 per standard location, net of tenant allowances and pre-opening costs and assuming that we do not purchase the underlying real estate, but this figure could be significantly higher depending on the market, restaurant size, and condition of the premises upon delivery by landlord. On average, we estimate that our restaurants require a cash build-out cost of approximately $350,000-$550,000 per restaurant, net of landlord tenant improvement allowances and pre-opening costs and assuming that we do not purchase the underlying real estate. Actual costs may vary significantly depending upon a variety of factors, including the site and size of the restaurant and conditions in the local real estate and labor markets.

Restaurant Management and Operations

Restaurant Management and Employees

Our restaurants typically employ one restaurant manager, one or two supervisors, and approximately 8 to 12 additional team members. Managers, supervisors and management trainees are cross-trained throughout the restaurant in order to create competency across critical restaurant functions, both in the dining area and in the kitchen.

In addition, our senior operations team monitors restaurants in real-time from our headquarters using our remote management system of approximately eight cameras installed in each restaurant. These team members are responsible for different components of the restaurant: cleanliness, service, and food quality.

Training and Employee Programs

We devote significant resources to identifying, selecting, and training restaurant-level employees. Our training covers leadership, team building, food safety certification, alcohol safety programs, sexual harassment training, and other topics. Management trainees undergo training for approximately 8 to 16 weeks in order to develop a deep understanding of our operations. In addition, we are developing extensive training manuals that cover all aspects of restaurant-level operations.

Our traveling “opening team” provides training to team members in advance of opening a new restaurant. We believe the opening team facilitates a smooth opening process and efficient restaurant operations from the first day a restaurant opens to the public. The opening team is typically on-site at new restaurants from two weeks before opening to four weeks after opening.

Food Preparation, Quality and Safety

We are committed to consistently providing our guests high quality, freshly prepared food. For other items we believe hand preparation achieves the best quality. Hand preparation of menu items includes, but is not limited to, frying tempura, slicing meat and fish and making pork bone broth. We believe guests can taste the difference in freshly prepared food and that adhering to these standards is a competitive advantage for our brand.

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Food safety is essential to our success and we have established procedures to help ensure that our guests enjoy safe, quality food. We require each employee to complete food handler safety certification upon hiring. We have taken various additional steps to mitigate food quality and safety risks, including undergoing internal safety audits. We also consider food safety and quality assurance when selecting our distributors and suppliers.

Menu

We offer a diverse menu, including our signature ramen dishes, as well as sushi rolls, bento boxes, and other Japanese cuisine. The menu appeals to a wide range of customers, and we continue to improve upon the quality, taste and presentation. Additionally, we are able to serve the menu in a delivery and pickup format, as our food is designed to be enjoyed on premise or at customers’ homes or offices. We have entered the catering business through relationships with businesses who place large format orders (i.e., Bento boxes for corporate meetings or office lunches), for delivery or pick-up. We expect that our catering business, which has a higher-than-average order value, to grow due to the early success we have experienced in the corporate channel.

New Menu Introductions

We focus advertising efforts on new menu offerings to broaden our appeal to guests and drive traffic. Our menu changes twice per year to introduce new items and remove underperforming items. We promote these new menu additions through various social media platforms, our website and in-restaurant signage.

Marketing and Advertising

We use a variety of marketing and advertising channels to build brand awareness, attract new guests, increase dining frequency, support new restaurant openings, and promote Yoshiharu as an authentic Japanese restaurant with high-quality cuisine and a distinctive dining experience. Our primary advertising channels include digital, social, and print.

Social Media

We maintain a presence on several social media platforms including Facebook and Instagram, allowing us to regularly communicate with guests, alert guests of new offerings, and conduct promotions. Our dining experience is built to provide our guests social media shareable moments, which we believe extends our advertising reach.

Suppliers

We carefully select suppliers based on product quality and authenticity and their understanding of our brand, and we seek to develop long-term relationships with them. All supply arrangements are negotiated and managed at the Yoshiharu corporate-level.

Food. Our Vice President of Operations identifies and procures high-quality ingredients at competitive prices. Each store separately makes an order to the specific vendor, and the invoices are submitted and paid by Yoshiharu at the corporate-level. We source mainly through the following Japanese-related distributors: JFC, a subsidiary of Kikkoman Corporation, Wismettac, a subsidiary of Nishimoto Co., Ltd., and Mutual Trading Co., Inc., a California corporation.

Paper. Our Vice President of Operations negotiates long term supply agreements for our logo-branded paper including takeout bags and bowls, chopsticks, as well as uniforms. We make a portion of our purchases annually in bulk at fixed prices, and deliver them to our warehouse in Anaheim, California. Each restaurant Manager receives the necessary paper supplies from our warehouse.

Management Information Systems

We utilize systems provided by Toast, Inc. for point of sale, contactless ordering, handheld ordering, online ordering and delivery, as well as marketing and payroll management. We believe that Toast’s systems provide us and our customers with streamlined operations and allows us to efficiently turn tables and improve the sales conversion cycle, while reducing third-party commissions for online orders.

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Restaurant Industry Overview

According to the National Restaurant Association (the “NRA”), restaurant industry sales in 2024 were over $1.1 trillion, up from $1.0 trillion in 2024 and is forecast to grow to $1.5 trillion in 2025.

The restaurant industry is divided into several primary segments, including limited-service and full-service restaurants, which are generally categorized by price, quality of food, service, and location. Yoshiharu sits at the intersection of these two segments offering the experience and food quality of a full-service restaurant and the speed of service of a limited-service restaurant. We primarily compete with other full-service restaurants, which, according to the NRA, had approximately $353 billion of sales in calendar year 2024, up from $324 billion in 2023. The limited-service segment generated approximately $421 billion in calendar year 2024, or a roughly $26 billion increase from the prior year.

We believe that increased multiculturalism in the United States, driven in part by growth in the Asian demographic, contributes to a favorable macro environment for Yoshiharu’s future growth. According to the U.S. Census Bureau, the Asian population is projected to be one of the fastest growing demographics in the United States, increasing in size from 22.4 million people in calendar year 2019 to 46 million people by calendar year 2060. During this time, the Asian population’s share of the nation’s total population is projected to increase by 100%, from approximately 7% to 14%.

Additionally, we believe that Yoshiharu is well-positioned to grow our share of the restaurant market as consumers seek quality, value, healthier options, and authentic global and regional cuisine in their dining choices. According to the National Restaurant Association 2024 State of the Industry report, roughly 47% of family and casual dining restaurants plan to add new menu items identified as healthy or nutritious in 2024.

We cannot provide assurance that we will benefit from these long-term demographic trends, although we believe the projected growth in the Asian population and the Asian influence on dining trends will result in an increase in demand for Japanese and Asian foods.

Competition

We face significant competition from a variety of locally owned restaurants regional, and national chain restaurants offering both Asian and non-Asian cuisine, as well as takeaway options from grocery stores. Direct competition for Yoshiharu comes primarily from Asian restaurants including other ramen noodles restaurants. Jinya Ramen Bar operates approximately 40 locations in the United States and also franchises their restaurants. We believe that we compete primarily based on product quality, dining experience, ambience, location, convenience, value perception, and price. Our competition continues to intensify as competitors increase the breadth and depth of their product offerings and open new restaurants.

Seasonality

Due to Yoshiharu’s menu breadth and diversification of offerings, we do not experience significant seasonality.

Employees

As of December 31, 2024, we had approximately 259 employees, of whom 10 were exempt employees and the remainder were non-exempt employees. None of our employees are unionized or covered by collective bargaining agreements, and we consider our current employee relations to be good.

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Government Regulation and Environmental Matters

We are subject to extensive and varied federal, state and local government regulation, including regulations relating, among others, to public and occupational health and safety, nutritional menu labeling, healthcare, the environment, sanitation and fire prevention. We operate each of our restaurants in accordance with standards and procedures designed to comply with applicable codes and regulations. However, an inability to obtain or retain health department or other licenses would adversely affect our operations. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular restaurant or group of restaurants. Additionally, difficulties, delays or failure to retain or renew licenses, permits or approvals, or increased compliance costs due to changed regulations, could adversely affect operations at existing restaurants.

In addition, in order to develop and construct restaurants, we must comply with applicable zoning, land use and environmental regulations. Federal and state environmental regulations have not had a material effect on our operations to date, but more stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay or even prevent construction and increase development costs for new restaurants. We are also required to comply with the accessibility standards mandated by the U.S. Americans with Disabilities Act, which generally prohibits discrimination in accommodation or employment based on disability. We may in the future have to modify restaurants, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. While these expenses could be material, our current expectation is that any such actions will not require us to expend substantial funds.

Alcoholic beverage control regulations require each of our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.

Further, we are subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act and various other federal and state laws governing similar matters including minimum wages, overtime, workplace safety and other working conditions. Significant numbers of our food service and preparation personnel are paid at rates related to the applicable minimum wage, and further increases in the minimum wage or other changes in these laws could increase our labor costs. Our ability to respond to minimum wage increases by increasing menu prices will depend on the responses of our competitors and guests. Our distributors and suppliers also may be affected by higher minimum wage and benefit standards, which could result in higher costs of goods and services supplied by us. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters.

There has been increased regulation of certain food establishments in the United States, such as the requirements to maintain a Hazard Analysis and Critical Control Points (“HACCP”) system. HACCP refers to a management system in which food safety is addressed through the analysis and control of potential hazards from production, procurement and handling, to manufacturing, distribution and consumption of the finished product. Many states have required restaurants to develop and implement HACCP systems and the U.S. government continues to expand the sectors of the food industry that must adopt and implement HACCP programs. We cannot assure you that we will not have to expend additional time and resources to comply with new food safety requirements either required by current or future federal food safety regulation or legislation. Additionally, our suppliers may initiate or otherwise be subject to food recalls that may impact the availability of certain products, result in adverse publicity or require us to take actions that could be costly for us or otherwise harm our business.

A number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information or have enacted legislation restricting the use of certain types of ingredients in restaurants. Many of these requirements are inconsistent or interpreted differently from one jurisdiction to another. These requirements may be different or inconsistent with requirements that we are subject to under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act, (collectively, the “ACA,”), which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the ACA requires chain restaurants with 20 or more locations in the United States operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The ACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request. While our ability to adapt to consumer preferences is a strength of our concepts, the effect of such labeling requirements on consumer choices, if any, is unclear at this time.

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We are subject to federal, state and local environmental laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, or exposure to, hazardous or toxic substances (“environmental laws”). These environmental laws can provide for significant fines and penalties for non-compliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances. We are not aware of any environmental laws that will materially affect our earnings or competitive position, or result in material capital expenditures relating to our restaurants. However, we cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered, interpreted or enforced, or the amount of future expenditures that we may need to make to comply with, or to satisfy claims relating to, environmental laws. It is possible that we will become subject to environmental liabilities at our properties, and any such liabilities could materially affect our business, financial condition or results of operations.

We are also subject to laws and regulations relating to information security, privacy, cashless payments, gift cards and consumer credit, protection and fraud, and any failure or perceived failure to comply with these laws could harm our reputation or lead to litigation, which could adversely affect our business, financial condition or results of operations.

Furthermore, we are subject to import laws and tariffs which could impact our ability to source and secure food products, other supplies and equipment necessary to operate our restaurants.

For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors.”

Intellectual Property and Trademarks

Yoshiharu Holdings Co., our wholly owned subsidiary, owns a number of patents, trademarks and service marks registered or pending with the U.S. Patent and Trademark Office (“PTO”) including the following registrant trademarks: YOSHIHARU RAMEN (Trademark Reg. No. 5030823) and Design Mark YOSHIHARU RAMEN (Trademark Reg. No. 5045588). In addition, we have registered the Internet domain name www.yoshiharuramen.com. The information on, or that can be accessed through, our website is not part of this Report.

We believe that the trademarks, service marks and other intellectual property rights that we license from Yoshiharu Holdings Co. have significant value and are important to the marketing and reputation of our brand. It is our policy to pursue registration of our intellectual property whenever possible and to oppose vigorously any infringement thereof. However, we cannot predict whether steps taken to protect such rights will be adequate or whether Yoshiharu Holdings Co. will take steps to enforce such rights with regard to any intellectual property that we license from them. See “Risk Factors—Risks Related to Our Business and Industry—We may become involved in lawsuits involving Yoshiharu Holdings Co. as the owner of intellectual property, or us as a licensee of intellectual property from Yoshiharu Holdings Co., to protect or enforce our intellectual property rights, which could be expensive, time consuming, and unsuccessful.” We are aware of third-party restaurants with names similar to our restaurant name in certain limited geographical areas such as in California. However, we believe such uses will not adversely affect us.

Legal Proceedings

We are currently not involved in litigation that we believe will have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self- regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision is expected to have a material adverse effect.

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DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers, directors and director nominees as of [*], 2025.

Name	Age	Position
James Chae	61	President, Chief Executive Officer, Director and Chairman of the Board
Soojae Ryan Cho	55	Chief Financial Officer
Sungjoon Chae	44	Director
Harinne Kim**	51	Director
Yusil Yeo**	45	Director
Abe Lim	43	Director Nominee
Jae-Hyo Seo	58	Director Nominee

**Such director has indicated that they will resign in connection with the Stockholders’ Special Meeting scheduled for May 5, 2025.

James Chae, age 61, Chairman of the Board of Directors, Chief Executive Officer

Mr. Chae founded Yoshiharu in 2016. Led by Mr. Chae, Yoshiharu has expanded to become a leading Japanese cuisine restaurant chain in Southern California. The root of Mr. Chae’s business knowledge comes from over two decades leading a wide array of industries including both the financial services and retail services segments. Mr. Chae has been a business executive for over 10 years, serving as the President of APIIS Financial, Inc., a financial planning and wealth management firm. Prior to APIIS Financial, Inc., Mr. Chae served as the Managing Site Partner for John Hancock from January 2002 to October 2010.

Mr. Chae immigrated from South Korea to the United States as a teenager, and diligently worked to enroll at UCLA where he studied Economics. Prior to graduation, Mr. Chae began his career at California Korea Bank, one of the first banks to service Koreans living in the United States. Mr. Chae rose to the position of Loan Adjuster before venturing out on his own as an entrepreneur. While starting his own businesses, Mr. Chae often found comfort in a warm bowl of ramen to uplift him and energize his spirit, which served as the inspiration for Yoshiharu. Mr. Chae’s background in the financial services industry provided him access to restaurants and retailers which helped him understand the restaurant industry and more importantly, the necessary foundations in building a successful restaurant business. Mr. Chae believed that there was a large addressable market for ramen, and together with his experience and passion for the business, founded Yoshiharu. As the founder and controlling stockholder of our company, Mr. Chae possesses invaluable operational knowledge and insight making him qualified to serve as a member of our board of directors.

Soojae Ryan Cho, age 55, Chief Financial Officer

Mr. Cho was appointed to serve as Chief Financial Officer effective May 25, 2022. For the past five years, Mr. Cho has served as a partner in S&R Accounting Professionals, LLP where he has provided various accounting, external audit, and tax services. He has 25 years of experience in the public accounting and industry experience with US and global companies. Mr. Cho began his career with KPMG Los Angeles in 1996. After successfully completing 9 years at KPMG, Mr. Cho was recruited as a Controller and became a CFO for Prudential Securities in South Korea, a wholly owned subsidiary of Prudential Securities USA. Mr. Cho later joined Ticket Monster (TMon), a leading e-Commerce company as a Director of Finance managing over 40 accounting and finance team members. At TMon, Mr. Cho successfully led and completed mergers and acquisitions in different times with Groupon USA, Living Social, and KKR (one of the largest private equity firms in the USA), reported financial statements under US GAAP to its parent company, and worked closely with external auditors, PwC and E&Y. He has extensive experience in audits for both private and public companies, SEC reporting and due diligence transactions including post-merger integration services and IPO engagements. Mr. Cho offers specialized expertise in the automotive, manufacturing and distribution, technology, and e-Commerce industries.

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Sungjoon Chae, age 44, Director

Mr. Chae was appointed to serve as director effective March 17, 2025. Mr. Chae is a distinguished architect and urban designer dedicated to shaping sustainable and innovative spaces that enhance the human experience. With a deep understanding of the interplay between space, architecture and urban environments, he has consistently delivered designs that merge aesthetic appeal with functionality. Mr. Chae is currently CEO of Grundot and a former adjunct professor at Hongik University. Mr. Chae has amassed extensive experience working with some of the world’s most renowned architectural firms, including Steven Holl Architects, Weiss/Manfredi, and Michael Maltzan Architecture, where he played a key role as a Senior Designer and Project Designer. His portfolio spans a diverse range of high-profile projects, such as the 94-unit apartment building ‘Meander’ in Helsinki, Finland, the Franklin & Marshall Fine Arts Building in Lancaster, PA, the Tulane University Dining Common in New Orleans, the master plan for the U.S. Embassy in New Delhi, India, and the Malibu Beach House in California. Mr. Chae holds a Master of Architecture in Urban Design from the Harvard Graduate School of Design and a Master and Bachelor of Architecture from the Illinois Institute of Technology.

Harinne Kim, age 51, Director

Ms. Kim was appointed to serve as director effective February 17, 2023. Ms. Kim is a leading financial advisor who, since June 2017, has been the president and owner of her HariK agency. Ms. Kim is highly regarded in her field with over 23 years of experience having previously worked with regarded financial companies which include: Fidelity Investments, Vanguard, John Hancock and many more. She also holds a position as a wealth managing consultant for United Family Medicine, Chicago Kimchi, Acepex, Korean Daily Newspaper, and Hyundai Corporation over the past 10 years.

Ms. Kim has completed her education at Loyola with a specialization in Economics and Finance. Currently, she has countless list of clients which vary from individuals to corporations.

Ms. Kim possesses extensive expertise and experience in financial management, making her qualified to serve as a “financial expert”, a member of our board of directors and our Audit Committee.

Yusil Yeo, age 45, Director

Ms. Yeo was appointed to serve as a director effective May 25, 2022. Ms. Yeo is currently the president of Grace Yeo & Associates, C.P.A., Inc, a full-service accounting firm in Los Angeles, CA and has served in such capacity for the past 5 years. She has expertise in providing comprehensive accounting services. Ms. Yeo is a member of American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. She is licensed as a Certified Public Accountant. Ms. Yeo has gained extensive accounting and tax experience through senior accountant and management roles for a variety of companies and CPA firms located in the Los Angeles area, including H&R Block and KNM Associates, Inc. Ms. Yeo holds a Bachelor of Science degree from the University of California, Los Angeles.

Ms. Yeo possesses extensive expertise and experience in financial management, making her qualified to serve as a “financial expert”, a member of our board of directors and our Audit Committee.

There are no family relationships among our board of directors and executive officers.

Abe Lim, age 43, Director Nominee

Abe Lim, a seasoned real estate and investment professional with over 21 years of experience. With deep expertise in strategic growth, capital investment, and real estate operations, he brings a wealth of knowledge to his new role. As the co-founder of several successful ventures—including Circa Properties, Landmark Trust Investment Company, Mila Capital, and Camileon Investment Partners—Mr. Lim has built a reputation for visionary leadership, disciplined execution, and a strong commitment to community impact. Throughout his career, he has led with a people-first philosophy, fostering high-performing teams and developing businesses rooted in integrity and innovation. His appointment reflects a dedication to strong governance, forward-thinking strategy, and long-term value creation. Mr. Lim holds a degree in Economics from the University of California, Irvine.

We believe that Mr. Lim will be an asset to the Board due to his dedication to strong governance, forward-thinking strategy, and long-term value creation.

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Jae-Hyo Seo, age 58, Director Nominee

Jae-Hyo Seo served as an investigator in the South Korean prosecution from 1995 to 2009, beginning at the Suwon District Prosecutor’s Office and later working at the Seoul Central District Prosecutor’s Office. Afterward, he worked as a consultant at the law firms Dadam and Pyeongsan Law LLC from 2011 to 2020. Mr. Seo then worked at the Korea Land and Geospatial Informatix Corporation.

We believe that Mr. Seo will be an asset to the Board due to his experience as a legal practitioner and consultant.

Controlled Company

James Chae controls a majority of the combined voting power of our outstanding equity interests. As a result, we are a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Stock Market. As a controlled company, exemptions under the standards free us from the obligation to comply with certain corporate governance requirements, including the requirements:

●	that a majority of our board of directors consists of “independent directors,” as defined under the rules of the Nasdaq Stock Market;

●	that we have, to the extent applicable, a Nominating and Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	that we have a Compensation Committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	for an annual performance evaluation of the Nominating and Corporate Governance Committee and Compensation Committee.

Since we intend to avail ourselves of the “controlled company” exception under the Nasdaq Stock Market rules, we do not have a Nominating and Corporate Governance Committee. These exemptions do not modify the independence requirements for our Audit Committee, and we are in compliance with the requirements of Rule 10A-3 of the Exchange Act and the rules of the Nasdaq Stock Market.

Based on the Nasdaq Stock Market corporate governance rules and the independence requirements of Rule 10A-3 of the Exchange Act, our board of directors has determined that Harinne Kim and Ysuil Yeo are independent directors and that, upon their election, Jae-Hyo Seo and Abe Lim will each be an independent director.

Corporate Governance and Board Structure

Our board of directors currently consists of four members. Our bylaws provide that our board of directors shall consist of at least three directors but not more than eleven directors and the authorized number of directors may be fixed from time to time by resolution of our board of directors. Based on the corporate governance rules of the Nasdaq Stock Market, Harinne Kim and Yusil Yeo are currently independent directors. Additionally, upon their election, Jae-Hyo Seo and Abe Lim will be independent directors.

Given the resignation of Jay Kim on February 13, 2025 and the appointment of Sungjoon Chae on March 17, 2025, we no longer have a majority independent board of directors. However, pursuant to Nasdaq Rule 5615(a)(7)(B), we do not have to comply with the Nasdaq Rules requiring a majority independent board of directors or a majority independent compensation committee, although we must still comply with Nasdaq’s rules concerning our audit committee. As a result of Jay Kim’s resignation, our audit committee no longer has a minimum of three independent directors per Nasdaq Rule 5605(c)(2)(A). However, under Nasdaq Rule 5605(c)(4)(B) we are given a grace period to cure each of this deficiency.

The authorized number of directors may be changed by resolution of the board of directors. Vacancies on the board of directors can be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, and shall hold office until the next annual meeting of the stockholders or until his or her successor is duly elected and qualified. Mr. James Chae serves as the Chairman of our board of directors. See “Risk Factors—Risks Related to Our Organizational Structure & Ownership of Our Common Stock.”

Our directors hold office until the earlier of their death, resignation, retirement, qualification or removal or until their successors have been duly elected and qualified.

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We have not made any material changes to the procedures by which security holders may recommend nominees to the registrant’s board of directors since our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Our board of directors has fully implemented our corporate governance initiatives upon the closing of the IPO. We believe these initiatives comply with the Sarbanes-Oxley Act and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the Nasdaq Stock Market. Our board of directors will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies.

Our board of directors has adopted a code of business conduct and ethics that applies to each of our directors, officers and employees. The code addresses various topics, including:

●	compliance with laws, rules and regulations;

●	conflicts of interest;

●	insider trading;

●	corporate opportunities;

●	competition and fair dealing;

●	fair employment practices;

●	recordkeeping;

●	confidentiality;

●	protection and proper use of company assets; and

●	payments to government personnel.

The full text of the Code of Business Conduct and Ethics is posted on our website at ir.yoshiharuramen.com. We intend to provide on our website all disclosures that are required by law or market rules in regard to any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Board Committees

Our board of directors has two standing committees: an Audit Committee and a Compensation Committee. Each of the committees report to the board of directors as they deem appropriate, and as the board of directors may request. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. We comply with the requirements of the Nasdaq Stock Market with respect to committee composition of independent directors as they become applicable to us. Each committee has the composition, duties and responsibilities described below.

Audit Committee

The Audit Committee provides assistance to the board of directors in fulfilling its oversight responsibilities regarding the integrity of financial statements, our compliance with applicable legal and regulatory requirements, the integrity of our financial reporting processes including its systems of internal accounting and financial controls, the performance of our internal audit function and independent auditor and our financial policy matters by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee also oversees the audit efforts of our independent accountants and takes action as it deems necessary to satisfy itself that the accountants are independent of management.

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Our Audit Committee consists of Harinne Kim and Yusil Yeo with Ms. Yeo serving as the Audit Committee chairperson.

Harinne Kim and Yusil Yeo meet the definition of “independent directors” for the purposes of serving on an Audit Committee under applicable SEC and Nasdaq Stock Market rules, and we are in compliance with these independence requirements. In addition, Harinne Kim and Yusil Yeo qualify as our “audit committee financial experts,” as such term is defined in Item 407 of Regulation S-K.

In general, an “audit committee financial expert” is an individual member of the audit committee or board of directors who:

●	understands generally accepted accounting principles and financial statements;

●	is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves;

●	has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements;

●	understands internal controls over financial reporting; and

●	understands audit committee functions.

Our board of directors has adopted a written charter for the Audit Committee, which is available on our corporate website at https://ir.yoshiharuramen.com/corporate-governance/governance-documents.

Compensation Committee

The Compensation Committee oversees our overall compensation structure, policies and programs, and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, sets the compensation of these officers based on such evaluations and reviews and recommends to the board of directors any employment-related agreements, any proposed severance arrangements or change in control or similar agreements with these officers. The Compensation Committee also grants stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members and the adequacy of the charter of the Compensation Committee.

Our Compensation Committee consists of Harinne Kim, with Harinne Kim serving as the Compensation Committee chairperson.

Our board of directors has adopted a written charter for the Compensation Committee, which is available at https://ir.yoshiharuramen.com/corporate-governance/governance-documents. As a controlled company, we may rely upon the exemption from the requirement that we have a Compensation Committee composed entirely of independent directors, although our Compensation Committee consists entirely of independent directors.

Compensation Committee Interlocks

We anticipate that none of our employees will serve on the Compensation Committee. None of the members of our Compensation Committee has ever been an officer or employee of us.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the Nasdaq Stock Market.

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EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for (i) the individual who served as our principal executive officer during fiscal years 2024 and 2023; and (ii) our next two most highly compensated executive officers who earned more than $100,000 during fiscal years 2024 and 2023 and were serving as executive officers as of December 31, 2024 or 2023. We refer to these individuals as our “named executive officers.”

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Merger may differ materially from the currently planned programs summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Compensation Philosophy

Our compensation philosophy includes:

● pay for performance;

● fair compensation that is competitive with market standards;

● compensation mix according to growth stage of our company as well as job level; and

● incentivizing employees to work for long-term sustainable and profitable growth of our company.

Objective of Executive Compensation Program

The objective of our compensation program is to provide a fair and competitive compensation package in the industry to each named executive officer (“NEO”) that will enable us to:

● attract and hire outstanding individuals to achieve our mid-term and long-term visions;

● motivate, develop and retain employees; and

● align the financial interests of each named executive officer with the interests of our stakeholders including stockholders and encourage each named executive officer to contribute to enhance value of our company.

Our named executive officers for the year 2024, were:

● James Chae, our Chairman of the Board, President and Chief Executive Officer; and

● Soojae Ryan Cho, Chief Financial Officer.

Administration

Following the consummation of this offering, our Compensation Committee, which includes two independent directors, will oversee our executive compensation program and will be responsible for approving the nature and amount of the compensation paid to our NEOs. The committee will also administer our equity compensation plan and awards.

Elements of Compensation

Our compensation program for NEOs consists of the following elements of compensation, each described in greater depth below:

● base salaries;

● performance-based bonuses;

● equity-based incentive compensation; and

● general benefits.

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Base Salary

Base salaries are an annual fixed level of cash compensation to reflect each NEO’s performance, role and responsibilities, and retention considerations.

Performance-Based Bonus

To incentivize management to drive strong operating performance and reward achievement of our company’s business goals, our executive compensation program includes performance-based bonuses for NEOs. Our Compensation Committee has established annual target performance-based bonuses for each NEO during the first quarter of the fiscal year.

Equity Compensation

We may pay equity-based compensation to our NEOs in order to link our long-term results achieved for our stockholders and the rewards provided to NEOs, thereby ensuring that such NEOs have a continuing stake in our long-term success.

General Benefits

Our NEOs are provided with other fringe benefits that we believe are commonly provided to similarly situated executives.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for the years 2024 and 2023:

Summary Compensation Table – Officers

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive plan compensation	Change in Pension Value and Nonqualified deferred compensation earnings	All other compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
James Chae, CEO and Chairman of the Board	2024	$140,000	$-0-	-0-	-0-	-0-	-0-	-0-	$140,000

Soojae Ryan Cho, CFO	2024	$120,000	-0-	-0-	-0-	-0-	-0-	-0-	$120,000

James Chae, CEO and Chairman of the Board	2023	$285,000	$55,000	-0-	-0-	-0-	-0-	-0-	$340,000

Soojae Ryan Cho, CFO	2023	$144,000	-0-	-0-	-0-	-0-	-0-	-0-	$144,000

Narrative to Summary Compensation Table

We entered into an employment contract on November 21, 2022 with James Chae as Chief Executive Officer for an annual salary of $140,000. There is no stock options and/or warrants program at this time, but one may be developed in the future. A copy of the employment contract is attached hereto as an exhibit.

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We engaged Soojae Ryan Cho effective May 23, 2022 to serve as Chief Financial Officer of the company, effective immediately. The company’s offer letter provides for employment at will, for an initial term through May 22, 2023, which shall automatically renew annually, unless we determine not to renew the term with 60 days prior written notice. We have agreed to compensate Mr. Cho $144,000 per year, with yearly adjustments, based on performance. Mr. Cho shall also receive a restricted stock grant equal to $56,000 in shares of Class A Common Stock which will vest 3 months from the date of engagement. A copy of the offer letter is attached hereto as an exhibit

Except as set forth above we do not currently have employment agreements with any of our NEOs.

Outstanding Equity Awards at the Year End

As of December 31, 2024, there were no outstanding equity awards for each of the NEOs.

Payments Upon Termination or Change in Control

None of our NEOs are entitled to receive payments or other benefits upon termination of employment or a change in control.

Retirement Plans

We do not maintain any deferred compensation, retirement, pension or profit-sharing plans.

Omnibus Equity Incentive Plan

On February 4, 2022, we adopted an incentive plan, which we refer to as the 2022 Plan, the material terms of which are described below.

Key Features

The 2022 Plan includes a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees, non-employee directors and other service providers and stockholders’ interests. These provisions include, but are not limited to, the following (which are qualified in their entirety by the actual text of the 2022 Plan, which is attached as an exhibit to this Report):

● No Discounted Options or SARs. Stock options and SARs (as defined below) generally may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

● No Repricing without Stockholder Approval. Other than in connection with a change in our capitalization, at any time when the purchase price of a stock option or SAR is above the market value of a share, we will not, without stockholder approval, reduce the purchase price of the stock option or SAR and will not exchange the stock option or SAR for a new award with a lower (or no) purchase price or for cash.

● No Transferability. Awards generally may not be transferred, except as otherwise provided in the 2022 Plan will or the laws of descent and distribution, unless approved by the Board and/or the Compensation Committee.

● No Automatic Grants. The 2022 Plan does not provide for automatic grants to any individual.

● Multiple Award Types. The 2022 Plan permits the issuance of nonstatutory stock options (NSOs), incentive stock options (ISOs), stock appreciation rights (SARs), restricted stock units (RSUs), restricted stock, other stock-based awards, and cash awards. This breadth of award types will enable us to tailor awards in light of the accounting, tax, and other standards applicable at the time of grant.

● Clawbacks. All awards, amounts or benefits received or outstanding under the 2022 Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with our clawback or similar policy or any applicable law related to such actions.

● Independent Oversight. The 2022 Plan is administered by a committee of independent members of the board of directors.

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Material Features of the 2022 Plan

The material terms of the 2022 Plan are summarized below. This summary of the 2022 Plan is not intended to be a complete description of the 2022 Plan and is qualified in its entirety by the actual text of the 2022 Plan.

Eligibility and Participation. Awards may be granted under the 2022 Plan to officers, employees, and consultants of the company and its subsidiaries and to non-employee directors of the company. Any of these awards may—but need not—be made as performance incentives to reward attainment of performance goals in accordance with the terms and conditions hereof.

Plan Administration. The Board of Directors has power and authority related to the administration of the 2022 Plan as are consistent with our corporate governance documents and applicable law. Pursuant to its charter, the Compensation Committee administers the 2022 Plan.

Type of Awards. The following types of awards are available for grant under the 2022 Plan: ISOs, NSOs, SARs, restricted stock, RSUs, other stock-based awards, and cash awards.

Number of Authorized Shares. The total number of shares authorized to be awarded under the Plan will not exceed 1,500,000 Shares of Class A common stock, or Shares. Shares issued under the Plan will consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by us from time to time. Subject to adjustment under Section 15 of the 2022 Plan, 1,500,000 Shares available for issuance under the Plan will be available for issuance as Incentive Stock Options.

Share Counting. Any award settled in cash will not be counted as Shares for any purpose under the Plan. If any Award expires, or is terminated, surrendered, or forfeited, in whole or in part, the unissued Shares covered by that award will again be available for the grant of awards. In the case of any substitute award, such substitute award will not be counted against the number of Shares reserved under the 2022 Plan.

Stock Options and SARs

Grant of Options and SARs. The Compensation Committee may award ISOs, NSOs (together, “options”), and SARs to grantees under the 2022 Plan. SARs may be awarded either in tandem with or as a component of other awards or alone.

Exercise Price of Options and SARs. A SAR will confer on a grantee a right to receive, upon exercise thereof, the excess of (1) the fair market value of one Share on the date of exercise over (2) the SAR exercise price. The Award Agreement for a SAR (except those that constitute substitute awards) will specify the SAR Exercise Price, which will be fixed on the grant date as not less than the fair market value of a Share on that date. A SAR granted in tandem with an outstanding option after the grant date of such option will have a SAR Exercise Price that is equal to the option price, provided that the SAR Exercise Price may not be less than the fair market value of a Share on the grant date of the SAR.

Vesting of Options and SARs. The Board and/or Compensation Committee will determine the terms and conditions (including any performance requirements) under which an option or SAR will become exercisable and will include that information in the award agreement.

Special Limitations on ISOs. An option will constitute an ISO only if the grantee of the option is an employee of the company or any subsidiary of the company and to the extent that the aggregate fair market value (determined at the time the option is granted) of the Shares with respect to which all ISOs held by such grantee become exercisable for the first time during any calendar year (under the 2022 Plan and all other plans of the grantee’s employer and its affiliates) does not exceed $100,000. This limitation will be applied by taking options into account in the order in which they were granted.

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Restricted Shares and RSUs

At the time of grant, the Compensation Committee may establish a period of time and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an award of Restricted Shares or RSUs. Each award of Restricted Shares or RSUs may be subject to a different restricted period and additional restrictions. Neither Restricted Shares nor RSUs may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or before the satisfaction of any other applicable restrictions. Unless the Compensation Committee otherwise provides in an award agreement, holders of Restricted Shares will have rights as stockholders, including voting and dividend rights.

Other Stock-Based Awards

The Compensation Committee may, in its discretion, grant other stock-based awards. The terms of other stock-based awards will be set forth in the applicable award agreements, subject to the 2022 Plan requirements.

Performance Awards

The right of a grantee to exercise or receive a grant or settlement of any award, and the timing thereof, may be subject to such performance terms conditions as may be specified by the Compensation Committee. It may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance terms or conditions.

Effect of Certain Transactions

Adjustments for Changes in Capitalization. If changes in our common stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in the common stock without receipt of consideration by our company, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by our company, the number and kinds of shares for which grants of awards may be made, the number and kinds of shares for which outstanding awards may be exercised or settled, and the performance goals relating to outstanding awards, will be equitably adjusted by the company.

Adjustments for Certain Transactions. Except as otherwise provided in an award agreement, in the event of a corporate transaction, the 2022 Plan and the awards will continue in effect in accordance with their respective terms, except that after a corporate transaction either (1) each outstanding award will be treated as provided for in the agreement entered into in connection with the corporate transaction or (2) if not so provided in such agreement, each grantee will be entitled to receive in respect of each Share subject to any outstanding awards, upon exercise or payment or transfer in respect of any award, the same number and kind of stock, securities, cash, property, or other consideration that each stockholder was entitled to receive in the corporate transaction in respect of one Share. Unless otherwise determined by the Compensation Committee, such stock, securities, cash, property or other consideration will remain subject to all of the terms and conditions (including performance criteria) that were applicable to the awards before such corporate transaction. Without limiting the generality of the foregoing, the treatment of outstanding options and SARs under in connection with a corporate transaction in which the consideration paid or distributed to the stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding options and SARs upon consummation of the corporate transaction as long as, at the election of the Compensation Committee, (A) the holders of affected options and SARs have been given a period of at least 15 days before the date of the consummation of the corporate transaction to exercise the options or SARs (to the extent otherwise exercisable) or (B) the holders of the affected options and SARs are paid (in cash or cash equivalents) in respect of each Share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per Share price paid or distributed to stockholders in the corporate transaction (the value of any noncash consideration to be determined by the Compensation Committee) over the option price or SAR Exercise Price, as applicable.

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Change in Control. For any Awards outstanding as of the date of a change in control, either of the following provisions will apply, depending on whether, and the extent to which, awards are assumed, converted, or replaced by the resulting entity in a change in control, unless otherwise provided by an award agreement:

(1) To the extent such awards are not assumed, converted or replaced by the resulting entity in the change in control, then upon the change in control such outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to such outstanding awards, other than for performance awards, will lapse and become vested and nonforfeitable, and for any outstanding performance awards the target payout opportunities attainable under such awards will be deemed to have been fully earned as of the change in control based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals against target as of our fiscal quarter end preceding the change in control.

(2) To the extent such awards are assumed, converted, or replaced by the resulting entity in the change in control, if, within 24 months after the date of the change in control, the service provider has a separation from service by us other than for cause (which may include a separation from service by the service provider for “good reason” if provided in the applicable award agreement), then such outstanding awards that may be exercised will become fully exercisable, all restrictions with respect to such outstanding awards, other than for performance awards, will lapse and become vested and nonforfeitable, and for any outstanding performance awards the target payout opportunities attainable under such awards will be deemed to have been fully earned as of the separation from service based on the greater of an assumed achievement of all relevant performance goals at the “target” level or the actual level of achievement of all relevant performance goals against target as of our fiscal quarter end preceding the change in control.

Term of Plan. Unless earlier terminated by the Board of Directors or the Compensation Committee, the authority to make grants under the 2022 Plan will terminate on the tenth anniversary of the 2022 Plan’s effective date.

Employee Benefits

All of our full-time employees are eligible to participate in health and welfare plans maintained by us, including:

● medical, dental and vision benefits; and

● basic life and accidental death & dismemberment insurance.

Our NEOs participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health and welfare plans for our NEOs.

Nonqualified Deferred Compensation

Our NEOs did not earn any nonqualified deferred compensation benefits from us during the years 2023 and 2024.

Director Compensation

Our employee directors did not receive any compensation for serving as a member of our board of directors during the year ended December 31, 2024. We plan to implement a compensation plan for our non-employee directors, such that non-employee directors will receive an annual cash retainer and/or an annual grant of stock options. Our committee chairpersons will receive certain additional retainer fees.

Directors will be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors, including expenses incurred in attending board meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our current certificate of incorporation and bylaws, as well as the amended and restated certificate of incorporation.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding beneficial ownership of our capital stock as of April 28, 2025 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

●	each of our directors;

●	each of our named executive officers; and

●	all of our current executive officers and directors as a group.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in a footnote to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on Based on 1,662,245 shares of Class A common stock outstanding as of April 28, 2025.

Unless otherwise indicated, the address of each individual listed in this table is c/o Yoshiharu Global Co., 6940 Beach Blvd. Suite D-705, Buena Park, CA 90621.

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned(1)	Percent of Class A Common Stock Outstanding(2)	Number of Class B Shares Beneficially Owned(1)	Percent of Class B Common Stock Outstanding(2)	Percent of Total Voting Power(2)(3)
James Chae	617,100	40.69%	100,000	100.00%	60.74%
Soojae Ryan Cho	6,400	*	-	-	*
Jay Kim**	10,000	*	-	-	*
Harinne Kim	2,500	*	-	-	*
Yusil Yeo	1,000	*	-	-	*
All NEOs and Directors as a Group (5 persons)	637,000	41.82%	100,000	100.00%	61.49%

* Beneficial ownership of less than 1.0% is omitted.

** Amicably resigned from being a director on February 13, 2025.

(1)	A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options or warrants). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Shares of our Common Stock issuable upon the conversion of our Class B common stock are deemed outstanding for purposes of computing the percentage shown above. In addition, for purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

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(3)	Our Class B Common Stock has 10 votes per share, while our Class A Common Stock has one vote per share.

(1) Unless otherwise noted, the business address of each of the following individuals is c/o Yoshiharu Global Co., 6940 Beach Blvd., Suite D-705 Buena Park, CA 90621.

(2) Includes 100,000 shares of Class A common stock issuable upon conversion by Mr. Chae of up to 100,000 shares of Class B common stock.

(3) Includes 100,000 shares of Class A common stock issuable upon conversion by Mr. Chae of up to 100,000 shares of Class B common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

In September 2021, Yoshiharu Holdings Co. was formed by James Chae as an S corporation for the purpose of acquiring all of the equity in each of the seven restaurant store entities which were previously founded and wholly owned directly by James Chae and all of the intellectual property in the business held by James Chae in exchange for an issuance of 9,450,900 shares to James Chae, which constituted all of the issued and outstanding equity in Yoshiharu Holdings Co. Such transfers were completed in the fourth quarter of 2021.

Yoshiharu Global Co. was incorporated on December 9, 2021 in Delaware by James Chae. On December 9, 2021, James Chae contributed 100% of the equity in Yoshiharu Holdings Co. to Yoshiharu Global Co. in exchange for the issuance by Yoshiharu Global Co. of 9,450,900 shares of Class A Common Stock to James Chae. On December 10, 2021, we redeemed 670,000 shares of Class A Common Stock from James Chae at par ($0.0001 per share). In December 2021, we conducted a private placement solely to accredited investors and sold 670,000 shares of Class A Common Stock at $2.00 per share, which our board of directors determined to reflect the then current fair market value of our Class A Common Stock. We have exchanged 1,000,000 shares held by James Chae into 1,000,000 shares of Class B Common Stock immediately prior to the IPO. Effective February 7, 2022, our board and stockholders unanimously approved the form of amended and restated certificate of incorporation, which clarifies the automatic conversion of Class B common stock held by James Chae into Class A Common Stock, among other things, a copy of which is attached to this Report as an exhibit.

As of December 31, 2024, James Chae owned 100% of our outstanding Class B Common Stock (100,000 shares), and 47.46% of our Class A Common Stock, and 70.3% of our total voting power. Our Class B common stock has ten votes per share, while our Class A Common Stock, which is the class of stock we sold in the IPO and is the only class of stock that is publicly traded, has one vote per share. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

From time to time, the Company borrowed money from James Chae. The balance is non-interest bearing and due on demand. As of December 31, 2024 and 2023, the balance was $732,710 and $24,176, respectively.

Included in other assets, there is a loan to Won Zo Whittier, 100% owned by James Chae. The loan has 5 year term with no interest. As of December 31, 2024 and 2023, the balance was $100,300.

Procedures for Approval of Related Party Transactions

Our board of directors has adopted a written related person transaction policy, which sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy will be administrated by our Audit Committee. These policies provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, the relevant facts and circumstances available shall be considered, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

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DESCRIPTION OF OUR SECURITIES

The following descriptions of our capital stock and certain provisions of Certificate of Incorporation, our Bylaws and Delaware law are summaries. You should also refer to the text of our Certificate of Incorporation and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 49,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and 1,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”). As of April 28, 2025, 1,662,245 shares of Class A Common Stock were issued and outstanding and 100,000 shares of Class B Common Stock were issued and outstanding.

Class A Common Stock

Pursuant to our Certificate of Incorporation, holders of our Class A Common Stock are entitled to one vote on all matters submitted to a vote of stockholders, and holders of our Common Stock will not be entitled to cumulative voting in the election of directors. This means that the holders of a majority of the combined voting power of our outstanding Common Stock will be able to elect all of the directors then standing for election. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class A Common Stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by our Board of Directors. Upon the dissolution, liquidation or winding up of the company, subject to the rights, if any, of the holders of our preferred stock, the holders of our Common Stock shall be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class A Common Stock will not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A Common Stock. All outstanding shares of Class A Common Stock are, and the shares of Class A Common Stock offered in this prospectus will be when issued, fully paid and nonassessable.

Class B Common Stock

Pursuant to our Certificate of Incorporation, our Class B Common Stock has the same rights as our Class A Common Stock except for (i) certain conversion rights as described below under “Conversion Rights,” and (ii) on all matters to be voted on by stockholders, holders of our Class A Common Stock are entitled to one vote per share while holders of our Class B Common Stock are entitled to 10 votes per share. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class B Common Stock shall be entitled to receive dividends out of any of our funds legally available when, as and if declared by our Board of Directors. Upon our dissolution, liquidation or winding up, subject to the rights, if any, of the holders of our preferred stock, the holders of shares of our Common Stock shall be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of Class B Common Stock will not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B Common Stock. All outstanding shares of Class B Common Stock are fully paid and nonassessable.

James Chae, our Chief Executive Officer, is the only holder of shares of Class B Common Stock.

Conversion Rights

Shares of Class A Common Stock have no conversion rights.

Except for the foregoing conversion rights of the Class B Common Stock and provisions applicable equally to both Class A Common Stock and Class B Common Stock, including, but not limited to, the repurchase of such shares by us, there are no provisions which otherwise limit the lifespan of the Class B Common Stock or would require conversion to Class A Common Stock.

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Voting Rights

Except as required by Delaware law or except as otherwise provided in our Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented to a vote of stockholders, including the election of directors. Each holder of Class A Common Stock is entitled to one vote for each share held of record on the applicable record date for all of these matters, while each holder of Class B Common Stock is entitled to 10 votes for each share held of record on the applicable record date for all of these matters.

Holders of Class A Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to Class A Common Stock. Class B Common Stock is identical in all respects to Class A Common Stock, except with respect to voting and conversion rights.

Warrants

As of April 28, 2025, the following warrants were outstanding:

Underlying Shares of Class A Common Stock	Expiration Date	Initial Exercise Price(1)
14,700	September 8, 2027	$50.00
780,000	March 24, 2035	$2.50
480,000	March 17, 2035	$2.50
660,000	March 25, 2035	$2.50
400,000	April 2, 2035	$2.50
400,000	April 9, 2035	$2.50

(1) Pursuant to the terms of such warrants, the exercise price is subject to adjustment in the event of stock splits, combinations or the like of our Class A Common Stock.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Our Certificate of Incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Stockholder meetings. Under our Certificate of Incorporation and Bylaws, only the Board of Directors, or the chairman of the Board of Directors or the Chief Executive Officer with the concurrence of a majority of the Board of Directors, may call special meetings of stockholders. These provisions may inhibit the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Stockholder action by written consent permitted only if our parent company and its affiliates own a majority of the voting power of the Common Stock. Our Certificate of Incorporation authorizes the right of stockholders to act by written consent without a meeting. This provision will, in certain situations, make it more difficult for stockholders, who are not our parent company or its affiliates, to take action opposed by the Board of Directors.

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Amendment of provisions in the Certificate of Incorporation. Our Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the combined voting power of our outstanding Common Stock in order to amend any provision of our Certificate of Incorporation.

Amendment of provisions in the Bylaws. Our Bylaws will require the affirmative vote of the holders of at least a majority of the combined voting power of our outstanding Common Stock in order to amend any provision of our Bylaws.

Controlled company. As discussed above, our Class B Common Stock has 10 votes per share, while Class A Common Stock has 1 vote per share. 100% of our Class B Common Stock is held by James Chae, our Chief Executive Officer. Until our dual class structure terminates, James Chae will be able to control all matters submitted to our stockholders for approval even if he owns significantly less than 50% of the number of shares of our outstanding Common Stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Delaware Anti-Takeover Statute. Our Certificate of Incorporation provides that we are not subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder.

The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Class A Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Exclusive Forum

Our Certificate of Incorporation and our Bylaws each contain an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers, employees, agents or stockholders, (3) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws, or (4) any action asserting a claim that is governed by the internal affairs doctrine. However, each provision states that it shall not apply to actions arising under the Securities Act or the Exchange Act.

In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provisions will not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to this provision included in our Bylaws which we will adopt prior to the completion of this offering. The exclusive forum provisions, if enforced, may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. For example, the Court of Chancery of the State of Delaware recently determined that a provision stating that U.S. federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act is not enforceable.

Transfer Agent and Registrar

The registrar and transfer agent for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.

Listing

Our Class A Common Stock is traded on Nasdaq under the symbol “YOSH.”

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MATERIAL U.S. FEDERAL INCOME TAX

CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations of the ownership, and disposition of our Common Stock acquired in this offering to “non-U.S. holders” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings, and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, under U.S. federal gift and estate tax rules, or under any applicable tax treaty. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, or other financial institutions;

●	regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

●	tax-exempt accounts, organizations, or governmental organizations;

●	pension plans and tax-qualified retirement plans;

●	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5% (by vote or value) of our Common Stock (except to the extent specifically set forth below);

●	certain former citizens or long-term residents of the United States;

●	partnerships (or entities or arrangements classified as such for U.S. federal income tax purposes), other pass-through entities, and investors therein;

●	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

●	persons who hold or receive our Common Stock pursuant to the exercise of any option or otherwise as compensation;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

●	persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, as property held for investment); or

●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or other flow-through entity holds our Common Stock, the tax treatment of a partner in the partnership or owner of other such entity generally will depend on the status of the partner or owner and upon the activities of the partnership or other such entity. A partner in a partnership, or owner of other such entity, that will hold our Common Stock should consult his, her, or its own tax advisor regarding the tax consequences of the ownership and disposition of our Common Stock through the partnership or other such entity, as applicable.

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You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership, and disposition of our Common Stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is not a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) and is not:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has made a valid election under applicable Treasury Regulations to be treated as a “United States person” within the meaning of the Code.

Distributions on Common Stock

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock to date. However, if we make distributions on our Common Stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Common Stock (determined separately with respect to each share of our Common Stock), but not below zero, and then will be treated as gain from the sale of stock as described below in “—Gain on Disposition of Common Stock.”

Subject to the discussions below on effectively connected income and in “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act (FATCA),” any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. Under applicable Treasury Regulations, the applicable withholding agent may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our Common Stock through a financial institution or other agent acting on your behalf, you generally will be required to provide appropriate documentation to the agent, which then may be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your tax advisor regarding your entitlement to benefits under any applicable tax treaty.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below in “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act (FATCA).” In order to obtain this exemption, you must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same rates applicable to U.S. persons, net of certain deductions and credits and subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

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Gain on Disposition of Common Stock

Subject to the discussions in “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act (FATCA),” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

●	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

●	our Common Stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of our Common Stock or your holding period for our Common Stock, or the applicable testing period.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the gain derived from the sale or other disposition of our Common Stock (net of certain deductions and credits) under regular U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale or other disposition of our Common Stock, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. However, even if we are or become a USRPHC, our Common Stock will not constitute a United States real property interest if our Common Stock is regularly traded on an established securities market and you hold no more than 5% of our outstanding Common Stock, directly, indirectly, or constructively, at all times during the applicable testing period. If we are a USRPHC at any time within the applicable testing period and either our Common Stock are not regularly traded on an established securities market or you hold more than 5% of our outstanding Common Stock directly, indirectly, or constructively, at any time during the applicable testing period, you will generally be taxed on any gain realized upon the sale or other disposition of our Common Stock in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC at any time within the applicable testing period and our Common Stock is not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a USRPHC.

Foreign Account Tax Compliance Act (FATCA)

Subject to the following paragraph, the Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance with respect thereto, or, collectively, FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution (i) enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) otherwise establishes an exemption. Subject to the following paragraph, FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of our Common Stock paid to a “non-financial foreign entity” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our Common Stock.

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The U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate withholding under FATCA with respect to payments of gross proceeds from a sale or other disposition of our Common Stock. In the preamble to such proposed Treasury Regulations, the Treasury Secretary stated that taxpayers may generally rely on the proposed Treasury Regulations until final regulations are issued or until such proposed regulations are rescinded.

Backup Withholding and Information Reporting

Generally, we or the applicable agent must report annually to the IRS the amount of dividends paid to you, your name, your address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Common Stock made to you may also be subject to backup withholding (currently at a rate of 24%) and additional information reporting unless you establish an exemption, for example, by certifying your non-U.S. status on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local, and non-U.S. tax considerations of purchasing, holding, and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.

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SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of Common Stock being offered for resale by this prospectus, which consist of:

In addition, this prospectus relates to the issuance of up to 2,720,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants, at an exercise price per share of $2.50, contained in the units sold at a price of $10.00 per unit in the IPO, which shares were previously registered in connection with the Merger.

(i) 780,000 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”) issued pursuant to subscription agreements, dated March 24, 2025 with (i) BS1 Fund (ii) James Chae and (iii) Golden Bridge pursuant to which such Selling Securityholders agreed to cancel indebtedness in an aggregate amount of $2,500,000 in exchange for the issuance of an aggregate of 1,000,000 warrants;

(ii) 480,000 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of the Class A Common Stock at an exercise price per share of $2.50 pursuant to the subscription agreements dated March 17, 2025 with (i) Global AI Focus 1 Fund, (ii) Haru 1st Fund, (iii) Econovation Fund (iv) and Sky Line Fund;

(iii) 285,600 shares of Class A Common Stock issued at price per share of $2.50 pursuant to the private placement subscription agreements dated March 12, 2025 with (i) Green Light Fund, (ii) Blue Ocean Fund, and (iii) Good Mood Studio.

(iv) 660,000 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of the Class A Common Stock at an exercise price per share of $2.50 pursuant to the subscription agreements dated March 25, 2025 with (i) Evergreen Fund, (ii) Good Mood Studio, (iii) Harang Co., (iv) Horizon Fund, (v) Long Beach Fund and (vi) Vertex Fund.

(v) 400,000 shares of Class A Common Stock issuable upon the exercise of warrants to purchase shares of the Class A Common Stock at an exercise price per share of $2.50 pursuant to the subscription agreements dated April 2, 2025 with (i) Atlas Fund (ii) Keystone Fund, and Harang Fund.

(vi) 400,000 shares of Class A Common Stock issuable pursuant to subscription agreements, dated April 9, 2025 with (i) Daeboreum Co. Ltd. and (ii) CSTCompany German GmbH Fund pursuant to which such Selling Securityholders agreed to cancel indebtedness in an aggregate amount of $1,000,000 in exchange for the issuance of an aggregate of 400,000 warrants;

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of their Common Stock. On [___], 2025, the last reported sales price of our Common Stock was $[___]. The exercise price per share of the Convertible Securities is $2.50. Cash proceeds associated with the exercises of the Convertible Securities are dependent on our stock price and given the recent price volatility of our Common Stock and relative lack of liquidity in our stock, we may not receive any cash proceeds in relation to such outstanding warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws.

The Common Stock being registered for resale in connection with this offering will constitute a considerable percentage of our outstanding shares of Common Stock.

We are registering for resale on behalf of the Selling Securityholders an aggregate of ______________ shares of Common Stock, not including the shares underlying the Warrants. The shares of Common Stock being registered for resale in this prospectus (including the shares underlying the warrants but excluding the shares underlying the Public Warrants) constitutes approximately [*]% of our total outstanding shares. The Selling Securityholders will be able to sell all of their shares for so long as the registration statement of which this prospectus forms a part is available for use.

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In addition, a portion of the Common Stock being registered for resale hereunder were purchased by the Selling Securityholders at prices below the current market price of our Common Stock and, accordingly, may be or are incentivized to sell them under the registration statement of which this prospectus is a part. The Selling Securityholders may be incentivized to sell their securities even if the prevailing trading price of such securities is at or significantly below the listed stock price, because the prices at which they acquired their shares may be lower than prevailing market prices and/or the prices at which public investors purchased our securities in the open market, and therefore such Selling Securityholders may generate positive rates of return on their investment that would not be available to public shareholders that acquired their securities at higher prices.

The table below presents information regarding the Selling Stockholders and the shares of Class A Common Stock that may be resold by the Selling Stockholders from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders, and reflects holdings as of April [___], 2025. The number of shares in the column “Maximum Number of Shares of Class A Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of Class A Common Stock being offered for resale by the Selling Stockholders under this prospectus. The Selling Stockholders may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholders will hold the shares before selling them, and we know of no existing arrangements between the Selling Stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock offered by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of Common Stock with respect to which the Selling Stockholders have voting power, including the power to vote or to direct the voting of such shares, and/or investment power, including the power to dispose or to direct the disposition of such shares. The percentage of shares of Class A Common Stock beneficially owned by the Selling Stockholders prior to the offering shown in the table below is based on an aggregate [___] shares of our Class A Common Stock outstanding on April [___], 2025.

The fourth column assumes the resale by the Selling Stockholders of all of the shares of Class A Common Stock being offered pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Owned Prior to Offering				Maximum Number of Shares of Class A Common Stock to be Offered Pursuant		Number of Shares of Class A Common Stock Owned After Offering
	Number		Percent		to this Prospectus		Number		Percent
BS1 Fund	[0	]	[0	]%	[220,000	]	[220,000	]	[5.02	]%

James Chae	617,100		37.12		280,000		897,100		20.47

Golden Bridge	0		0		280,000		280,000		6.39

Global AI Focus 1 Fund	0		0		120,000		120,000		2.74

Haru 1st Fund	0		0		120,000		120,000		2.74

Econovation Fund	0		0		120,000		120,000		2.74

Sky Line Fund	0		0		120,000		120,000		2.74

Green Light Fund	85,600		5.15		0		85,600		1.95

Blue Ocean Fund	120,000		7.22		0		120,000		2.74

Good Mood Studio	80,000		4.81		100,000		180,000		4.11

Evergreen Fund	0		0		120,000		120,000		2.74

Harang Co.	0		0		160,000		160,000		3.65

Horizon Fund	0		0		120,000		120,000		2.74

Long Beach Fund	0		0		120,000		120,000		2.74

Vertex Fund	0		0		120,000		120,000		2.74

Atlas Fund	0		0		160,000		160,000		3.65

Keystone Fund	0		0		160,000		160,000		3.65

Daeboreum Co. Ltd	0		0		168,000		168,000		3.83

CST0Company German GmbH Fund	0		0		232,000		232,000		5.29

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PLAN OF DISTRIBUTION

The shares of Class A Common Stock offered by this prospectus are being offered by the Selling Stockholders. The shares may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Class A Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Class A Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Class A Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Class A Common Stock sold by the Selling Stockholders may be less than or in excess of customary commissions. Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Class A Common Stock sold by the Selling Stockholders.

We know of no existing arrangements between the Selling Stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A Common Stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholders, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholders, any compensation paid by the Selling Stockholders to any such brokers, dealers, underwriters or agents, and any other required information.

We estimate that the total expenses for the offering will be approximately $[___].

We have advised the Selling Stockholders that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Class A Common Stock offered by this prospectus have been sold by the Selling Stockholders.

Our Class A Common Stock is currently listed on The Nasdaq Capital Market under the symbol “YOSH”

On March 5, 2024, a private investor converted a senior secured convertible promissory note for $350,000 and interest into 98,702

68

EXPERTS

BCRG Group, an independent registered public accounting firm, has audited our financial statements at and for the years ended December 31, 2024 and December 31, 2023 as set forth in its report included in our annual report on Form 10-K, as amended, for the twelve months ended December 31, 2024 and 2023, respectively, which are incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on BCRG Group’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Loeb and Loeb LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

The registration statement of which this prospectus is a part is available at the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 6940 Beach Blvd., Suite D-705, Buena Park, CA 90621, Attention: Chief Financial Officer or telephoning us at (714) 694-2403.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the SEC’s website referred to above. We also maintain a website at https://ir.yoshiharuramen.com/. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

69

INDEX TO FINANCIAL STATEMENTS

Exhibit and Financial Statement Schedules.

(a) The following documents are filed as part of this Report:

(1) Financial Statements

(2) Financial Statements Schedule

All financial statement schedules are omitted because they are not applicable or the amounts are immaterial and not required, or the required information is presented in the financial statements and notes beginning on F-1 on this Report.

(3) Exhibits

We hereby file as part of this Report the exhibits listed in the attached Exhibit Index. Exhibits which are incorporated herein by reference are available on the SEC website at www.sec.gov.

70

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Yoshiharu Global Co. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Yoshiharu Global Co. and Subsidiaries (collectively, the “Company”) as of December 31, 2024 and 2023, the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ BCRG Group

BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2024

Irvine, CA

March 26, 2025

F-1

Yoshiharu Global Co. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2024	2023

ASSETS

Current Assets:
Cash	$1,241,036	$1,462,326
Accounts receivable	84,110	-
Inventories	139,422	73,023
Total current assets	1,464,568	1,535,349

Non-Current Assets:
Property and equipment, net	5,130,229	4,092,950
Operating lease right-of-use asset, net	7,465,611	5,459,708
Intangible asset	491,223	-
Goodwill	1,985,645	-
Other assets	1,035,990	1,931,357
Total non-current assets	16,108,698	11,484,015

Total assets	$17,573,266	$13,019,364

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$843,322	$647,811
Line of credit	1,000,000	1,000,000
Current portion of operating lease liabilities	975,210	572,230
Current portion of bank notes payables	1,366,350	414,378
Current portion of loan payable, EIDL	10,924	10,526
Loans payable to financial institutions	34,282	534,239
Due to related party	732,710	24,176
Other payables	1,078,291	65,700

Total current liabilities	6,041,089	3,269,060
Operating lease liabilities, less current portion	7,324,677	5,689,535
Bank notes payables, less current portion	1,747,611	991,951
Loan payable, EIDL, less current portion	404,490	415,339
Notes payable to related party	600,000	-
Convertible notes to related party	1,200,000	-
Total liabilities	17,317,867	10,365,885

Commitments and contingencies

Stockholders’ Equity
Class A Common Stock - $0.0001 par value; 49,000,000 authorized shares; 1,300,197 and ; 1,230,246 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	130	123
Class B Common Stock - $0.0001 par value; 1,000,000 authorized shares; 100,000 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	10	10

Additional paid-in-capital	12,261,901	11,994,119
Accumulated deficit	(12,006,642)	(9,340,773)
Total stockholders’ equity	255,399	2,653,479

Total liabilities and stockholders’ equity	$17,573,266	$13,019,364

See Notes to the Consolidated Financial Statements

F-2

Yoshiharu Global Co. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
	2024	2023

Revenue:
Food and beverage	$12,839,137	$9,214,779
Total revenue	12,839,137	9,214,779

Restaurant operating expenses:
Food, beverages and supplies	3,363,182	2,376,961
Labor	4,838,325	4,234,905
Rent and utilities	1,770,205	1,129,060
Delivery and service fees	528,632	563,910
Depreciation	822,318	545,549
Total restaurant operating expenses	11,322,662	8,850,385

Net restaurant operating income	1,516,475	364,394

Operating expenses:
General and administrative	3,831,676	3,419,036
Related party compensation	139,769	339,740
Advertising and marketing	100,059	120,872
Total operating expenses	4,071,504	3,879,648

Loss from operations	(2,555,029)	(3,515,254)

Other income (expense):
RRF loan forgiveness	-	700,454
Gain on disposal of fixed asset	-	8,920
Other income	378,621	32,316
Interest	(455,224)	(218,153)
Total other income	(76,603)	523,537

Loss before income taxes	(2,631,632)	(2,991,717)

Income tax provision	34,237	48,647

Net loss	$(2,665,869)	$(3,040,364)

Loss per share:
Basic and diluted	$(1.98)	$(2.29)

Weighted average number of common shares outstanding:
Basic and diluted	1,345,756	1,329,022

See Notes to the Consolidated Financial Statements

F-3

Yoshiharu Global Co. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

					Additional	Stock	Total	Total Stockholder’s
	Class A Shares		Class B Shares		Paid-In	Subscription	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	(Deficit)

Balance at December 31, 2022	1,228,846	$123	100,000	$10	$11,938,119	$-	$(6,300,409)	$5,637,843)

Issuance of Class A Common Stock	1,400	-	-	-	56,000	-	-	56,000
Net loss	-	-	-	-	-	-	(3,040,364)	(3,040,364)

Balance at December 31, 2023	1,230,246	$123	100,000	$10	$11,994,119	-	$(9,340,773)	$2,653,479

Issuance of Class A Common Stock	69,951	7	-	-	267,782	-	-	267,789
Net loss	-	-	-	-	-	-	(2,665,869)	(2,665,869)

Balance at December 31, 2024	1,300,197	$130	100,000	$10	$12,261,901	-	$(12,006,642)	$255,399

See Notes to the Consolidated Financial Statements

F-4

Yoshiharu Global Co. and Subsidiaries

Consolidated Statements of Cash Flows

	Years ended December 31,
	2024	2023

Cash flows from operating activities:
Net loss	$(2,665,869)	$(3,040,364)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	822,318	545,549
Amortization	39,828
Gain on disposal of fixed asset	-	(8,920)
RRF loan forgiveness	-	(700,454
Changes in assets and liabilities:
Accounts Receivable	(84,110)	-
Inventories	(53,614)	(12,124)
Other assets	896,567	(1,252,669)
Accounts payable and accrued expenses	198,979	(33,915
Due to related party	708,534	(148,544
Other payables	1,012,591	59,785
Net cash provided by (used in) operating activities	875,224	(4,591,656

Cash flows from investing activities:
Purchases of property and equipment	(761,527)	(1,471,151)
Acquisition of LV entities	(1,800,000)
Net cash used in investing activities	(2,561,527)	(1,471,151)

Cash flows from financing activities:
Advance from line of credit	-	700,000
Proceeds from borrowings for acquisition of LV entities	900,000	-
Proceeds from borrowings	1,230,980	812,000
Repayments on bank notes payables	(433,799)	(715,892)
Proceeds from loan payable to financial institutions	-	595,400
Repayment of loan payable to financial institutions	(499,957)	(61,161
Proceeds from sale of common shares	267,789	56,000
Net cash provided by financing activities	1,465,013	1,386,347

Net decrease in cash	(221,290)	(4,676,460

Cash – beginning of period	1,462,326	6,138,786

Cash – end of period	$1,241,036	$1,462,326

Supplemental disclosures of non-cash financing activities:
Note payable to related party – acquisition of LV entities (seller carry)	$600,000	$-
Convertible notes to related party	1,200,000	-

Supplemental disclosures of cash flow information
Cash paid during the years for:
Interest	$443,487	$218,153
Income taxes	$34,237	$48,647

See Notes to the Consolidated Financial Statements

F-5

YOSHIHARU GLOBAL CO.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Yoshiharu Global Co. (“Yoshiharu”) was incorporated in the State of Delaware on December 9, 2021. Yoshiharu did not have significant transactions since formation. Yoshiharu has the following wholly owned subsidiaries:

Name	Date of Formation	Description of Business
Global JJ Group, Inc. (“JJ”)	January 8, 2015	Ramen stores located in Orange, California and Buena Park, California.
Global AA Group, Inc. (“AA”)	July 21, 2016	Ramen store located in Whittier, California.
Global BB Group, Inc. (“BB”)	May 19, 2017	Ramen store located in Chino Hills, California.
Global CC Group, Inc. (“CC”)	September 23, 2019	Ramen stores located in Eastvale, California and Corona, California.
Global DD Group, Inc. (“DD”)	December 19, 2019	Ramen store located in La Mirada, California.
Yoshiharu Irvine (“YI”)	December 4, 2020	Ramen store located in Irvine, California.
Yoshiharu Cerritos (“YC”)	January 21, 2021	Ramen store located in Cerritos, California.
Yoshiharu Clemente (“YCT”)	May 2, 2022	Ramen store opened on October 31, 2024 in San Clemente, California.
Yoshiharu Laguna (“YL”)	May 2, 2022	Ramen store located in Laguna, California.
Yoshiharu Ontario (“YO”)	May 2, 2022	Ramen store to be opened in Ontario, California.
Yoshiharu Menifee (“YM”)	May 2, 2022	Ramen store to be opened in Menifee, California.
Yoshiharu Las Vegas (“YLV”)	Sep 21, 2023	Ramen store and Izakaya stores in Las Vegas, Nevada
Yoshiharu Garden Grove (“YG”)	July 27, 2022	Ramen store located in Garden Grove, California.

The Company owns restaurants specializing in Japanese ramen and other Japanese cuisines. The Company offers a variety of Japanese ramens, rice bowls, and appetizers. Unless otherwise stated or the context otherwise requires, the terms “Yoshiharu” “we,” “us,” “our” and the “Company” refer collectively to Yoshiharu and, where appropriate, its subsidiaries.

Prior to September 30, 2021, the Yoshiharu business (the “Business”) consisted of the first seven separate entities listed above (collectively, the “Entities”), each wholly owned by James Chae (“Mr. Chae”), and each holding one (1) store, except for JJ, which held two stores and the Business’s intellectual property (the “IP”). Effective October 2021, JJ transferred the IP to Mr. Chae. Effective October 2021, Mr. Chae contributed 100% of the equity interests in each of the Entities to Yoshiharu Holdings Co., a California corporation (“Holdings”), for purposes of consolidating the Business operations into a single entity. Mr. Chae was issued an aggregate 3,205,000 shares in Holdings, which reflected the aggregate number of shares originally issued to Mr. Chae by the Entities, in exchange for 100% of each Entity (on a 1 for 1 share exchange basis). In addition, effective October 2021, Mr. Chae transferred the IP to Holdings in exchange for the issuance of 6,245,900 shares in Holdings in order to bring his total shareholdings in Holdings up to an aggregate 9,450,900 shares.

On December 9, 2021, Yoshiharu completed a share exchange agreement whereby Mr. Chae, the sole stockholder of Holdings, received 9,450,900 shares of Yoshiharu, representing 100% of issued shares at that time, and Yoshiharu received all of the shares of Holdings. This recapitalization was accounted for in accordance with the “Transactions Between Entities Under Common Control” subsections of Accounting Standards Codification (“ASC”) 805-50, Business Combinations, which requires that the receiving entity recognize the net assets received at their historical carrying amounts. A common-control transaction has no effect on the parent’s consolidated financial statements. No value was ascribed to the shares issued for the transfer of the IP since the only relevance of the aggregate number of shares issued to Mr. Chae in Holdings was to effect the 1 for 1 share exchange with Yoshiharu upon its incorporation in Delaware. ASC 805-50 also prescribes that, if the recognition of the net assets results in a “change in the reporting entity,” the receiving entity presents the transfer in its separate financial statements retrospectively. Accordingly, the assets and liabilities and the historical operations that are reflected in these consolidated financial statements are those of the subsidiaries and are recorded at the historical cost basis of the subsidiaries.

On November 22, 2023, Yoshiharu Global Co. (the “Company”) filed a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its issued Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A common Stock, “Common Stock”), in the ratio of 1-for-10 (the “Reverse Stock Split”) to be effective at 11:59 p.m. eastern on November 27, 2023. The Common Stock began trading on a split-adjusted basis at the market open on Tuesday, November 28, 2023.

No fractional shares were issued as a result of the Reverse Stock Split. Instead, any fractional shares that would have resulted from the Reverse Stock Split were rounded up to the next whole number. As a result, total of 34,846 shares of Class A common stock were issued and total of 1,230,246 shares of Class A common stock were outstanding as of December 31, 2023. The Reverse Stock Split affects all stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s outstanding Common Stock, except for adjustments that may result from the treatment of fractional shares. The number of authorized shares of Common Stock of the Company and number of authorized shares of the Class B common stock of the Company were not changed.

F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America. The consolidated financial statements include Yoshiharu and its wholly owned subsidiaries listed in Note 1 above as of December 31, 2024 and December 31, 2023 and for the years then ended. All intercompany accounts, transactions, and profits have been eliminated upon consolidation.

YLV Acquisition

On June 12, 2024, the Company consummated the acquisition of assets of three restaurant entities (Jjanga, HJH, and Aku) for an aggregate $3.6 million, consisting of $1.8 million in cash, a $600,000 promissory note, and a $1.2 million convertible note.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and the accompanying notes. Such estimates include accounts receivables, accrued liabilities, income taxes, long-lived assets, and deferred tax valuation allowances. These estimates generally involve complex issues and require management to make judgments, involve analysis of historical and future trends that can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from estimates.

Marketing

Marketing costs are charged to expense as incurred. Marketing costs were approximately $100,000 and $121,000 for the years ended December 31, 2024 and 2023, respectively, and are included in operating expenses in the accompanying consolidated statements of income.

Delivery Fees Charged by Delivery Service Providers

The Company’s customers may order online through third party service providers such as Uber Eats, Door Dash, and others. These third-party service providers charge delivery and order fees to the Company. Such fees are expensed when incurred. Delivery fees are included in delivery and service fees in the accompanying consolidated statements of operations.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. The Company’s net revenue primarily consists of revenues from food and beverage sales. Revenues from the sale of food items by Company-owned restaurants are recognized as Company sales when a customer receives the food that they purchased, which is when our obligation to perform is satisfied. The timing and amount of revenue recognized related to Company sales was not impacted by the adoption of ASC 606.

F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories, which are stated at the lower of cost or net realizable value, consist primarily of perishable food items and supplies. Cost is determined using the first-in, first out method.

Segment Reporting

ASC 280, Segment Reporting, requires public companies to report financial and descriptive information about their reportable operating segments. The Company identifies its operating segments based on how executive decision makers internally evaluates separate financial information, business activities and management responsibility. Accordingly, the Company has one reportable segment, consisting of operating its stores.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Major improvements are capitalized, and minor replacements, maintenance and repairs are charged to expense as incurred. Depreciation and amortization are calculated on the straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term of the related asset. The estimated useful lives are as follows:

Furniture and equipment	5 to 7 years
Leasehold improvements	Shorter of estimated useful life or term of lease
Vehicles	5 years

Goodwill and Intangible Assets

Goodwill and certain intangible assets were recorded in connection with the YLV asset acquisition in April 2024, and were accounted for in accordance with ASC 805, “Business Combinations.” Goodwill represents the excess of the purchase price over the fair value of the tangible and intangible net assets acquired. Intangible assets are recorded at their fair value at the date of acquisition. Goodwill and other intangible assets are accounted for in accordance with ASC 350, “Goodwill and Other Intangible Assets.” Goodwill and other intangible assets are tested for impairment at least annually and any related impairment losses are recognized in earnings when identified. No impairment was recognized during the year ended December 31, 2024.

Income Taxes

The accounting standard on accounting for uncertainty in income taxes addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under that guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company had no unrecognized tax benefits identified or recorded as liabilities as of December 31, 2023.

Impairment of Long-Lived Assets

When circumstances, such as adverse market conditions, indicate that the carrying value of a long-lived asset may be impaired, the Company performs an analysis to review the recoverability of the asset’s carrying value, which includes estimating the undiscounted cash flows (excluding interest charges) from the expected future operations of the asset. These estimates consider factors such as expected future operating income, operating trends and prospects, as well as the effects of demand, competition and other factors. If the analysis indicates that the carrying value is not recoverable from future cash flows, an impairment loss is recognized to the extent that the carrying value exceeds the estimated fair value. Any impairment losses are recorded as operating expenses, which reduce net income.

F-8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The Company utilizes ASC 820-10, Fair Value Measurement and Disclosure, for valuing financial assets and liabilities measured on a recurring basis. Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s financial instruments consisted of cash, operating lease right-of-use assets, net, accounts payable and accrued expenses, notes payables, and operating lease liabilities. The estimated fair value of cash, operating lease right-of-use assets, net, and notes payables approximate its carrying amount due to the short maturity of these instruments.

Leases

In accordance with ASC 842, Leases, the Company determines whether an arrangement contains a lease at inception. A lease is a contract that provides the right to control an identified asset for a period of time in exchange for consideration. For identified leases, the Company determines whether it should be classified as an operating or finance lease. Operating leases are recorded in the balance sheet as: right-of-use asset (“ROU asset”) and operating lease liability. An ROU asset represents the Company’s right to use an underlying asset for the lease term and an operating lease liability represents the Company’s obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at the commencement date of the lease and measured based on the present value of lease payments over the lease term. The ROU asset also includes deferred rent liabilities. The Company’s lease arrangement generally does not provide an implicit interest rate. As a result, in such situations the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option in the measurement of its ROU asset and operating lease liability. Lease expense for the operating lease is recognized on a straight-line basis over the lease term. The Company has a lease agreement with lease and non-lease components, which are accounted for as a single lease component.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial statements.

F-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. ACQUISITION UNDER ASSET PURCHASE

On June 12, 2024, the Company consummated the closing of the transactions contemplated by an Asset Purchase Agreement (“APA”) with Mr. Jihyuck Hwang (“Seller”)(see Note 9 Related Party Transactions) via the Company’s wholly owned subsidiary, Yoshiharu Las Vegas (“YLV”). The APA provided for the purchase of specific assets of the three restaurant businesses, including inventory, security deposits, fixed assets and lease assignment effective as of April 20, 2024. The Company considered the guidance in ASC 805, Business Combinations, and determined the transaction was an asset acquisition. As a result, the estimated fair value of the assets acquired, and amount of liabilities assumed are included in the accompanying balance sheet as of September 30, 2024. The three restaurants consist of one Japanese ramen restaurant, and two Izakaya style restaurants offering sushi & steak along with Japanese ramen.

The condensed consolidated financial statements include the results of the YLV from the date of acquisition. The purchase price has been allocated based on estimated fair values as of the acquisition date. The purchase price was allocated as follows:

Preliminary Purchase Price	April 20, 2024
Cash	$900,000
Promissory note to Seller	600,000
Bank notes payables	900,000
Convertible note to Seller	1,200,000
Total purchase price	$3,600,000

Preliminary Purchase Price Allocation
Fixed assets	$1,098,070
Inventory and other assets	13,985
Operating lease right-of-use asset, net	1,409,288
Goodwill	1,985,645
Intangible assets	531,051
Operating lease liabilities	(1,438,039)
Acquired assets, net	$3,600,000

The purchase price allocation has been prepared on a preliminary basis based on the information that was available to the Company at the time the condensed consolidated financial statements were prepared, and revisions to the preliminary purchase price allocation may result as additional information becomes available.

In determining the purchase price allocation, management considered, among other factors, the Company’s intention to use the acquired assets. The intangible assets are being amortized based upon the pattern in which the economic benefits of the intangible assets are being utilized, with no expected residual value.

4. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	Life	Average Remining Life	December 31, 2024	April 20, 2024

Brand & non-compete	10 years	9.5 years	$531,051	$531,051
Less – accumulated amortization			(39,828)	-

Total intangible assets, net			$491,223	$531,051

Estimated future amortization of intangible assets is as follows:

Years ending December 31,	Amount

2025	$53,105
2026	53,105
2027	53,105
2028	53,105
2029	53,105
Thereafter	225,698

Total	$491,223

Amortization expense on intangible assets amounted to $39,828 and $0 for the year ended December 31, 2024 and 2023.

F-10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31	December 31,
	2024	2023

Leasehold Improvements	$5,401,651	$4,447,705
Furniture and equipment	1,808,387	902,736
Vehicles	438,521	438,521

Total property and equipment	7,648,559	5,788,962
Accumulated depreciation	(2,518,330)	(1,696,012)

Total property and equipment, net	$5,130,229	$4,092,950

Total depreciation was $822,318 and $545,549 and for the years ended December 31, 2024 and 2023, respectively.

6. OTHER ASSETS

Other assets consisted of the following:

	December 31	December 31,
	2024	2023

Escrow deposit to acquire assets from Las Vegas restaurants	$-	$729,352
Security deposits	182,531	209,844
Tenant improvement receivable	300,270	370,335
Loan to Won Zo Whittier	100,300	100,300
Others	452,889	521,526

Total other assets	$1,035,990	$1,931,357

7. LINE OF CREDIT

The Company has a $1,000,000 bank line of credit. The line bears fixed interest rate at 5.35% per annum. It is secured by a $1,000,000 certificate of deposit at the same bank. The line of credit expires in December 2025. The Company is in compliance with certain non-financial covenants imposed by the line of credit agreement. The outstanding balance was $1,000,000 at December 31, 2024 and 2023, respectively.

8. BANK NOTES PAYABLES

	December 31,	December 31,
	2024	2023

November 27, 2018 ($780,000) - JJ	$209,090	$331,022
September 14, 2021 ($197,000) - CC	155,976	164,418
April 22, 2022 ($195,000) - Cerritos	165,430	174,492
May 22, 2023 ($138,000) - BB	98,215	121,951
May 22, 2023 ($196,000) - CC	139,464	173,169
May 22, 2023 ($178,000) - DD	127,497	158,309
September 13, 2023 ($150,000) - Garden Grove	116,073	141,484
September 13, 2023 ($150,000) - Laguna	116,073	141,484
March 22, 2024 ($150,000) - YM	131,563	-
March 22, 2024 ($150,000) - YCT	131,563	-
December 20, 2024 ($250,000) - Ontario	250,000	-
January 30, 2024 ($650,000) - Yoshiharu	650,000	-
June 4, 2024 ($900,000) – YLV	823,017	-
Total bank notes payables	3,113,961	1,406,329

Less - current portion	(1,366,350)	(414,378)
Total bank notes payables, less current portion	$1,747,611	$991,951

The following table provides future minimum payments as of December 31, 2024:

For the years ended	Amount
2025	$1,366,350
2026	507,260
2027	507,260
2028	409,267
2029	135,462
Thereafter	188,362

Total	$3,113,961

F-11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. BANK NOTES PAYABLES (Continued)

November 27, 2018 – $780,000 – Global JJ Group, Inc.

On November 27, 2018, Global JJ Group, Inc. (the “JJ”) executed the standard loan documents required for securing a loan of $780,000 from the SBA, with proceeds to be used for working capital purposes. As of December 31, 2024 and December 31, 2023, the balance of the loan is $209,090 and $331,022, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $12,519.51 per month which includes principal and interest with an interest rate of 8.50% per year. The balance of principal and interest is payable on December 1, 2025.

September 14, 2021 – $197,000 – Global CC Group, Inc.

On September 14, 2021, the CC executed the standard loan documents required for securing a loan of $197,000 from the SBA, with proceeds to be used for working capital purposes. As of December 31, 2024 and 2023, the balance of the loan is $155,976 and $164,418, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $3,393.01 per month which includes principal and interest with an interest rate of 9.50%. The balance of principal and interest is payable on August 9, 2029.

F-12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. BANK NOTES PAYABLES (Continued)

April 22, 2022– $195,000 – Yoshiharu Cerritos.

On April 22, 2022, Yoshiharu Cerritos (the “YC”) executed the standard loan documents required for securing a loan of $195,000 from the SBA, with proceeds to be used for working capital purposes. As of December 31, 2024 and December 31, 2023, the balance of the loan is $ 165,430 and $174,492, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $0 per month which includes principal and interest with an interest rate of 8.50%. The balance of principal and interest is payable on August 9, 2029.

May 22, 2023– $138,000 – Global BB Group, Inc.

On May 22, 2023, Global BB Group, Inc. (the “BB”) executed the standard loan documents required for securing a loan of $138,000 from a commercial bank, with proceeds to be used for working capital purposes. With the proceeds, BB paid off the existing SBA loan borrowed by Global AA Group, Inc on September 17, 2017. As of December 31, 2024 and December 31, 2023, the balance of the loan is $ 98,215 and $121,951, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $2,856.81 per month which includes principal and interest with an interest rate of 8.75%. The balance of principal and interest is payable on April 1, 2028.

May 22, 2023– $196,000 – Global CC Group, Inc.

On May 22, 2023, Global CC Group, Inc. (the “CC”) executed the standard loan documents required for securing a loan of $196,000 from a commercial bank, with proceeds to be used for working capital purposes. With the proceeds, CC paid off the existing SBA loan borrowed by CC on February 13, 2020. As of December 31, 2024 and December 31, 2023, the balance of the loan is $139,464 and $173,169, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $4,056.63 per month which includes principal and interest with an interest rate of 8.75%. The balance of principal and interest is payable on April 1, 2028.

May 22, 2023– $178,000 – Global DD Group, Inc.

On May 22, 2023, Global DD Group, Inc. (the “DD”) executed the standard loan documents required for securing a loan of $178,000 from a commercial bank, with proceeds to be used for working capital purposes. With the proceeds, DD paid off the existing SBA loan borrowed by DD on September 15, 2021. As of September 30, 2024 and December 31, 2023, the balance of the loan is $127,497 and $158,309, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $3,708.53 per month which includes principal and interest with an interest rate of 8.75%. The balance of principal and interest is payable on April 1, 2028.

F-13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. BANK NOTES PAYABLES (Continued)

September 13, 2023– $150,000 – Yoshiharu Garden Grove

On September 13, 2023, Yoshiharu Garden Grove (the “YG”) executed the standard loan documents required for securing a loan of $150,000 from a commercial bank, with proceeds to be used for working capital purposes. As of December 31, 2024 and December 31, 2023, the balance of the loan is $116,073 and $141,484, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $3,099.85 per month which includes principal and interest with an initial interest rate of 8.50%. The balance of principal and interest is payable on August 29, 2028.

September 13, 2023– $150,000 – Yoshiharu Laguna

On September 13, 2023, Yoshiharu Laguna (the “YL”) executed the standard loan documents required for securing a loan of $150,000 from a commercial bank, with proceeds to be used for working capital purposes. As of December 31, 2024 and December 31, 2023, the balance of the loan is $116,073 and $141,484, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $3,099.85 per month which includes principal and interest with an initial interest rate of 8.50%. The balance of principal and interest is payable on August 29, 2028.

March 22, 2024– $150,000 – Yoshiharu Menifee

On March,22, 2024, Yoshiharu Menifee (the “YM”) executed the standard loan documents required for securing a loan of $150,000 from a commercial bank, with proceeds to be used for working capital purposes. As of December 31, 2024 and December 31, 2023, the balance of the loan is $131,563 and $0, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $3,106.16 per month which includes principal and interest with an initial interest rate of 8.50%. The balance of principal and interest is payable on March 22, 2029.

March 22, 2024– $150,000 – Yoshiharu San Clemente

On March,22, 2024, Yoshiharu San Clemente (the “YCT”) executed the standard loan documents required for securing a loan of $150,000 from a commercial bank, with proceeds to be used for working capital purposes. As of December 31, 2024 and December 31, 2023, the balance of the loan is $131,563 and $0, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $3,106.16 per month which includes principal and interest with an initial interest rate of 8.50%. The balance of principal and interest is payable on March 22, 2029.

January 30, 2024– $650,000 – Yoshiharu

On January 30, 2024, Yoshiharu Global Co. (the “Yoshiharu”) executed the standard loan documents required for securing a loan of $500,000 from a commercial bank, with proceeds to be used for working capital purposes. On August 16, 2024, Yoshiharu borrowed additional $150,000 from the commercial bank for working capital purpose. As of December 31, 2024 and December 31, 2023, the balance of the loan is $650,000 and $0, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $4,703.47 per month which includes interest with an initial interest rate of 8.50%. The balance of principal and interest is payable on August 16, 2025.

June 4, 2024– $900,000 – Yoshiharu Las Vegas

On June 4, 2024, Yoshiharu Las Vegas (the “YLV”) executed the standard loan documents required for securing a loan of $900,000 from a commercial bank, with proceeds to be used to acquire certain assets of three restaurants in Las Vegas. As of December 31, 2024 and December 31, 2023, the balance of the loan is $823,017 and $0, respectively.

Pursuant to that certain Loan Authorization and Agreement, interest accrues at a variable rate that is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal per annum and will accrue only on funds actually advanced from the date of each advance. The loan requires a payment of $20,333.87 per month which includes principal and interest with an initial interest rate of 8.50%. The balance of principal and interest is payable on December 6, 2028.

F-14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. LOAN PAYABLES, EIDL

	December 31,	December 31,
	2024	2023

June 13, 2020 ($150,000 - EIDL) - AA	$138,616	$142,104
June 13, 2020 ($150,000 - EIDL) - BB	138,661	142,119
July 15, 2020 ($150,000 - EIDL) - JJ	138,137	141,642

Total loans payables, EIDL	415,414	425,865

Less - current portion	(10,924)	(10,526)

Total loans payables, EIDL, less current portion	$404,490	$415,339

The following table provides future minimum payments as of December 31, 2024:

For the years ended	Amount
2025	$10,924
2026	11,341
2027	11,774
2028	12,223
2029	12,689
Thereafter	356,463

Total	$415,414

June 13, 2020 – $150,000 – Global AA Group, Inc.

On June 13, 2020, Global AA Group, Inc. (the “AA”) executed the standard loan documents required for securing a loan (the “EIDL Loan”) from the SBA under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the AA’s business.

Pursuant to that certain Loan Authorization and Agreement, the AA borrowed an aggregate principal amount of the AA EIDL Loan of $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. installment payments, including principal and interest, are due monthly since May 14, 2021 (twelve months from the date of the AA EIDL Loan) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the AA EIDL Loan. In connection therewith, the AA also received a $10,000 grant, which does not have to be repaid.

In connection therewith, the AA executed (i) a loan for the benefit of the SBA, which contains customary events of default and (ii) a security agreement, granting the SBA a security interest in all tangible and intangible personal property of the AA, which also contains customary events of default.

June 13, 2020 – $142,119 – Global BB Group, Inc.

On June 13, 2020, Global BB Group, Inc. (the “BB”) executed the standard loan documents required for securing an EIDL loan (the “BB EIDL Loan”) from the SBA in light of the impact of the COVID-19 pandemic on the BB’s business.

F-15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. LOAN PAYABLES, EIDL (Continued)

Pursuant to that certain Loan Authorization and Agreement, the BB borrowed an aggregate principal amount of the BB EIDL Loan of $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly since May 14, 2021 (twelve months from the date of the BB EIDL Loan) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the BB EIDL Loan. In connection therewith, the BB also received a $10,000 grant, which does not have to be repaid.

In connection therewith, the BB executed (i) a loan for the benefit of the SBA, which contains customary events of default and (ii) a security agreement, granting the SBA a security interest in all tangible and intangible personal property of the BB, which also contains customary events of default.

July 15, 2020 – $150,000 – Global JJ Group, Inc.

On July 15, 2020, Global JJ Group, Inc. (the “JJ”) executed the standard loan documents required for securing an EIDL loan (the “JJ EIDL Loan”) from the SBA in light of the impact of the COVID-19 pandemic on the JJ’s business.

Pursuant to that certain Loan Authorization and Agreement, the JJ borrowed an aggregate principal amount of the JJ EIDL Loan of $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue only on funds actually advanced from the date of each advance. Installment payments, including principal and interest, are due monthly since May 14, 2021 (twelve months from the date of the JJ EIDL Loan) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the JJ EIDL Loan.

F-16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. LOANS PAYABLE TO FINANCIAL INSTITUTIONS

Loans payable to financial institutions consist of the following:

	December 31, 2024	December 31, 2023

November 17, 2023 ($76,400) – AA Loan agreement with principal amount of $76,400 and repayment rate of 44.17% for a total of $93,972. The loan payable matures on November 11, 2024	-	65,896
November 17, 2023 ($115,600) - BB Loan agreement with principal amount of $115,600 and repayment rate of 43.01% for a total of $142,188. The loan payable matures on November 11, 2024	-	101,649
November 21, 2023 ($91,000) - CC (CO) Loan agreement with principal amount of $91,000 and repayment rate of 46.27% for a total of $113,750. The loan payable matures on November 15, 2024	34,282	85,080
November 30, 2023 ($132,100) - CC (EV) Loan agreement with principal amount of $132,100 and repayment rate of 43.39% for a total of $162,483. The loan payable matures on November 24, 2024	-	123,276
November 20, 2023 ($89,400) - JJ (BP) Loan agreement with principal amount of $89,400 and repayment rate of 44.54% for a total of $110,856. The loan payable matures on November 14, 2024	-	81,299
November 20, 2023 ($90,900) - JJ (OR) Loan agreement with principal amount of $90,900 and repayment rate of 43.99% for a total of $111,807. The loan payable matures on November 14, 2024	-	77,039
Total loan payable	$34,282	$534,239

Total interest expense was $52,103.41 and $26,227for the years ended December 31, 2024 and 2023, respectively, related to loans payable to financial institution.

F-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. CONVERTIBLE NOTE TO RELATED PARTY

On June 12, 2024, the Company issued convertible note to a related party. The convertible note, maturing one year from closing, accrues 0.5% interest annually and allows conversion into Class A common stock based on conversion price which is determined at 150% of the average of the highest and lowest prices of the Company’s stock (traded under the symbol “YOSH”) during the five business days immediately after the closing date. Based on the conversion price formula, it was determined at $5.90. In the event the closing price of the stocks of the Company on the date of conversion is lower than the conversion price, the related party has the option to elect to receive the entire principal sum and accrued interest in cash or to convert any portion of this convertible note into Class A Common Stocks of the Company at the conversion price and receive the remaining balance of the principal sum in cash. The Company repaid such convertible note on March 10, 2025 with the proceeds from a loan made to the Company on or about March 6, 2025.

12. RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●	Due to related party – From time to time, the Company loaned money to APIIS Financial Group, a company owned by James Chae, who is also the majority stockholder and CEO of the Company. The balance is non-interest bearing and due on demand. As of December 31, 2024 and 2023, the balance was $732,710 and $24,176, respectively.

●	Related party compensation - For the years ended December 31, 2024 and 2023, the compensation to James Chae was $139,769 and $339,740, respectively.

●

Notes payable and Convertible notes to related party –. On June 12, 2024, the Company consummated the acquisition of certain assets in three Las Vegas restaurants from Mr. Jihyuck Hwang. Total acquisition cost was $3.6 million, consisting of $1.8 million in cash, issuance of a $600,000 promissory note and issuance of a $1.2 million convertible note to Mr. Hwang. The promissory note will be repaid in two equal installments without interest, while the convertible note was repaid by the Company on March 7, 2025 with the proceeds from a loan made to the Company on or about March 6, 2025. As of December 31, 2024, the balances were $600,000 and $1.2 million for the promissory note and the convertible note, respectively. The balances were zero as of December 31, 2023.

Interest expense was $3,024 and $0 for the year ended December 31, 2024 and 2023, respectively.

F-18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. INCOME TAX

Total income tax (benefit) expense consists of the following:

For the Years Ended December 31,	2024	2023

Current provision (benefit):
Federal	$-	$-
State	34,237	48,647
Total current provision (benefit)	34,237	48,647

Deferred provision (benefit):
Federal	-	-
State	-	-
Total deferred provision (benefit)	-	-

Total tax provision (benefit)	$34,237	$48,647

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

December 31,	2024	2023

Statutory federal rate	21.00%	21.00%
State income taxes net of federal income tax benefit and others	8.84%	8.84%
Permanent differences for tax purposes and others	-%	-%
Change in valuation allowance	-29.84%	-29.84%

Effective tax rate	-%	0%

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21% and California state income taxes of 8.84% due to the change in the valuation allowance.

December 31,	2024	2023

Deferred tax assets:
Net operating loss	$2,010,000	$1,438,000
Other temporary differences	-	-

Total deferred tax assets	2,010,000	1,438,000
Less – valuation allowance	(2,010,000)	(1,438,000)

Total deferred tax assets, net of valuation allowance	$-	$-

Deferred income taxes reflect the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities are as follows:

As of December 31, 2023, the Company had available net operating loss carryovers of approximately $6,849,000. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year’s net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and California and is subject to income tax examinations by federal tax authorities for tax year ended 2018 and later and subject to California authorities for tax year ended 2017 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As December 31, 2024 and December 31, 2023, the Company has no accrued interest or penalties related to uncertain tax positions.

As of December 31, 2024, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $9,575,000. In addition, the Company had state tax net operating loss carryforwards of the same amount. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.

F-19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. COMMITMENTS AND CONTINGENCIES

Commitments

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally, the implicit rate of interest in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives. Our variable lease payments primarily consist of maintenance and other operating expenses from our real estate leases. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company has lease agreements with lease and non-lease components. The Company has elected to account for these lease and non-lease components as a single lease component.

In accordance with ASC 842, the components of lease expense were as follows:

	December 31,
For the years ended	2024	2023
Operating lease expense	$1,274,090	$978,504
Total lease expense	$1,274,090	$978,504

In accordance with ASC 842, other information related to leases was as follows:

	December 31,
For the years ended	2024	2023
Operating cash flows from operating leases	$1,109,475	$826,307
Cash paid for amounts included in the measurement of lease liabilities	$1,109,475	$826,307

Weighted-average remaining lease term—operating leases		6.6 Years
Weighted-average discount rate—operating leases		7%

Operating
Year ending:	Lease
2025	$1,425,588
2026	1,444,372
2027	1,417,804
2028	1,368,842
2029	1,167,352
Thereafter	3,310,319
Total undiscounted cash flows	$10,134,277

Reconciliation of lease liabilities:
Weighted-average remaining lease terms	6.6 Years
Weighted-average discount rate	7%
Present values	$8,299,887

Lease liabilities—current	975,210
Lease liabilities—long-term	7,324,677
Lease liabilities—total	$8,299,887

Difference between undiscounted and discounted cash flows	$1,834,390

Contingencies

From time to time, the Company may be involved in certain legal actions and claims arising in the normal course of business. Management is of the opinion that such matters will be resolved without material effect on the Company’s financial condition or results of operations.

F-20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. STOCKHOLDERS’ EQUITY

Class A Common Stock

The Company has authorization to issue and have outstanding at any one time 49,000,000 shares of class A common stock with a par value of $0.0001 per share. Each share of class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

See Note 1 and Note 8 above for details regarding the issuance and redemption of shares of the Company’s class A common stock to and from James Chae, the Company’s majority stockholder, in December 2021.

In December 2021, the Company received subscriptions for the sale of 670,000 shares of class A common stock to investors for $2.00 per share, for total expected proceeds of $1,340,000. As of March 31, 2022, the Company had received $1,340,000 of the expected proceeds.

In September 2022, the Company consummated its initial public offering (the “IPO”) of 2,940,000 shares of its class A common stock at a public offering price of $4.00 per share, generating gross proceeds of $11,760,000. Net proceeds from the IPO were approximately $10.3 million after deducting underwriting discounts and commissions and other offering expenses of approximately $1.5 million.

Immediately prior to the IPO, the Company issued 549,100 shares of class A common stock as compensation to directors and consultants. The Company has accrued approximately $1.1 million of compensation expense at December 31, 2021 for the 549,100 shares at $2.00 per share, which the Company’s board of directors determined to reflect the then current fair market value of the Company’s Class A common stock. Upon the issuance of the 549,100 shares, the accrued liability was adjusted to additional paid-in-capital.

The Company also granted the underwriters a 45-day option to purchase up to 441,000 additional shares (equal to 15% of the shares of class A common stock sold in the IPO) to cover over-allotments, if any, which the underwriters did not exercise. In addition, the Company issued to the representative of the underwriters warrants to purchase a number of shares of class A common stock equal to 5.0% of the aggregate number of shares of Class A common stock sold in the IPO (including shares of Class A common stock sold upon exercise of the over-allotment option). The representative’s warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months from the date of commencement of the sales of the shares of Class A common stock in connection with the IPO, at an initial exercise price per share of $5.00 (equal to 125% of the initial public offering price per share of class A common stock). No representative’s warrants have been exercised.

On November 22, 2023, Yoshiharu Global Co. (the “Company”) filed a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its issued Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A common Stock, “Common Stock”), in the ratio of 1-for-10 (the “Reverse Stock Split”) to be effective at 11:59 p.m. eastern on November 27, 2023. The Common Stock began trading on a split-adjusted basis at the market open on Tuesday, November 28, 2023.

No fractional shares were issued as a result of the Reverse Stock Split. Instead, any fractional shares that would have resulted from the Reverse Stock Split were rounded up to the next whole number. As a result, total of 34,846 shares of Class A common stock were issued and total of 1,230,246 shares of Class A common stock were outstanding as of December 31, 2023. The Reverse Stock Split affects all stockholders uniformly and did not alter any stockholder’s percentage interest in the Company’s outstanding Common Stock, except for adjustments that may result from the treatment of fractional shares. The number of authorized shares of Common Stock of the Company and number of authorized shares of the Class B common stock of the Company were not changed.

On January 5, 2024, the Company entered into a Securities Purchase Agreement with Alumni Capital LP, an accredited investor (“the Investor”), allowing the Company to sell up to $5,000,000 in Class A common stock to the Investor, subject to certain conditions including SEC approval of a registration statement. The Company controls the timing and amount of these sales until September 30, 2024, influenced by market conditions and trading prices. The shares will be sold at either 85% or 96% of the lowest trading price over the five days prior to closing, with specific limits on the amounts for each price option. The total shares sold cannot exceed 237,885 without stockholder approval, and the Investor’s ownership is capped at 9.99% of the outstanding shares. As consideration, the Company issued 24,950 shares of Common Stock to the Investor, divided into two tranches of $12,475 shares on January 9 and September 24, 2024, respectively.

On April 18, 2024, the Company amended the Securities Purchase Agreement with Alumni Capital LP to extended the commitment period ending on the earlier of (i) December 31, 2024, or (ii) the date on which the Investor shall have purchased Securities pursuant to the Securities Purchase Agreement for an aggregate purchase price of the commitment amount.

F-21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. STOCKHOLDERS’ EQUITY (Continued)

Class B Common Stock

The Company has authorization to issue and have outstanding at any one time 1,000,000 shares of Class B common stock with a par value of $0.0001 per share. The holders of class B common stock are entitled to 10 votes per share, and to vote together as a single class with holders of class A common stock with respect to any question or matter upon which holders of class A common stock have the right to vote, unless otherwise required by applicable law or our amended and restated certificate of incorporation.

The holders of class B common stock are entitled to dividends as declared by the Company’s Board of Directors from time to time at the same rate per share as the class A common stock.

The holders of the class B common stock have the following conversion rights with respect to the class B common stock into shares of class A common stock:

●	all of the shares of class B common stock will automatically convert into class A common stock on a one-for-one basis upon the earlier of (A) the date such shares cease to be beneficially owned by James Chae and (B) 5:00 p.m. Pacific Time on the date that James Chae ceases to beneficially own at least 25% of the voting power of all the outstanding shares of capital stock of the Company; and

●	at the election of the holder of class B common stock, any share of class B common stock may be voluntarily converted into one share of class A common stock.

Immediately prior to the IPO in September 2022, the Company exchanged 1,000,000 shares of class A common stock held by James Chae into 1,000,000 shares of class B common stock.

On November 22, 2023, Yoshiharu Global Co. (the “Company”) filed a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its issued Class B common stock, par value $0.0001 per share in the ratio of 1-for-10 (the “Reverse Stock Split”) to be effective at 11:59 p.m. eastern on November 27, 2023. As a result, total of 100,000 shares of Class B common stock were issued and outstanding as of December 31, 2023.

16. EARNINGS PER SHARE

The Company calculates earnings per share in accordance with FASB ASC 260, Earnings Per Share, which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the year. The Company did not have any dilutive common shares for the years ended December 31, 2024 and 2023, respectively.

17. SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2024 up through the date the audited consolidated financial statements were available to be issued and are as follows:

●	On January 6, 2025, Yoshiharu Global Co. (the “Company”) entered into an equity purchase agreement (the “Purchase Agreement”) with Crom Structured Opportunities Fund I, LP, a Delaware limited partnership (the “Investor”) pursuant to which the Company shall have the right, but not the obligation, to sell to the Investor up to $10,000,000 (the “ELOC Shares”) of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”). The Company may request that the Investor purchase the ELOC Shares at any time during the commitment period commencing on January 6, 2025 (the “Effective Date”) and terminating on January 6, 2027.

●	On January 6, 2025, the Company issued and sold to Crom Structured Opportunities Fund I, LP, a Delaware limited partnership (“Crom”) a 10% OID promissory note in the aggregate principal amount of $1,100,000 (the “Note”) for a purchase price of $1,000,000. The Company repaid such Note on March 7, 2025 with the proceeds from a loan made to the Company on or about March 6, 2025. Also on January 6, 2025, we entered into an equity purchase agreement (the “Purchase Agreement”) with Crom (the “Investor”) pursuant to which the Company shall have the right, but not the obligation, to sell to the Investor up to $10,000,000 (the “ELOC Shares”) of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”). However, we have not yet been able to access capital under this agreement since we must first register shares issuable under the Purchase Agreement, which we may only do after the filing of this Annual Report on Form 10-K.

●	On March 12, 2025, the Company entered into a private placement securities subscription agreement (the “GM Private Placement Agreement”) with Good Mood Studio, Inc. (“Good Mood Studio”) pursuant to which Good Mood Studio purchased $200,000 worth of the Company’s shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at a price per share of $2.50 per share, or 80,000 shares of Class A Common Stock (the “GM Shares”).

●	On March 12, 2025, the Company entered into a private placement securities subscription agreement (the “BOF Private Placement Agreement”) with Blue Ocean Fund (“Blue Ocean Fund”) pursuant to which Blue Ocean Fund purchased $300,000 worth of the Company’s Class A Common Stock, at a price per share of $2.50 per share, or 120,000 shares of Class A Common Stock (the “BOF Shares”).

●	On March 12, 2025, the Company entered into a private placement securities subscription agreement (the “GLF Private Placement Agreement”) with Green Light Fund (“Green Light Fund”) pursuant to which Green Light Fund purchased $214,000 worth of the Company’s Class A Common Stock, at a price per share of $2.50 per share, or 85,600 shares of Class A Common Stock (the “GLF Shares”).

●	On March 17, 2025, the Company entered into securities subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which the investors purchased an aggregate of 480,000 warrants for a purchase price of $1,200,000. The Subscription Agreements contain customary representations, warranties, and indemnification provisions and were entered into in reliance on self-certification as an accredited investor pursuant to Regulation D promulgated under the Securities Act. Each warrant is exercisable for one share of the Company’s Class A common stock at an exercise price of $0.01 (the “Shares”) pursuant to the terms of a warrant agreement dated as of March 17, 2025 (the “Warrant Agreement”).

●	On March 24, 2025, the Company entered into securities subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which the investors agreed to cancel indebtedness in an aggregate amount of $2,500,000 in exchange for the issuance of an aggregate of 1,000,000 warrants.

●	On March 25, 2025, the Company entered into Subscription Agreements with certain investors pursuant to which the investors agreed to pay $1,650,000 in aggregate to purchase an aggregate of 660,000 warrants. The Subscription Agreements contain customary representations, warranties, and indemnification provisions and were entered into in reliance on self-certification as an accredited investor pursuant to Regulation D promulgated under the Securities Act. Each warrant is exercisable for one share of the Company’s Class A common stock at an exercise price of $0.01 (the “Shares”) pursuant to the terms of warrant agreements dated as of March 24, 2025 (the “Warrant Agreement”).

F-22

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the registrant. All of such fees and expenses, except for the Securities and Exchange Commission (“SEC”) registration and the FINRA filing fee, are estimated:

SEC registration fee	$
Legal fees and expenses	$
Printing fees and expenses	$
Accounting fees and expenses	$
Miscellaneous fees and expenses	$
Total	$

Item 14. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the Board of Directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the Board of Directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of all of our securities sold by us within the past three years which were not registered under the Securities Act:

On January 4, 2024, we entered into a Securities Purchase Agreement, as amended by an Amendment to Securities Purchase Agreement dated April 18, 2024 (the “Purchase Agreement”) with the Selling Stockholder whereby we have the right to sell up to an aggregate of $5.0 million of newly issued shares of our Class A Common Stock. We issued 12,476 shares of our Class A Common Stock to the Selling Stockholder as an initial fee for commitment to purchase our Class A Common Stock under the Purchase Agreement.

On January 6, 2025 we entered into a equity purchase agreement with the Selling Stockholder whereby we have the right to sell up to an aggregate of $10.0 million of newly issued shares of our Class A Common Stock. We issued 31,948 shares of our Class A Common Stock to the Selling Stockholder as an initial fee for commitment to purchase our Class A Common Stock under the EPA.

The issuances pursuant to the EPA were made in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

On March 12, 2025, we entered into a private placement securities subscription agreements with Good Mood Studio, Inc., Blue Ocean Fund, and Green Light pursuant to which we sold $7140,000 worth of the Company’s shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at a price per share of $2.50 per share, or 285,600 shares of Class A Common Stock.

On March 17, 2025, Yoshiharu Global Co., a Delaware corporation (the “Company”) entered into securities subscription agreements (the “March 17 Subscription Agreements”) with Global AI Focus 1 Fund, Haru 1st Fund, Econovation Fund and Sky Line Fund, pursuant to which the investors purchased an aggregate of 480,000 warrants for a purchase price of $1,200,000.

On March 24, 2025, the Company entered into subscription agreements (i) with BS1 Fund, (ii) James Chae, and (iii) Golden Bridge (each, the “BS1 Subscription Agreement” and together with the March 17 Subscription Agreements, the “Additional Subscription Agreements”) pursuant to which BS1 Fund, James Chae and Golden Bridge agreed to cancel indebtedness in an aggregate amount of $2,500,000 in exchange for the issuance of an aggregate of 1,000,000 warrants.

Pursuant to the Additional Subscription Agreements, the Company will issue up to an aggregate of 780,000 Shares of the Company’s Class A Common Stock to BS1 Fund, James Chae and Golden Bridge, pursuant to the terms of the respective Additional Subscription Agreements, whereby BS1 Fund, James Chae and Golden Bridge agreed to cancel indebtedness in an aggregate amount of $2,500,000 in exchange for the issuance of an aggregate of 1,000,00 warrants. Among the 1,000,000 warrants, the Company will issue 220,000 Shares of the Company’s Class B common stock, par value $0.0001 par value per share (“Class B Common Stock”) to BS1 Fund, which will result in a change of control under Nasdaq Listing Rule 5635(b).

On March 25, 2025, the Company entered into subscription agreements with certain investors pursuant to which the investors agreed to pay $1,650,000 in aggregate to purchase an aggregate of 660,000 warrants (“March 25 Subscription Agreements”).

On April 2, 2025, the Company entered into subscription agreements with certain investors pursuant to which the investors agreed to pay $1,000,000 in aggregate to purchase an aggregate of 400,000 warrants (“April 2 Subscription Agreements”).

On April 9, 2025 the Company entered into subscription agreements with certain investors pursuant to which the investors agreed to cancel indebtedness in an aggregate amount of $1,000,000 in exchange for the issuance of an aggregate of 400,000 warrants (“April 9 Subscription Agreements” and together with the Additional Subscription Agreements, March 25 Subscription Agreements and April 2 Subscription Agreements, the “Subscription Agreements”).

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

II-1

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Buena Park, California, on April 30, 2025.

Yoshiharu Global Co.

By:	/s/ James Chae
James Chae
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James Chae and Soojae Ryan Cho as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1 and any subsequent registration statement the Registrant may hereafter file with the Securities and Exchange Commission pursuant to Rule 462 under the Securities Act to register additional securities in connection with this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James Chae	Chairman, Chief Executive Officer, and President	April 30, 2025
James Chae	(Principal Executive Officer)

/s/ Soojae Ryan Cho	Chief Financial Officer	April 30, 2025
Soojae Ryan Cho	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sungjoon Chae
Sungjoon Chae	Director	April 30, 2025

/s/ Harinne Kim
Harinne Kim	Director	April 30, 2025

/s/ Yusil Yeo
Yusil Yeo	Director	April 30, 2025

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EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to Amendment No. 1 to our Registration Statement on Form S-1 filed on February 9, 2022).
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation filed November 22, 2023 (incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed on November 24, 2023).
3.3	Bylaws dated December 9, 2021 (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to our Registration Statement on Form S-1 filed on February 9, 2022).
4.1	Specimen Class A Stock Certificate (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form S-1 filed on January 25, 2022).
4.2	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.2 to our Quarterly Report on Form 10-Q filed on November 14, 2022).
5.1**	Opinion of Loeb & Loeb LLP, regarding legality of shares being registered.
10.1	Form of IPO Lock-Up Agreement (incorporated by reference to Exhibit 10.1 to Amendment No. 3 to our Registration Statement on Form S-1 filed on May 31, 2022).
10.2	Form of Director and Officer Indemnity Agreement (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.3	Commercial Lease by and between Daniel D. Lim and Global JJ Group, Inc. dated November 1, 2015 (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.4	Retail Center Lease Agreement by between the Source at Beach, LLC and Global JJ Group, Inc. dated May 1, 2015 (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.5	Commercial Lease Agreement by and between Juan Caamano and Global AA Group, Inc. dated September 6, 2016 (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.6	Shopping Center Lease by and between La Miranda Center, Inc. and Global DD Group, Inc. dated July 1, 2020 (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.7	Retail Lease by and between Irvine Orchard Hills Retail, LLC and Yoshiharu Irvine dated December 30, 2020 (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.8	Lease between Tarpon Property Ownership 2 LLC and Global BB Group, Inc. dated August 22, 2019 (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.9	Shopping Center Lease by and between the Price Reit, Inc. and Global CC Group, Inc. dated March 2, 2021 (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.10	Lease Agreement by and between SY Ventures V, LLC and Global AA Group, Inc. (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.11	Lease by and between Cerritos West Covenant Group LLC and Yoshiharu Cerritos dated March 2, 2021 (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.12	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated March 23, 2021 (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.13	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated July 23, 2021 (incorporated by reference to Exhibit 10.14 to our Registration Statement on Form S-1 filed on January 25, 2022).

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10.14	Contract Agreement by and between Life Construction Development, Inc. and Yoshiharu Ramen, dated March 5, 2021 (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.15	Promissory Note, dated November 27, 2018, by and between Global AA Group, Inc., Global JJ Group, Inc. and Pacific City Bank (incorporated by reference to Exhibit 10.16 to our Registration Statement on Form S-1 filed on January 25, 2022).
10.16	Yoshiharu Global Co. 2022 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.17 to Amendment No. 1 to our Registration Statement on Form S-1 filed on February 9, 2022).
10.17	Employee Offer Letter between Yoshiharu Global Co. and Soojae Ryan Cho, dated May 23, 2022 (incorporated by reference to Exhibit 10.17 to Amendment No. 3 to our Registration Statement on Form S-1 filed on May 27, 2022).
10.18	Lease by and between Ocean Ranch II, LLC and Yoshiharu Global Co., dated July 18, 2022 (incorporated by reference to Exhibit 10.18 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 29, 2022).
10.19	Lease agreement by and between SVAP II Chapman, LLC and Yoshiharu Garden Grove, dated as of July 15, 2022 (incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on November 14, 2022).
10.20	Shopping Center Lease by and between Center Pointe LLC and Yoshiharu Menifee, dated May 24, 2022 (incorporated by reference to Exhibit 10.19 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 29, 2022).
10.21	Lease Agreement by and between California Property Owner I, LLC and Yoshiharu Clemente, dated May 31, 2022 (incorporated by reference to Exhibit 10.20 to Amendment No. 5 to our Registration Statement on Form S-1 filed on August 29, 2022).
10.22	Employment Contract between James Chae and Yoshiharu Global Co., dated November 21, 2022 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K filed on March 30, 2023).
10.23	Asset Purchase Agreement by and among Jianga LLC, HJH LLC, Ramen Aku LLC, Jihyuck Hwang, and Yoshiharu Global Co. dated November 21, 2023 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed on November 27, 2023).
10.24	Seller Carry Loan Note issued by Yoshiharu LV and Yoshiharu Global Co. for the benefit of Jihyuck Hwang dated November 21, 2023 (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K filed on November 27, 2023).
10.25	Convertible Note Agreement by and among Yoshiharu LV and Yoshiharu Global Co. for the benefit of Jihyuck Hwang dated November 21, 2023 (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K filed on November 27, 2023).
10.26	Securities Purchase Agreement by and between Yoshiharu Global Co. and Alumni Capital LP dated January 4, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 10, 2024).
10.27	Amendment to Securities Purchase Agreement by and between Yoshiharu Global Co. and Alumni Capital LP dated April 18, 2024 (incorporated by reference to Exhibit 10.27 to the registration statement on Form S-1 file on April 19, 2024
10.28	Amended and Restated Asset Purchase by and among Jianga LLC, HJH LLC, Ramen Aku LLC, Jihyuck Hwang, and Yoshiharu Global Co. dated June 12, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 17, 2024).
10.29	Employment Offer Letter of Jihyuck Hwang (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on June 17, 2024).
10.30	Registration Rights Agreement pursuant to the Equity Purchase Agreement by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 6, 2025 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on January 13, 2025).
10.31	Equity Purchase Agreement by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 6, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 13, 2025).
10.32	Promissory Note by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 6, 2025 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on January 13, 2025).
10.33	Security Purchase Agreement by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 6, 2025 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on January 13, 2025).
10.34	Amendment to Registration Rights Agreement pursuant to the Note by and among Yoshiharu Global Co. and Crom Structured Opportunities Fund I, LP dated January 28, 2025 (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on January 13, 2025).
10.35	Securities Subscription Agreement by and between Company and Green Light Fund, dated March 10, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 14, 2025).
10.36	Securities Subscription Agreement by and between Company and Blue Ocean Fund, dated March 10, 2025 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 14, 2025).
10.37	Securities Subscription Agreement by and between Company and Good Mood Studio, Inc., dated March 10, 2025 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 14, 2025).
10.38	Securities Subscription Agreement by and between Company and Green Light Fund, dated March 12, 2025 (amended with corrected date) (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 18, 2025).
10.39	Securities Subscription Agreement by and between Company and Blue Ocean Fund, dated March 12,2025 (amended with corrected date) (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 18, 2025).
10.40	Securities Subscription Agreement by and between Company and Good Mood Studio, Inc., dated March 12, 2025 (amended with corrected date) (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 18, 2025).
10.41	Securities Subscription Agreement by and between Company and Global AI Focus 1 Fund, dated March 17, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 18, 2025).
10.42	Securities Subscription Agreement by and between Company and Haru 1st Fund, dated March 17, 2025 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 18, 2025).
10.43	Securities Subscription Agreement by and between Company and Econovation Fund, dated March 17, 2025(incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 18, 2025).
10.44	Securities Subscription Agreement by and between Company and Sky Line Fund., dated March 17, 2025(incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on March 18, 2025).
10.45	Form of Warrant Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on March 18, 2025).
10.46	Securities Subscription Agreement by and between Company and BS1 Fund, dated March 24, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 25, 2025).
10.47	Securities Subscription Agreement by and between Company and James Chae, dated March 24, 2025 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 25, 2025).
10.48	Securities Subscription Agreement by and between Company and Golden Bridge, dated March 24, 2025 (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 25, 2025).
10.49	Form of Warrant (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on March 25, 2025).
10.50	Securities Subscription Agreement with Keystone Funds dated April 2, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 8, 2025).
10.51	Securities Subscription Agreement with Atlas Fund dated April 2, 2025 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on April 8, 2025).
10.52	Securities Subscription Agreement with Daeboreum Co., Ltd. dated April 9, 2025 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on April 15, 2025).
21.1	List of Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to our Registration Statement on Form S-1 filed on January 25, 2022).
23.1*	Consent of BCRG Group.
23.2**	Consent of Loeb & Loeb LLP (included in their opinion filed as Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of this registration statement on Form S-1).
101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table

* Filed Herewith

** To be filed

II-5